Exhibit 2.1

SHARE PURCHASE AGREEMENT

dated October 7, 2005

by and between

Sarastro Ltd. LDC.,

as Seller,

and

Avon International Holdings Company,

as Buyer

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9.4	THIRD PARTY LIABILITY PROCEDURES	38

ARTICLE X ADDITIONAL COVENANTS		38

10.1	NON-COMPETE OBLIGATIONS	38
10.2	SELLER’S EXISTENCE; MAINTENANCE OF PORTION OF PURCHASE PRICE	39
10.3	ADDITIONAL ASSETS	39
10.4	ANTITRUST CLEARANCE	40
10.5	FURTHER ASSURANCES	40

ARTICLE XI GENERAL PROVISIONS		40

11.1	EXPENSES	40
11.2	PUBLIC ANNOUNCEMENTS	40
11.3	CONFIDENTIALITY	40
11.4	NOTICES	41
11.5	FURTHER ACTIONS	42
11.6	INCORPORATION OF SCHEDULES AND EXHIBITS	42
11.7	ENTIRE AGREEMENT AND MODIFICATION	42
11.8	DRAFTING AND LEGAL REPRESENTATION	42
11.9	SUBJECT HEADINGS	42
11.10	SEVERABILITY	42
11.11	ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS	42
11.12	WAIVER	43
11.13	APPOINTMENT OF SELLER’S REPRESENTATIVE	43
11.14	GOVERNING LANGUAGE AND LAW; VENUE	43
11.15	COUNTERPARTS	44

EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Asset Purchase Agreement
Exhibit B	CFT TPM Agreement
Exhibit C	Escrow Agreement
Exhibit D	Guaranty
Exhibit E	Jewelry Supply Agreement
Exhibit F	License Termination and Settlement Agreement
Exhibit G	Officer Non-Compete Agreement
Exhibit H-1	Transitional Services Agreement to NewCo
Exhibit H-2	Transitional Services Agreement to Prebel

SCHEDULES

Schedule 2.7(a)(xi)(i)	Legal Opinion of Counsel to Seller (Bahamas)
Schedule 2.7(a)(xi)(ii)	Legal Opinion of Counsel to Seller (Cayman Islands)
Schedule 2.7(a)(xi)(iii)	Legal Opinion of Counsel to Asset Vendors (Colombia)
Schedule 2.7(a)(xi)(iv)	Legal Opinion to Counsel of Guarantor (Colombia)

Target Schedules
Schedule 3.2(a)	Governing Documents; Jurisdictions
Schedule 3.2(m)(ii)	Governmental Authorizations

NewCo Schedules
Schedule 3.3(a)	Governing Documents; Jurisdictions

ii

Schedule 3.3(l)(ii)	Governmental Authorizations
Schedule 3.33.3(m)	Bank Accounts

Asset Vendors Schedules
Schedule 3.4(a)	Governing Documents; Jurisdictions
Schedule 3.4(j)	Offeror Contracts; Powers of Attorney; Guaranties
Schedule 3.4(o)(i)	Real Estate
Schedule 3.4(p)	Intellectual Property
Schedule 3.4(q)(ii)	Governmental Authorizations
Schedule 3.4(s)	Related Persons and Competitors
Schedule 3.4(u)	Insurance
Schedule 3.4(v)	Proceedings

iii

SHARE PURCHASE AGREEMENT

     THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of October 7 , 2005, is entered into by and between Sarastro Ltd. LDC., a Bahamian limited duration company incorporated pursuant to the 1989 International Business Company Act (the “Seller”), and Avon International Holdings Company, a Cayman Islands company (“Buyer”). Each of the Seller and Buyer may be referred to herein individually as a “Party” and they may be referred to herein collectively as the “Parties.”

W I T N E S S E T H:

      WHEREAS, Preparaciones de Belleza S.A. - Prebel S.A., a Colombian sociedad anónima (“Prebel S.A.”) and Pro Nova Ltda., a Colombian sociedad de responsabilidad limitada (“Pronova” and, together with Prebel S.A., the “Asset Vendors”) conduct a cosmetics, fragrances, toiletries, fashion apparel and accessories direct selling business as a going concern in Colombia;

     WHEREAS, AG Promover Ltda., a newly-formed sociedad de responsabilidad limitada duly formed under the laws of the Republic of Colombia, by means of Public Deed No. 2466 granted before the Notary 20 of Medellín on August 25, 2005, duly registered with the mercantile registry kept by the Chamber of Commerce of Medellín with the number 21-350682-03 (“NewCo”), is in a position to acquire the Assets (as defined hereinafter) and assume the Assumed Liabilities (as defined hereinafter) related to the direct-selling business of the Asset Vendors pursuant to the terms and conditions of a commercial offer to be made by the Asset Vendors and to be accepted by NewCo, in the form of Exhibit A attached hereto (the “Asset Purchase Agreement”);

     WHEREAS, Universal Maxim Investments Corp., a company duly incorporated on 9 August 2005 under the laws of the Cayman Islands, pursuant to the Companies Law CAP 22, as amended, duly registered with the Cayman Islands Registrar of Companies with registration number MC-153197 (“Target 1”), is the registered and current owner of 4,611,000 shares of NewCo, which represent fifty percent (50%) of NewCo’s shares, and Maverick Holdings Inc., a company duly incorporated on 9 August 2005 under the laws of the Cayman Islands, pursuant to the Companies Law CAP 22, as amended, duly registered with the Cayman Islands Registrar of Companies with registration number MC-153211 (“Target 2” and together with Target 1, “Targets”), is the registered and current owner of 4,611,000 shares of NewCo, which represent fifty percent (50%) of NewCo’s shares, and therefore Target 1 and Target 2 are the sole registered and current owners of shares of NewCo;

     WHEREAS, Seller is the sole registered and current owner of all of the issued and outstanding shares of Target 1 (“Target 1 Shares”) and of Target 2 (“Target 2 Shares” and together with Target 2 Shares, the “Shares”);

     WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the Shares, subject to the terms and conditions contained in this Agreement, which will give Buyer indirect but effective voting control over all of the shares of NewCo and, following the consummation of the transactions contemplated by the Asset Purchase Agreement, the direct-selling business of the Asset Vendors; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration (the sufficiency of which is hereby acknowledged), the Parties agree as follows:

ARTICLE I

CONSTRUCTION AND DEFINED TERMS

1.1 Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles, Sections, Exhibits or Schedules are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “include” or “including” indicates examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract (as defined hereinafter) or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Any reference to “knowledge” by any Party shall extend to knowledge by any officer, representative, counsel, advisor, or employee of such Party.

1.2 Defined Terms. The following capitalized terms, when used in this Agreement, including its preamble and recitals, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof), unless otherwise defined herein:

      “Accounts Receivable” has the meaning assigned to the term in the Asset Purchase Agreement;

     “Adverse Consequence” means any Liability, loss, damage, claim, cost, deficiency, diminution of value, or expense, including reasonable attorney’s fees and expenses, whether or not involving a third-party claim;

      “Agreement” means this Agreement, together with any Exhibits and Schedules hereto;

     “Ancillary Documents” means, collectively: (i) the Asset Purchase Agreement; (ii) the CFT TPM Agreement; (iii) the Escrow Agreement; (iv) the Jewelry Supply Agreement; (v) the License Termination and Settlement; (vi) the Transitional Services Agreements; and (vii) the Guaranty;

      “Assets” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Asset Purchase Agreement” has the meaning assigned to that term in the recitals;

      “Asset Purchase Price” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Asset Vendors” has the meaning assigned to that term in the preamble;

      “Assumed Liabilities” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Avon” means Avon Products, Inc.;

      “Business” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Business Day” means any day (other than Saturday or Sunday) on which commercial banks are open for business in New, York, New York;

      “Buyer” has the meaning assigned to that term in the preamble;

      “Buyer Indemnified Party” has the meaning assigned to that term in Section 9.1;

      “CFT” means cosmetics, fragrances and toiletries.

     “CFT TPM Agreement” means the Third-Party Manufacturing Agreement for cosmetics, fragrances and toiletries to be entered into by and among Prebel S.A., Pronova and NewCo at the Closing, in the form of Exhibit B;

     “Closing” means the consummation and completion of the Contemplated Transactions which shall occur on the Closing Date;

      “Closing Date” has the meaning assigned to that term in Section 2.6;

      “Colombia” means the Republic of Colombia;

     “Competitor” means a Person involved in the direct sale of cosmetics, fragrances, food supplements, toiletries, fashion apparel and accessories, through independent sales representatives directly to the ultimate consumer, and including but not limited to Ebel, Yanbal, Jafra, Mary Kay, Amway, Herbalife, Natura, Oriflame, Confecciones Leonisa, ESIKA, and Nuskin;

      “Consent” has the meaning assigned to the term in the Asset Purchase Agreement;

     “Contemplated Transactions” means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Shares, the performance by the Parties of their obligations under this Agreement, and the execution, delivery and performance of the Ancillary Documents;

      “Contract” has the meaning assigned to the term in the Asset Purchase Agreement;

     “Contravene”, “Contravention” as used in this Agreement, means an act or omission would “contravene” or constitute a “contravention” of something if, as the context requires (i) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it, or (ii) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it;

     “Designated Persons Certificate” means the certificate listing certain persons, and which has been executed and delivered by the Seller to the Buyer on the date hereof.

      “Dollar” and the sign “US$” means the lawful currency of the United States of America;

      “Employees” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Employer Substitution Agreement” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Employment Contracts” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Encumbrance” means any encumbrance, charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction;

     “Environmental Law” means any regulation enacted by any Governmental Body of Colombia in connection with the protection of the environment;

      “Escrow Agent” has the meaning assigned to that term in the Escrow Agreement;

     “Escrow Agreement” means the Escrow Agreement to be entered into by and among Seller, Buyer and Escrow Agent, in the form of Exhibit C;

     “Estimated Net Profits Payment” means the amount set forth on a certificate signed by the Seller on the date hereof setting forth the estimated amount of the Net Profits Payment calculated by the Seller, as of the date hereof, based on (i) the Net Profits for the months of October 2004 through and including August 2005 as set forth on the Financial Statements and (ii) the Net Profits for the month of September 2005 as projected by the Seller on the date hereof.

      “Excluded Liabilities” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Final Representative AR Collected Amount” has the meaning assigned to that term in the Asset Purchase Agreement.

      “Financial Statements” has the meaning assigned to that term in Section 3.4(c);

      “Fixed Payment” has the meaning assigned to that term in Section 2.2(a).

     “Governing Document” means any charter, memorandum and articles of association, bylaws, certificate, statement, statutes, or similar document adopted, filed or registered in connection with the creation, formation, or organization of an entity, and any Contract among all equity-holders, partners or members of an entity;

     “Governmental Authorization” means any consent, authorization, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement;

     “Governmental Body” means, in relation to any country in the world, any (i) nation, department, municipality, district, or other jurisdiction; (ii) national, departmental, municipal, district, foreign or other government; (iii) governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal); (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; or (v) official of any of the foregoing;

      “Guarantor” means Prebel S.A.

     “Guaranty” means the Guaranty made by the Guarantor with respect to the Seller’s obligations under Article IX hereof, in the form of Exhibit D hereto, together with the related promissory note and letter of instructions;

      “Health Registrations” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Independent Auditor” means such internationally recognized independent accounting firm as is mutually appointed by the Seller, on the one hand, and the Buyer, on the other, for purposes of this Agreement, or unilaterally appointed by the manager of the Arbitration and Settlement Center of the Chamber of Commerce and Bogotá, if the Parties are unable to agree on the Independent Auditor;

      “Intangible Assets” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Intellectual Property” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Inventories” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Jewelry Supply Agreement” means the Jewelry Supply Agreement to be entered into by and among Prebel S.A., Pronova and NewCo at the Closing, in the form of Exhibit E;

     “Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any Contract with any Governmental Body relating to compliance with any of the foregoing;

     “Liability” includes liabilities or obligations of any nature, whether known or unknown, whether asserted or not, whether absolute, accrued, contingent, or otherwise, whether due or to become due.

     “License Agreement” means that certain License Agreement dated July 2, 2002 by and among Prebel, S.A., Pronova and Avon;

     “License Termination and Settlement” means the License Termination and Settlement to be entered into by and among Prebel S.A., Pronova and Avon at the Closing, in the form of Exhibit F;

     “Material Adverse Consequence” means any event or condition that has a materially adverse effect on the Business, the assets, liabilities, results of operations or prospects of the Business;

      “Net Profits” means operating profits minus Taxes as determined for the Business;

      “Net Profits Payment” has the meaning assigned to that term in Section 2.2(b);

      “Net Profits Payment Certificate” has the meaning assigned to that term in Section 2.3(a).

      “NewCo” has the meaning assigned to that term in the first recital;

      “Non-Disclosure Agreement” has the meaning assigned to that term in Section 11.3;

      “Offeror Contracts” has the meaning assigned to that term in the Asset Purchase Agreement;

     “Officer Non-Compete Agreements” means the Officer Non-Compete Agreements executed and delivered to the Buyer on the date hereof, in the form of Exhibit G;

     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator;

     “Ordinary Course of Business” refers to actions taken in the course of Asset Vendors’ normal operations in relation to the Business, consistent with its or their past practice;

     “Other Obligors” means the Asset Vendors, the Guarantor and any Related Person of any Seller, Asset Vendor or Guarantor that is a party to any of the Ancillary Documents;

     “Permitted Encumbrance” shall mean (i) Encumbrances for Taxes that either are not yet due or are being contested in good faith and by appropriate proceedings which have the effect of staying the execution of such Encumbrances and which are being diligently conducted; (ii) material-men’s, mechanics’, workers’, repairmen’s, employees’, carriers’, warehousemen’s and other like Encumbrances arising in the ordinary course of business for amounts that either (A) are not more than thirty (30) days past due, or (B) are being contested in good faith and by appropriate proceedings which have the effect of staying the execution of such Encumbrances; (iii) Encumbrances of any of the types referred to in clause (ii) above that have been bonded for the full amount in dispute; (iv) Encumbrances arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and by appropriate proceedings diligently conducted and for the payment of which adequate cash reserves have been provided, so long as such proceedings have the effect of staying the execution of such judgments or awards; and (v) any Encumbrances to be released on or prior to Closing.

     “Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equity-holders or members;

      “Pesos” and the sign “COL$” means the lawful currency of Colombia.

      “Prebel S.A.” has the meaning assigned to that term in the recitals;

     “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

      “Pronova” has the meaning assigned to that term in the recitals;

      “Purchase Price” has the meaning assigned to that term in Section 2.2;

     “Real Estate” means all real property interests, including all parcels and tracts of land in which any Person has a fee simple estate or a leasehold estate and all real property used by any Person, and all improvements, easements and appurtenances thereto;

      “Records” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, including all client and customer lists and records, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and similar documents, and personnel and employee benefits records;

     “Related Person” means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person and, with respect to an individual, any other individual that is a member of the individual’s immediate family (by blood, marriage or adoption), a member of the individual’s household, an entity in which the individual participates in management, or an employee or employer of the individual. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the article 260 of Colombian Law 222 of 1995 or the United States of America Securities Act of 1933, as amended;

      “Representatives” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Representative List” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Seller” has the meaning assigned to that term in the preamble;

      “Seller Indemnified Party” has the meaning assigned to that term in Section 9.2;

      “Seller Representative” means Sergio González López;

      “Shares” means Target 1 Shares and Target 2 Shares;

      “Supplier List” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Suppliers” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Tangible Assets” has the meaning assigned to that term in the Asset Purchase Agreement;

      “Target 1” has the meaning assigned to that term in the recitals;

      “Target 2” has the meaning assigned to that term in the recitals;

      “Target 1 Shares” has the meaning assigned to that term in the recitals;

      “Target 2 Shares” has the meaning assigned to that term in the recitals;

      “Targets” has the meaning assigned to that term in the recitals;

     “Tax” or “Taxes” means all federal or national, as applicable, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto, or interest, penalties or additions related to taxes that are imposed by any Governmental Body;

     “Tax Return” means any report, return or other information required to be supplied to a Governmental Body in connection with any Taxes;

     “Transitional Services Agreements” means the Transitional Services Agreements to be entered into by and between Prebel S.A. and NewCo at the Closing, in the form of Exhibit H-1 and Exhibit H-2;

ARTICLE II

PURCHASE AND SALE OF SHARES; CLOSING

2.1 Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, the Shares, free and clear of all Encumbrances.

2.2 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Shares is the sum of the following:

     (a) One Hundred Twenty-Nine Million Five Hundred Thousand Dollars (US$129,500,000) (the “Fixed Payment”); plus

     (b) The amount equal to the product of multiplying (i) the average monthly Net Profits of the Business during the months of October 2004 through and including September 2005, by (ii) the number of months remaining, or fraction thereof, between the Closing Date and December 31, 2005, which amount is estimated by the Seller as of the date hereof as equal to the Estimated Net Profits Payment, which amount will be actually determined by the Parties in accordance with Section 2.3 (such amount as determined in accordance with Section 2.3, the “Net Profits Payment”); plus

      (c) The amount equal to the Asset Purchase Price.

2.3 Calculation of Net Profits Payment.

     (a) The amount of the Net Profits Payment to be paid as a portion of the Purchase Price, as set forth in Section 2.2(b), shall be calculated by the Parties, following a review in good faith by the Parties of the Net Profits of the Business for the months of May 2005 through and inluding September 2005, and finally reflected in a certificate (the “Net Profits Payment Certificate”) that the Parties will prepare no later than ten (10) Business Days after the Closing Date, together with reasonably detailed supporting calculations and documentation.

     (b) If the Parties have not agreed on the amount to be set forth in the Net Profits Payments Certificate within such ten (10) Business Days period, Buyer shall pay to Seller such amount as it believes in good faith to be the amount which should be set forth in the Net Profits Payment Certificate, less the amount paid to the Escrow Agent at Closing pursuant to Section 2.4(a)(ii), to Seller within six (6) Business Days after such initial ten (10) Business Days period; provided, however, Buyer shall not be required to make such payment to Seller if any payments by Asset Vendors are due and outstanding under the License Termination and Settlement Agreement. The Parties shall attempt to resolve the disputed portion of the difference by negotiation. If the Parties are unable to resolve such dispute within ten (10) Business Days after any objection by the Buyer, the Parties shall appoint an Independent Auditor, and direct the Independent Auditor to review the Net Profits Payment to be set forth in the Net Profits Payment Certificate and to determine the appropriate adjustment to the Net Profits Payment, if any, within thirty (30) Business Days after such appointment. If the Parties are unable to agree on the appointment of an Independent Auditor, or otherwise fail to appoint the Independent Auditor within thirty (30) Business Days after any objection, the Independent Auditor shall be appointed by the manager of the Arbitration and Settlement Center of the Chamber of Commerce and Bogotá. The Parties agree to cooperate with the Independent Auditor, to execute a reasonable engagement letter including customary indemnities if requested by the Independent Auditor and to provide the Independent Auditor with such information as it reasonably requests to enable it to make such determination. The fees and costs of the Independent Auditor shall be paid by the Party whose estimate of the Net Profits Payment is furthest from the determination of the Independent Auditor. The findings of such Independent Auditor shall be binding on the Parties hereto. Upon determination of the appropriate amounts by agreement of the Parties or by binding determination of the Independent Auditor, the relevant difference, if any, resulting from such determination shall be paid to the Buyer within ten (10) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

2.4 Payment on Purchase Price at Closing. At the Closing, Buyer shall deliver the following amounts as payment of a portion of the Purchase Price, in Dollars, subject to any reduction for Taxes required to be withheld by Buyer under any Legal Requirement, as follows:

     (a) To Escrow Agent, (i) the amount of Twenty-Five Million Nine Hundred Thousand Dollars (US$25,900,000), as payment of twenty percent (20%) of the Fixed Payment and (ii) the amount of One Million Seven Hundred Twenty Thousand Dollars (US$1,720,000), as payment of a portion of the Estimated Net Profits Payment, for an aggregate amount of Twenty-Seven Million Six Hundred Twenty Thousand Dollars ($27,620,000), by wire transfer of immediately available funds to an account designated in writing by Escrow Agent to Buyer for such purpose at least two (2) Business Days prior to the Closing Date, which amount shall be released to Seller or returned to Buyer, as the case may be, pursuant to the terms and conditions of the Escrow Agreement.

     (b) To Seller, the amount of One Hundred and Three Million Six Hundred Thousand Dollars (US$103,600,000), as payment for the remainding portion of the Fixed Payment, by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer for such purpose at least five (5) Business Days prior to the Closing Date, which amount shall, together with the amount set forth in Section 2.4(a) (i), complete theFixed Payment.

2.5 Payment on Purchase Price After Closing. Buyer shall deliver the following amounts to Seller and NewCo, as applicable, as payment of a portion of the Purchase Price, in Dollars that remains to be paid following the Closing, subject to any reduction for Taxes required to be withheld by Buyer under any Legal Requirement, as follows:

     (a) To Seller, the amount equal to the Net Profits Payment, calculated and paid in the manner and at such time as set forth in Section 2.3, less the amount of One Million Seven Hundred Twenty Thousand Dollars (US$1,720,000), paid to the Escrow Agent at Closing as payment of a portion of the Estimated Net Profits Payment pursuant to Section 2.4(a)(ii), by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer for such purpose at least two (2) Business Days prior to the Closing Date.

     (b) To NewCo, the amount equal to the Asset Purchase Price, less any amount as payment in respect of the Final Representative AR Collected Amount, calculated and paid in the manner and concurrent with that as set forth in the Asset Purchase Agreement, by wire transfer of immediately available funds to an account designated in writing by NewCo to Buyer so that NewCo shall have the funds required to pay the Asset Purchase Price to the Asset Vendors as required pursuant to the terms and conditions of the Asset Purchase Agreement. Buyer covenants and agrees to cause NewCo to pay the Asset Purchase Price to the Asset Vendors under the Asset Purchase Agreement.

2.6 Closing. The Closing will take place at 10:00 a.m. New York time on October 18, 2005 (the “Closing Date”) simultaneously at the offices of Baker & McKenzie LLP, 805 Third Avenue, New York, New York 10022, United States of America and the offices of NewCo at Calle 10 # 58-59, Medellín, Colombia, unless (a) another time, date or place is agreed to in writing by the Buyer and Seller or (b) another time or date is given by Buyer with a notice to Seller within two (2) Business Days prior to the Closing Date, which other time or date shall be no later than October 31, 2005. Subject to ARTICLE IX, failure to consummate the purchase and sale of the Shares provided for in this Agreement at the places and on the date determined by the previous sentence will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

2.7 Closing Deliveries. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

      (a) Seller will deliver to Buyer:

           (i) Evidence of the due execution and delivery of the Ancillary Documents by Seller, Asset Vendors and NewCo, as applicable, including any and all ancillary documents referenced therein;

           (ii) Certificates of good standing, incumbency or of legal existence and representation, as the case may be, for Seller, Asset Vendors, NewCo, Targets and Guarantor, as applicable, dated on or about the Closing Date.

           (iii) Share Certificates representing the Shares, duly endorsed in blank (or accompanied by duly executed share transfers in blank with, if applicable, all stamp tax and other transfer taxes paid);

           (iv) The Records, stock ledger and other corporate and accounting books, and copies of the Governing Documents of Targets and NewCo, current as of the Closing Date;

           (v) The certificate of incorporation, memorandum and articles of association, registers of members, directors and officers and mortgages and charges and the minute book of Targets;

           (vi) Certificates duly executed by a senior officer of Seller as to the accuracy of their representations and warranties as of the Closing Date, or otherwise revised to reflect the consummation of the Contemplated Transactions prior to the Closing Date, and its compliance, as applicable, with its covenants and obligations to be performed or complied with pursuant to this Agreement on or before the Closing Date;

           (vii) Certificates duly executed by a senior officer of Seller certifying (x) attached copies of the Governing Documents of Seller, and (y) attached copies of requisite resolutions or actions of Seller’s board of directors, stockholders, and partners, as applicable, approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying that such resolutions are in compliance with Legal Requirements;

           (viii) Board resolutions of the Targets in agreed form by which the transfers of Shares to the Buyer are approved, the Buyer’s nominated directors and officers are appointed, the resignation of the existing directors and officers of Targets are accepted and the registered office of the Targets is changed to the address directed by the Buyer;

           (ix) Evidence that all Governmental Authorizations, actions, registrations and activities necessary for NewCo to operate the Business as the Business has been operated up to the Closing Date, including those listed in Schedule 2.7(a), have been obtained or met;

           (x) Register of directors and officers of the Targets and resignation of all officers and directors of the Targets and NewCo and documents for removal of such officers and directors from bank accounts of Targets and NewCo, if any;

           (xi) The legal opinions of (i) Higgs & Johnson, Bahamian counsel to Seller; (ii) Maples and Calder, Cayman Islands counsel to Seller; (iii) Ignacio Sanín Bernal & Compañía S.A., Colombian counsel to Asset Vendors; and (iv) Ignacio Sanín Bernal & Compañía S.A., Colombian counsel to Guarantor, each in the form of Schedules 2.7(a)(xi)(i), 2.7(a)(xi)(ii), 2.7(a)(xi)(iii) and 2.7(a)(xi)(iv), respectively;

           (xii) (i) A statement duly executed by a senior officer of Seller confirming the accuracy of an attached statement of income of the Business for September 2005 and (ii) a statement duly executed by a senior officer of Guarantor confirming the accuracy of a copy of an attached balance sheet of Guarantor dated as of September 30, 2005;

           (xiii) Power of attorney from each of the Targets authorizing Buyer’s Colombian counsel to act on behalf of each of the Targets as from the Closing, and in particular to attend the NewCo shareholders meetings whenever they are summoned, and to consider and take any decisions upon such matters as may be brought before such meetings; and

           (xiv) All other documents required by the terms of this Agreement to be delivered by the Seller or the Other Obligors to Buyer at the reasonable request of Buyer.

      (b) Buyer will deliver:

           (i) Evidence of the due execution and delivery of the Ancillary Documents by Buyer and Avon, as applicable;

              (ii) Certificates of good standing for Buyer, dated on or about of the Closing Date;

           (iii) The portion of the Purchase Price as calculated as set forth in Section 2.2(a) and delivered as set forth in Section 2.4;

           (iv) A certificate duly executed by a director or a delegatee of the board of directors of Buyer as to the accuracy of Buyer’s representations and warranties as of the Closing Date and its compliance with its covenants and obligations to be performed or complied with pursuant to this Agreement on or before the Closing Date;

           (v) A certificate duly executed by a director or a delegatee of the board of directors of Buyer certifying (x) attached copies of the Governing Documents of Buyer and (y) attached copies of all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and certifying that such resolutions are in compliance with Legal Requirements; and

              (vi) The legal opinion of Campbells, Cayman Islands counsel to Buyer;

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 Representations and Warranties Regarding Seller. Seller represents and warrants to Buyer that the statements regarding Seller set out in this Section 3.1 are true and accurate as of the date of this Agreement, and as of the Closing Date:

     (a) Organization and Existence. Seller is a corporation duly organized and validly existing under the laws of the Bahamas, with full corporate power and authority to conduct its business in good standing as presently conducted and to own or use the properties and assets that it purports to own or use, including the Shares, and to perform all its obligations under this Agreement and any other relevant Ancillary Document.

      (b) Enforceability; No Conflict.

     (i) Seller has the absolute and unrestricted right, authority and capacity, has obtained all necessary authorization, including from its boards of directors or other Persons or corporate bodies and from any applicable Governmental Body, to execute and deliver this Agreement and to perform its obligations hereunder, and no other actions are required to approve the Contemplated Transactions. This Agreement and, as applicable, the Ancillary Documents, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (ii) Neither the execution and delivery of this Agreement, the Ancillary Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), (i) Contravene any provision of the Governing Documents of Seller or any resolution adopted by the stockholders or board of directors of Seller, or (ii) Contravene any Contract, Legal Requirement or Order to which Seller and any assets thereof may be subject.

      (c) Legal Proceedings; Orders.

     (i) There are no pending Proceedings (x) by or against Seller or (y) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been threatened.

     (ii) There is no Order to which Seller is or has been subject. No officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Seller.

     (d) Solvency. Seller is not insolvent, and will not be rendered insolvent by all or any of the Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the present fair saleable value of each such Seller’s assets does not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the Contemplated Transactions, (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgment promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. Subject to Section 10.2, nothing above shall prevent the Seller from liquidating following the Closing.

     (e) Certain Payments. Since its incorporation, Seller, any Related Person of Seller or director, officer, agent or employee of any such Person associated with or acting for or on behalf of Seller in any way, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) obtain favorable treatment securing business; (ii) to pay for favorable treatment already secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Legal

Requirement or the United States Foreign Corrupt Practices Act, or (b) established or maintained any fund or asset that has not been recorded on the books and records of Seller.

     (f) Brokers or Finders. No financial advisor, broker, finder, agent or similar intermediary has acted for or on behalf of Seller or any Related Party in connection with this Agreement or the Contemplated Transactions, and no financial advisor, broker, finder, agent or similar fee or other commission in respect of such transactions based on any agreement, arrangement or understanding with Seller or any Related Party thereto or any action taken thereby.

     (g) Full Disclosure. Seller has not failed to disclose to Buyer any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Business. No statement contained in any document (including financial statements and the disclosure schedules), certificate, or other writing furnished or to be furnished by any Other Obligor to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Contemplated Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.2 Representations and Warranties Regarding Targets. Seller represents and warrants to Buyer that the statements regarding Targets set out in this Section 3.2 are true and accurate as of the date of this Agreement, and as of the Closing Date, after giving effect to the consummation of the Asset Purchase Agreement:

     (a) Organization and Existence. Schedule 3.2(a) contains a true and complete copy of each Target’s Governing Documents in effect as of the Closing Date, in the form presented to or issued by, as applicable, the relevant Governmental Body, together with a list of the jurisdictions in which each Target is qualified to do business in good standing under applicable law and which jurisdictions constitute the only jurisdictions where the nature of its business and the location of its properties require such qualification. Each of the Targets is a company duly organized and validly existing under the laws of the Cayman Islands, with full company power and authority to conduct its business as presently conducted and to own or use the properties and assets that it purports to own or use, including its shares in NewCo.

     (b) Ownership. The ownership of Target 1 and Target 2 by Seller does not Contravene applicable laws and regulations or Legal Requirements, including, but not limited to, laws and regulations concerning the ownership registration and taxation of assets abroad by residents of any country.

      (c) Capitalization and Ownership

     (i) The authorized share capital of Target 1 is US $50,000 divided into 50,000 shares of US$1.00 each of which 2,000 have been issued as fully paid and are registered in the name of Seller. The Target 1 Shares represent all of the issued and outstanding shares in Target 1 as of the date hereof. Seller is and (with the exception of the subscriber of Target 1) always has been the sole record holder and owner of the Target 1 Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Target 1 Shares. All of the Target 1 Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale or transfer of any shares or other securities of Target 1. None of the Target 1 Shares was issued in violation of any Legal Requirement.

Target 1 does not own, or have any Contract to acquire, any shares or other securities of any Person or any direct or indirect equity or ownership interest in any Person, other than its shares in NewCo.

     (ii) The authorized share capital of Target 2 is US $50,000 divided into 50,000 shares of US$1.00 each of which 2,000 have been issued as fully paid and are registered in the name of Seller. The Target 2 Shares represent all of the issued and outstanding shares in Target 2 as of the date hereof. Seller is and (with the exception of the subscriber of Target 2) always has been the sole record holder and owner of the Target 2 Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Target 2 Shares. All of the Target 2 Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale or transfer of any shares or other securities of Target 2. None of the Target 2 Shares was issued in violation of any Legal Requirement. Target 2 does not own, or have any Contract to acquire, any shares or other securities of any Person or any direct or indirect equity or ownership interest in any Person, other than its shares in NewCo.

     (d) Good Title Conveyed. The share certificates, share transfers, endorsements, assignments and other instruments to be executed and delivered by Seller to Buyer at the Closing will be valid and binding obligations of Seller, enforceable in accordance with their respective terms, and upon the consummation of the purchase as contemplated herein, Buyer will acquire from Seller good, valid and marketable title to all the Shares free and clear of any Encumbrances.

     (e) Books and Records. The books of account, minute books, register of members/shareholders, register of directors, and officers and register of mortgages and charges, stock record books and other records of each of the Targets are complete and correct in all respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of both of the Targets contain accurate and complete records of all meetings of, and corporate action taken by, the shareholders of both of the Targets, the Board of Directors of both of the Targets and all committees thereof, and no meeting of either of the Targets have not been prepared and are not contained in such minute books and the true and complete original thereof shall be delivered to Buyer at Closing.

     (f) Enforceability; No Conflict. The consummation or performance of any of the Contemplated Transactions or of any of the transactions contemplated in the Ancillary Documents will not, directly or indirectly (with or without notice or lapse of time), (i) Contravene any provision of the Governing Documents of either Target or any resolution adopted by the stockholders or board of directors of either Target, or (ii) Contravene any Contract, Legal Requirement or Order to which either Target may be subject.

     (g) Records. Seller has delivered to Buyer true and complete copies of all of the Records of Targets prior to the date hereof. Except for the acquisition of its shares in NewCo, the Targets have not entered into nor have been part to any transaction whatsoever that should be and are not reflected on the balance sheets, books of account, minute books or other records of the Targets.

     (h) Assets and Liabilities. Neither of the Targets has any Liabilities. Neither of the Targets owns or has owned any assets, other than their shares in NewCo and the cash for its subscribed and paid-in capital. The Targets are not in possession of any assets not owned by either of the Targets, including goods already sold.

     (i) Absence of Certain Events. Other than its initial issuance of Target 1 Shares or Target 2 Shares to Seller and receipt by each of Target 1 and Target 2 of their shares in NewCo and the corporate maintenance agreement entered into with M&C Consult Services Ltd., since their incorporation, neither of the Targets has conducted any business whatsoever and, without limiting the generality of the foregoing, there has not been any:

     (i) grant of any equity option or right to purchase its shares or issuance of any security convertible into such equity;

     (ii) grant of any registration rights, purchase, redemption, retirement or other rights to the acquisition of any of its shares, or declaration or payment of any dividend or other distribution or payment with respect to any of its shares;

      (iii) amendments to their respective Governing Documents;

     (iv) payment or promise to pay by either of the Targets of any bonuses, salaries or other compensation to any director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee;

     (v) adoption of any obligation, arrangement or customary practice owed, adopted or followed by either Target, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees or agents, other than obligations, arrangements and practices;

      (vi) entry into any Contract or transaction of any kind;

      (vii) cancellation or waiver of any claims or rights;

      (viii) lien existing against either of their assets;

      (ix) material change in the accounting methods used by the Targets; or

      (x) arrangement or Contract to do any of the foregoing in the future.

      (j) Taxes.

     (i) The Targets have filed (or have had filed on their behalf) on a timely basis all Tax Returns as required by applicable Legal Requirement to have been filed since their incorporation. Each such Tax Return is accurate and complete in all respects. All Taxes shown as due and owing on all such Tax Returns have been paid. None of the Targets has requested an extension of time within which to file any Tax Return.

     (ii) Neither of the Targets has and neither will have additional Liability for Taxes with respect to any Tax Return which was required by applicable Legal Requirement to be filed on or before the Closing Date. There are no unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any periods prior thereto and for which each of the Targets may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

     (iii) No federal, national, state, local or foreign audits or other Proceedings exist with regard to any Taxes or Tax Returns of the Targets. Neither Target has received any written notice that an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to the Targets or any Tax Return filed by or with respect to the Targets. Neither Target has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim against the Targets for Taxes.

     (iv) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Targets have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

     (v) No written position has been taken on any Tax Return with respect to the business or operations of the Targets for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Targets.

     (vi) All Taxes that the Targets are required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.

     (vii) The Targets are not, and have not been, a United States real property holding corporation (as defined in United States Internal Revenue Code of 1986 Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     (viii) There are no Encumbrances upon any properties or assets of any of the Targets arising from any failure or alleged failure to pay any Tax and no Proceeding or, to the knowledge of Seller or any Other Obligor, investigation has been instituted against any Seller or any Other Obligor or any Related Person, which would give rise to any such Encumbrance and that there will be none as a consequence of the Contemplated Transactions.

     (ix) The Targets have not made or become obligated to make, and will not as a result of any Contemplated Transaction become obligated to make, any payments that could be non-deductible, nor will the Targets be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

     (x) Neither of the Targets will have any Liability for Taxes directly as a consequence of the Contemplated Transactions.

     (xi) The Targets are not and will not be obligated to pay Taxes of any other Person arising from events prior to or concurrent with, or in connection with, the Closing, whether or not arising from the Contemplated Transactions.

     (xii) The Targets are not subject to any tax sharing, indemnity or allocation agreement.

     (k) Employees. The Targets do not have and have not had any employees, agents or consultants, whether through any formal or informal, written or oral agreement, and none of their actions has resulted or may result in any claim than an employment, agency or consultancy relationship exists, or has existed.

      (l) Environmental, Health and Safety Matters.

     (i) The Targets do not own, operate, lease or in any other manner use any Real Estate.

     (ii) The Targets, and any other Person for whose conduct they are or may be held responsible, have not generated, manufactured, produced, processed, refined, mixed, repackaged, treated, stored, handled, disposed, released, transferred or transported any hazardous materials.

     (iii) The Targets, and any other Person for whose conduct they are or may be held responsible, have no actual or threatened Liability under, has never Contravened and are presently in compliance with all Environmental Laws.

     (iv) There are no claims or other restrictions arising under or pursuant to any Environmental Law, with respect to or affecting any of Targets.

      (m) Compliance with Legal Requirements; Governmental Authorizations.

     (i) Each Target is, and has been, in full compliance with each Legal Requirement that is or was applicable to such Target or to the conduct of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause either Target to Contravene any Legal Requirement or may give rise to any obligation on the part of such Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither Target has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Legal Requirement or any actual, alleged, possible, or potential obligation on the part of either Target to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (ii) Schedule 3.2(m)(ii) contains a complete and accurate list of each Governmental Authorization that is held by the Targets or that otherwise relates to the Targets or to any of their assets, all of which are valid and in full force and effect and will remain so following the Closing. Targets are, and have been, in full compliance with all of the terms and requirements of each such Governmental Authorization. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization. Targets have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Governmental Authorization. All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. All such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.

     (iii) The Governmental Authorizations listed in Schedule 3.2(m)(ii) collectively constitute all of the Governmental Authorizations necessary to permit Targets to conduct their business lawfully in the manner in which they currently conduct the business and to permit Targets to own and use their assets in the manner in which they currently own and use their assets.

     (n) Independence. NewCo’s Liabilities are not, cannot and will not be deemed Liabilities of Targets as a result of the operations of Targets, relationship with any Person related to Targets, or otherwise.

      (o) Legal Proceedings; Orders.

     (i) There are no pending Proceedings (x) by or against either Target or (y) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been threatened.

     (ii) There is no Order to which either Target is or has been subject. No officer, director, agent, or employee of either Target is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of a Target.

     (p) Certain Payments. Since their incorporation, neither Target, any Related Person of Targets or director, officer, agent or employee of any such Person associated with or acting for or on behalf of the relevant Target in any way, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) obtain favorable treatment securing business; (ii) to pay for favorable treatment already secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Legal Requirement or the United States Foreign Corrupt Practices Act, or (b) established or maintained any fund or asset that has not been recorded on the books and records of the relevant Target.

     (q) Brokers or Finders. No financial advisor, broker, finder, agent or similar intermediary has acted for or on behalf of either Target or any Related Party in connection with this Agreement or the Contemplated Transactions, and no financial advisor, broker, finder, agent or similar fee or other commission in respect of such transactions based on any agreement, arrangement or understanding with either Target or any Related Party thereto or any action taken thereby.

     (r) Full Disclosure. Seller has not failed to disclose to Buyer any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Targets or the ownership thereby of the shares of NewCo. No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including financial statements and the disclosure schedules), certificate, or other writing furnished or to be furnished by Seller or by any Other Obligor to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Contemplated Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.3 Representations and Warranties Regarding NewCo. Seller represents and warrants to Buyer that the statements regarding NewCo set out in this Section 3.3 are true and accurate as of the date of this Agreement and as of the Closing Date:

     (a) Organization and Existence. Schedule 3.3(a) contains a true and complete copy of NewCo’s Governing Documents in effect as of the Closing Date in the form presented to or issued by, as applicable, the relevant Governmental Body, together with a list of the jurisdictions in which NewCo is qualified to do business in good standing under applicable law and which jurisdictions constitute the only jurisdictions where the nature of its business and location of its properties require such qualification. NewCo is a sociedad de responsabilidad limitada duly organized and validly existing under the laws of Colombia, with full corporate power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under all Contracts, including the Asset Purchase Agreement. NewCo is qualified to do business in Colombia. The jurisdictions listed on Schedule 3.3(a) represent all of the jurisdictions in which NewCo owns or leases any real property, maintains material quantities of Inventories, equipment or other personal property or employs any Person.

     (b) Capitalization and Ownership. The shares of NewCo consist of 9,220,000 shares, par value COL$1 per share. Target 1 and Target 2 are the sole record holders and beneficial owners of all of the shares of NewCo as of the date hereof, free and clear of any Encumbrances. Targets are and have always been the sole record owners of NewCo. No legend or other reference to any purported Encumbrance appears on any certificate representing the shares of NewCo owned by Target 1 and Target 2 are and always have been the sole record owner. All of the shares of NewCo owned by Target 1 and Target 2 have been duly authorized and validly issued and are fully paid and non-assessable. There are no Contracts relating to the issuance, sale or transfer of any shares or other securities of NewCo. None of the shares of NewCo were issued in violation of any Legal Requirement. NewCo does not own, nor has any Contract to acquire, any equity or other securities of any Person or any direct or indirect equity or ownership interest in any other Person.

     (c) Good Title Conveyed. The shares in NewCo held by Targets at the Closing will be valid, enforceable in accordance with their respective terms, and will effectively vest in Targets good, valid and marketable title to 100% of the issued and outstanding shares of NewCo, free and clear of any Encumbrances.

     (d) Books and Records. The books of account, minute books, share record books and other records of NewCo are complete and correct in all respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of NewCo contain accurate and complete records of all meetings of, and company action taken by, the partners of NewCo and all committees thereof, and no meeting of their respective Boards of Partners or such committees has been held for which minutes have not been prepared and are not contained in such minute books and true and complete originals thereof shall be delivered to Buyer at Closing.

      (e) Enforceability; No Conflict.

     (i) NewCo has the absolute and unrestricted right, authority and capacity, has obtained all necessary authorization, including from its boards of partners or other Persons or corporate bodies and from any applicable Governmental Body, to execute and deliver the relevant Ancillary Documents and to perform its obligations hereunder and thereunder, and except as has already been taken, no other corporate actions are required to approve the Contemplated Transactions.

     (ii) Neither the execution and delivery of this Agreement, the Asset Purchase Agreement, other Ancillary Documents nor the consummation or performance of the Contemplated Transactions or any of the transactions contemplated in the Asset Purchase Agreement or the other Ancillary Documents will directly or indirectly (with or without notice or lapse of time) (i) Contravene any provision of the Governing Documents of NewCo or any resolution adopted by the stockholders or board of partners of NewCo, or (ii) Contravene any Contract, Legal Requirement or Order to which NewCo and any of its assets may be subject.

     (f) Records. Seller has delivered true and complete copies of all of the Records of NewCo to Buyer prior to the date hereof. Except for the issuance of its shares to Target 1 and Target 2,

NewCo has not entered into nor has been part to any transaction whatsoever that should be reflected on its balance sheets, books of account, minute books or other records.

     (g) Assets and Liabilities. NewCo does not have any Liabilities. Other than cash corresponding to its stated capital, NewCo has no assets, and is not in possession of any assets not owned by NewCo, including goods already sold.

     (h) Absence of Certain Events. Other than its initial issuance of its shares to Target 1 and Target 2, as applicable, and as required to carry out the Contemplated Transactions, since its formation, NewCo has not conducted any business whatsoever and, without limiting the generality of the foregoing, there has not been any:

     (i) grant of any equity option or right to purchase its shares or issuance of any security convertible into such equity;

     (ii) grant of any registration rights, purchase, redemption, retirement or other rights to the acquisition of any of its shares, or declaration or payment of any dividend or other distribution or payment with respect to any of its shares;

      (iii) amendments to its Governing Documents;

     (iv) payment or promise to pay by NewCo of any bonuses, salaries or other compensation to any director, officer or employee, or entry into any employment, severance or similar Contract with any director, officer or employee;

     (v) adoption of any obligation, arrangement or customary practice owed, adopted or followed by NewCo, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, officers, employees or agents, other than obligations, arrangements and practices;

      (vi) entry into any Contract or transaction of any kind;

      (vii) cancellation or waiver of any claims or rights;

      (viii) lien existing against any of its assets;

      (ix) material change in the accounting methods used by NewCo; or

      (x) arrangement or Contract to do any of the foregoing in the future.

      (i) Taxes.

     (i) NewCo has filed (or has had filed on its behalf) on a timely basis all Tax Returns as required by applicable Legal Requirement. Each such Tax Return is accurate and complete in all respects. All Taxes shown as due and owing on all such Tax Returns have been paid. NewCo has not requested an extension of time within which to file any Tax Return.

     (ii) NewCo has not and will not have additional Liability for Taxes with respect to any Tax Return which was required by applicable Legal Requirement to be filed on or before the Closing Date. There are no unpaid Liabilities for Taxes, whether or not disputed, that have accrued with respect to or are applicable to the period ended on and including the Closing Date or to any periods prior thereto and for which NewCo may be directly or contingently liable in its own right or as a transferee of the assets of, or successor to, any Person.

     (iii) No national, state, local or foreign audits or other Proceedings exist with regard to any Taxes or Tax Returns of NewCo. NewCo has not received any written notice that an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to NewCo or any Tax Return filed by or with respect to NewCo. NewCo has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claim against NewCo for Taxes.

     (iv) All Tax deficiencies that have been claimed, proposed or asserted in writing against NewCo have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

     (v) No written position has been taken on any Tax Return with respect to the business or operations of NewCo for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of NewCo.

     (vi) All Taxes that NewCo is required by law to accrue, provision, withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly accrued, reserved, withheld or collected, as applicable, and to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.

     (vii) NewCo is not, and has not been, a United States real property holding corporation (as defined in United States Internal Revenue Code of 1986 Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     (viii) There are no Encumbrances upon any properties or assets of NewCo arising from any failure or alleged failure to pay any Tax and no Proceeding or, to the knowledge of Seller or any Other Obligor, investigation has been instituted against Seller, any Other Obligor or any Related Person, which would give rise to any such Encumbrance and there will be none as a consequence of, or upon consummation of, the Contemplated Transactions.

     (ix) NewCo has not made or become obligated to make, and will not as a result of any Contemplated Transaction become obligated to make, any payments that could be non-deductible (except for Taxes that are defined as being non-deductible), nor will NewCo be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

     (x) NewCo will not have any Liability for Taxes directly as a result of the Contemplated Transactions, except for the obligation to pay VAT on such Assets that are subject to VAT, and the obligation to withhold income tax on payments to Asset Vendors.

     (xi) NewCo is not and will not be obligated to pay Taxes of any other Person arising from events prior to or concurrent with, or in connection with, the Closing, whether or not arising from the Contemplated Transactions.

      (xii) NewCo is not subject to any tax sharing, indemnity or allocation agreement.

     (j) Employees. NewCo does not have and has not had any employees, agents or consultants whether through any formal or informal, written or oral agreement, and none of their actions has resulted or may result in any claim than an employment, agency or consultancy relationship exists, or has existed.

      (k) Environmental, Health and Safety Matters.

     (i) NewCo does not own, operate, lease or in any other manner use any Real Estate.

     (ii) NewCo, and any other Person for whose conduct it is or may be held responsible, have not generated, manufactured, produced, processed, refined, mixed, repackaged, treated, stored, handled, disposed, released, transferred or transported any hazardous materials.

     (iii) NewCo, and any other Person for whose conduct it is or may be held responsible, have no actual or threatened Liability under, has never Contravened and are presently in compliance with all Environmental Laws.

     (iv) There are no claims or other restrictions arising under or pursuant to any Environmental Law, with respect to or affecting NewCo.

      (l) Compliance with Legal Requirements; Governmental Authorizations.

     (i) NewCo is, and has been, in full compliance with each Legal Requirement that is or was applicable to NEWCO or to the conduct of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause NewCo to Contravene any Legal Requirement or may give rise to any obligation on the part of NewCo to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. NewCo has received no notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Legal Requirement or any actual, alleged, possible, or potential obligation on the part of NewCo to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (ii) Schedule 3.3(l)(ii) contains a complete and accurate list of each Governmental Authorization that is held by NewCo or that otherwise relates to NewCo or to any of its assets, all of which are valid and in full force and effect and will remain so following the consummation of the Contemplated Transactions. NewCo is, and has been, in full compliance with all of the terms and requirements of each such Governmental Authorization. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization. NewCo has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Governmental Authorization. All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. All such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.

     (iii) Except for the Health Registrations necessary to import finished products or raw materials and the certificates and authorizations required to purchase and handle controlled substances, the Governmental Authorizations listed in Schedule 3.3(l)(ii) collectively constitute all of the Governmental Authorizations necessary to permit NewCo to conduct its business lawfully in the manner in which the Asset Vendors currently have conducted the Business in the past eighteen (18) months and are sufficient for the continued operation of the Business as a going concern after the Closing Date in a manner substantially the same as conducted by the Asset Vendors during such period prior to the Closing Date.

     (m) Bank accounts. Set forth on Schedule 3.3(m) is an accurate and complete list showing the name of each bank in which NewCo has an account and the number of any such account.

      (n) Legal Proceedings; Orders.

     (i) There are no pending Proceedings (x) by or against NewCo or (y) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been threatened.

     (ii) There is no Order to which NewCo is or has been subject. No officer, director, agent, or employee of NewCo is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of NewCo.

     (o) Certain Payments. Since its incorporation, neither NewCo, any Related Person of NewCo or director, officer, agent or employee of any such Person associated with or acting for or on behalf of NewCo, in any way, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) obtain favorable treatment securing business; (ii) to pay for favorable treatment already secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Legal Requirement including the United States Foreign Corrupt Practices Act, or (b) established or maintained any fund or asset that has not been recorded on the books and records of NewCo.

     (p) Brokers or Finders. No financial advisor, broker, finder, agent or similar intermediary has acted for or on behalf of NewCo or any Related Party in connection with this Agreement or the Contemplated Transactions, and no financial advisor, broker, finder, agent or similar fee or other commission in respect of such transactions based on any agreement, arrangement or understanding with NewCo or any Related Party thereto or any action taken thereby.

     (q) Full Disclosure. Seller has not failed to disclose to Buyer any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of NewCo. No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including financial statements and the disclosure schedules), certificate, or other writing furnished or to be furnished by Seller or any Other Obligor to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Contemplated Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.4 Representations Regarding the Asset Vendors and the Business. Seller represents and warrants to Buyer that the statements regarding the Asset Vendors and the Business set out in this Section 3.4 are true and accurate as of the Closing Date:

     (a) Organization and Existence. Schedule 3.4(a) contains a true and complete copy of each Asset Vendor’s Governing Documents in effect as of the Closing Date in the form presented to or issued by, as applicable, any Governmental Body, together with a list of the jurisdictions in which each Asset Vendor is qualified to do business in good standing under applicable law and which jurisdictions constitute the only jurisdictions where the nature of their business and the location of their properties require such qualification. Each Asset Vendor is a company duly organized and validly existing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use (including the Assets), and to perform all its obligations under all Contracts, including the Asset Purchase Agreement. The Asset Vendors are duly qualified to do business in Colombia. The jurisdictions listed on Schedule 3.4(a) represent all of the jurisdictions in which the Asset Vendors own or lease any real property, maintain material quantities of Inventories, equipment or other personal property or employs any Person.

      (b) Enforceability; No Conflict.

     (i) Each Asset Vendor has the absolute and unrestricted right, authority, and capacity, has obtained all necessary authorization, including from their respective boards of directors or other Persons or corporate bodies and from any applicable Governmental Body, to execute and deliver the Asset Purchase Agreement, and other Ancillary Documents and to perform its obligations thereunder, and no other corporate actions are required to approve the Contemplated Transactions. The Asset Purchase Agreement, and, as applicable, the Ancillary Documents, constitute legal, valid, and binding obligations of the Asset Vendors, enforceable against the Asset Vendors in accordance with their respective terms.

     (ii) Neither the execution and delivery of the Asset Purchase Agreement or any other Ancillary Documents nor the consummation or performance of the Contemplated Transactions or any of the transactions contemplated in the Asset Purchase Agreement or of any of the transactions contemplated in the Asset Purchase Agreement or in the other Ancillary Document, directly or indirectly (with or without notice or the lapse of time), (i) Contravenes any provision of the Governing Documents of any of the Asset Vendors, (ii) Contravenes any resolution adopted by the stockholders, partners or board of directors of any Asset Vendor or any Contract, Legal Requirement or Order to which any Asset Vendor or the Business may be bound or subject or (iii) Contravenes or cause any acceleration of any payment or performance obligation by, or the loss of any rights or privileges of, the Business under any Contract or Governmental Authorization.

     (c) Financial Statements. The Seller has delivered to Buyer, on or prior to the date hereof, a statement attaching the following financial statements prepared by the Asset Vendors in connection with the Business: (i) statements of income for the years ending December 31, 2003 and 2004, and (ii) statement of income for the three (3) months ended December 31, 2004 and for each month of 2005 through August 2005, and a projected statement of income for September, 2005, and at Closing will deliver a statement attaching a statement of actual income for September 2005 (collectively, “Financial Statements”). The Financial Statements have (x) been prepared from the books and records of the Asset Vendors, which books and records have been prepared in a manner consistent with the books and records of the Asset Vendors prepared since

2002 and (y) fairly present in all material respects the income and expenses of the Business for the periods indicated.

     (d) Books and Records. The books of account and other records of the Business, all of which have been made available to Buyer, are complete and correct in all respects and have been maintained in accordance with sound business practices, which practices are consistent with the past practices of the Asset Vendors.

     (e) No Undisclosed Liabilities. The Asset Vendors have no Liabilities related to the Business except for (i) the Liabilities specifically set forth on this Agreement or the Asset Purchase Agreement or their Schedules or (ii) current Liabilities incurred in the Ordinary Course of Business, none of which, individually or in the aggregate, could reasonably be expected to be a Material Adverse Consequence for the Business.

     (f) No Material Adverse Consequences. The Asset Vendors have conducted the Business only in the Ordinary Course of Business, and there has not been any change, event or condition that individually or in the aggregate, or when aggregated with all other changes, events and conditions, that has resulted in or could reasonably be expected to result in, a Material Adverse Consequence for the Business.

     (g) Title to the Assets; No Encumbrances. The Asset Vendors own good, valid and marketable title to the Assets, free and clear of any Encumbrances other than the Permitted Encumbrances. Immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement, the Assets will be owned by NewCo, free and clear of all Encumbrances.

     (h) Sufficiency of Assets. The Assets constitute all assets, properties and rights which are employed in the Business and which are currently used or usable or have been used in the past eighteen (18) months in the Business, and the Assets are sufficient for the continued operation of the Business as a going concern after the Closing Date in the same manner as conducted by the Asset Vendors during such period prior to the Closing Date. The Tangible Assets are in good operating condition and repair, ordinary wear and tear excepted.

     (i) Control of NewCo and the Business. The acquisition of the Shares hereunder will give Buyer indirect but effective voting control over all of the shares of NewCo and, following the consummation of the transactions contemplated by the Asset Purchase Agreement, the Business.

(j)	Contracts; No Defaults.

(i)	Schedule 3.4(j) contains a true and complete list of:

(1)	each Offeror Contract;

(2)	each power of attorney that is currently effective and outstanding in connection with the Business; and

(3)	each warranty, guaranty, and or other similar undertaking with respect to any contractual performance in connection with the Business.

     (ii) Seller has delivered, or has caused to be delivered, to Buyer a true and complete copy of each written Offeror Contract and a complete and accurate written summary of each oral Offeror Contract listed on Schedule 3.4(j), including all amendments or modifications thereto as of the Closing Date.

     (iii) Each Offeror Contract listed on Schedule 3.4(j) is in full force and effect and is valid and enforceable against each applicable Asset Vendor or any applicable Other Obligor and, to the knowledge of each applicable Asset Vendor or any other applicable Obligor, the other parties thereto, in accordance with its terms. No Asset Vendor or any such applicable Other Obligor has Contravened any of the applicable terms and requirements of such Offeror Contracts or received a notice or other communication (written or oral) regarding any actual, alleged, possible or potential Contravention of any such Offeror Contract, and no Asset Vendor or any such applicable Other Obligor has any knowledge of any Contravention of any such Offeror Contract by the other party or parties to it. The sale and purchase of the Assets will not be deemed an assignment of any such Offeror Contract which requires the Consent of any third party not received as of the Closing Date.

     (iv) There are no current renegotiations of or any attempts of any kind to terminate, amend or modify any of the Offeror Contracts listed on Schedule 3.4(j), and no party to any of such Offeror Contracts has communicated to an Asset Vendor any applicable Other Obligor any notice of any such intention to terminate, amend or modify any of such Offeror Contracts. Further, no Asset Vendor or any applicable Other Obligor has any knowledge that any party to any such Offer Contract has any intention to not renew any such Offeror Contract, if renewable.

     (v) No Offeror Contract listed on Schedule 3.4(j) has been amended or modified to increase the amount payable by any Asset Vendor or any applicable Other Obligor thereunder to provide any other benefit to any other party thereto in order to obtain any Consent required in connection with the consummation of the Contemplated Transactions.

     (vi) No Offeror Contract requires any consent from any Person to their assignment, unless such consent has been obtained.

     (k) Representatives and Suppliers. The Representative List and Supplier List delivered under the Asset Purchase Agreement, which will include the Colombian peso amount of purchases or sales which each such Representative or Supplier represented during the years ended December 31, 2003 and 2004, respectively, and for the period ended July 31, 2005. There exists no actual, and Asset Vendors and any applicable Other Obligor have no knowledge of any threatened, termination, cancellation, claim, or material limitation of, or any material change in, the business relationship between any of the Asset Vendors and any applicable Other Obligor, as the case may be, and any such Representative or Supplier. No such Representative or Supplier has any right to any credit or refund for products sold or services rendered or to be rendered by the Asset Vendors or any applicable Other Obligor, as applicable, other than in the Ordinary Course of Business.

      (l) Employees.

     (i) The list of each of the Employees, delivered under the Asset Purchase Agreement, will contain a true and complete list of each of the Employees, the terms of their employment, including job title, office location, compensation, fringe benefits and any employee benefits not generally available to all of the Employees.

     (ii) The Employer Substitution Agreement lists each of the Asset Vendors’ employment and labor obligations pursuant to the Employment Contracts that is complete and accurate.

     (iii) The Asset Vendors have complied with all material Legal Requirements relating to employment practices, terms and conditions of employment, wages, hours, benefits, including health and safety benefits, and pensions. The Asset Vendors are not liable for the payment of any fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     (iv) All amounts payable by the Asset Vendors, under any applicable Legal Requirement, all social security and payroll contributions laws, and any related regulations have been paid when due or properly accrued as Liabilities of the Asset Vendors, recorded in the books and records of the Asset Vendors, and in the Financial Statements.

     (v) No Asset Vendor is party to any collective labor or bargaining agreement in respect of any Employee.

      (vi) There are no pension liabilities associated with any Employee.

     (vii) Except as set forth in the Asset Purchase Agreement, there is no threatened Proceeding against or affecting the Asset Vendors relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters.

     (viii) To the best of Seller’s knowledge, no Employee has any plans to terminate employment with the Asset Vendors as a result of the Contemplated Transactions or otherwise.

     (m) Accounts Receivable. The Accounts Receivable to be purchased by NewCo under the Asset Purchase Agreement, include those to be specified on the Representative Accounts Receivable Certificate, represent valid obligations of actual indebtedness incurred by the applicable Supplier or Representative, as the case may be, arising from actual indebtedness incurred in the Ordinary Course of Business and are not subject to any Encumbrance. The Accounts Receivable are, as of the date set forth thereon, current and collectible in the Ordinary Course of Business, net of the respective estimated bad debt reserves. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, under any Contract relating to the amount or validity of any such Account Receivable.

     (n) Inventories. All items included in the Inventories are in good and merchantable condition of a quality and quantity currently usable and, with respect to finished goods, saleable in the Ordinary Course of Business, without markdown or discount, except those marked as obsolete items and items of below-standard quality. The Asset Vendors are not in possession of any Inventories not owned by the Asset Vendors, including goods already sold. All of the Inventories now on hand and/or to be delivered to NewCo were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each items included in the Inventories (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

      (o) Environmental Matters.

     (i) Except as set forth on Schedule 3.4(o)(i), the Asset Vendors do not own, operate, lease or in any other manner use any Real Estate in connection with the Business.

     (ii) The Asset Vendors, and any other Person for whose conduct they are or may be held responsible, have no actual or threatened Liability under, have never Contravened and are presently in compliance with all Environmental Laws.

     (iii) There are no claims or other restrictions arising under or pursuant to any Environmental Law, with respect to or affecting the Asset Vendors, the Business or the Assets.

     (p) Intellectual Property. Schedule 3.4(p) contains a true and complete list of all Intellectual Property. Except as set forth on Schedule 3.4(p), all of the Intellectual Property is owned exclusively by Asset Vendors (or they possess valid, enforceable, perpetual and royalty-free licenses to use the Intellectual Property in the Business as currently conducted, which are in full force and effect), and NewCo will own (or possesses enforceable, perpetual and royalty-free licenses to use) immediately following the consummation of the Contemplated Transactions, all of the Intellectual Property and the rights thereunder, and will be in a position to use the Intellectual Property as currently used in the Business. All of the Intellectual Property rights are valid, enforceable, and in full force and effect. The Asset Vendors have good and marketeable title to the Intellectual Property, and the Intellectual Property is owned free and clear of all restrictions in use, security interest or Encumbrances. Other than the Buyer, or a Person related to the Buyer, no other Person owns any right to the Intellectual Property used in or necessary to operate the Business as is currently conducted. The Asset Vendors have the power and authority to transfer the Intellectual Property to NewCo pursuant to the Asset Purchase Agreement without the Consent of any Person not signatory thereto. Neither Seller nor any Other Obligor has received any notice from any Person pertaining to or challenging the right of Seller or any Other Obligor to use or license any of the Intellectual Property or any rights thereunder and, to the knowledge of Seller , there are no facts which would support such a challenge by any Person to the right of the Asset Vendors or NewCo to use or license any of the Intellectual Property or any rights thereunder. Neither Seller nor any Other Obligor has granted any licenses or other rights or has any obligation to grant licenses or other rights to any of the Intellectual Property to any other Person. All registrations for trademarks which are subject to and become due for renewal or maintenance have been so renewed or maintained or are the subject of pending applications for such renewal or maintenance. The current or contemplated use of the Intellectual Property in the Business does not infringe or violate the rights of any other party.There are no interferences or other contested proceedings or litigation, either pending or, to the knowledge of Seller, threatened, in any court or Governmental Body relating to any registration, grant, license or pending application or any other right with respect to any Intellectual Property. There is no litigation or proceeding pending or threatened by or against the Seller challenging the validity or ability to enforce the Intellectual Property or its use in the Business.

      (q) Compliance with Legal Requirements; Governmental Authorizations.

     (i) The Asset Vendors are currently, and have at all times since January 1, 2002, been, in full compliance with each Legal Requirement that is or was applicable to the Business or the Assets except where failure to do so could not reasonably be expected to have a Material Adverse Consequence. No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause the Asset Vendors to Contravene any Legal Requirement or may give rise to any obligation on the part of the Asset Vendors, to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Asset Vendors have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Legal Requirement or any actual, alleged, possible, or potential obligation on the part of the Asset Vendors, to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (ii) Schedule 3.4(q)(ii) contains a complete and accurate list of each Governmental Authorization that is held by the Asset Vendors in respect to the Business, or that otherwise relates to the Business or to any of the Assets, all of which are valid and in full force and effect and will remain so following the consummation of the Contemplated Transactions. The Asset Vendors are, and have been, in full compliance with all of the terms and requirements of each such Governmental Authorization. No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Governmental Authorization. The Asset Vendors have not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Governmental Authorization. All applications required to have been filed for the renewal of such Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. All such Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.

     (iii) Except for the Health Registrations necessary to import finished products or raw materials and certificates and authorizations required to purchase and handle controlled substances, the Governmental Authorizations listed in Schedule 3.4(q)(ii) collectively constitute all of the Governmental Authorizations necessary to permit NewCo, immediately following the consummation of the Contemplated Transactions, to conduct the Business lawfully in the manner in which the Asset Vendors have conducted the Business in the past eighteen (18) months and are sufficient for the continued operation of the Business as a going concern after the Closing Date in a manner substantially the same as conducted by the Asset Vendors during such period prior to the Closing Date.

     (r) Solvency. No Asset Vendor is insolvent, and will not be rendered insolvent by the performance of its obligations under the Asset Purchase Agreement. As used in this Section, “insolvent” means that the sum of the present fair saleable value of such Asset Vendor’s assets does not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the Asset Purchase Agreement, (i) Asset Vendors will be able to pay their respective Liabilities as they become due in the usual course of its business; (ii) Asset Vendors will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Asset Vendors will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against either Asset Vendors in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, either Asset Vendor will be unable to satisfy any such judgment promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of either Asset Vendor. The cash available to each Asset Vendor, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. Nothing above shall prevent any of the Asset Vendors (other than the Guarantor) from liquidating following the Closing.

     (s) Relationships with Related Persons or Competitors. Except as disclosed in Schedule 3.4(s), no Seller, Asset Vendor, NewCo nor any Related Person of any Seller, Asset

Vendor or NewCo or stockholder, officer, director, partner or employee of any Seller, Asset Vendor or NewCo has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business excluding salaries or other compensation paid for labor services rendered. Except as disclosed in Schedule 3.4(s), no Seller, Asset Vendor or NewCo nor any Related Person of any Seller, Asset Vendor or NewCo or stockholder, officer, director, partner or employee of any Seller, Asset Vendor or NewCo, owns, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that (a) has had business dealings or a material financial interest in any transaction with respect to the Business; (b) has engaged in competition with respect to the Business; or (c) is a Competitor. Except as disclosed in Schedule 3.4(s), no Seller, Asset Vendor or NewCo nor any Related Person of any Seller, Asset Vendor or NewCo or stockholder, officer, director, partner or employee of any Seller, Asset Vendor or NewCo is a party to any Offeror Contract with, or has any claim or right against the Asset Vendors related to the Business or any Asset or the Assumed Liabilities.

      (t) Taxes.

     (i) The Asset Vendors have filed (or have had filed on their behalf) on a timely basis all Tax Returns as required by applicable Legal Requirement. All Taxes shown as due and owing on all such Tax Returns have been paid. None of the Asset Vendors has requested an extension of time within which to file any Tax Return.

     (ii) No national, state, local or foreign audits or other Proceedings exist with regard to any Taxes or Tax Returns of the Asset Vendors. No Asset Vendor has received any written notice that an audit or other Proceeding is pending or threatened with respect to any Taxes due from or with respect to the Asset Vendors or any Tax Return filed by or with respect to the Asset Vendors. Neither Seller nor the Asset Vendors has granted or been requested to grant any waiver of any statutes of limitations applicable to any claim against the Asset Vendors for Taxes.

     (iii) All Tax deficiencies that have been claimed, proposed or asserted in writing against the Asset Vendors have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.

     (iv) No written position has been taken on any Tax Return with respect to the business or operations of the Asset Vendors for a taxable year for which the statute of limitations for the assessment of any Taxes with respect thereto has not expired that is contrary to any publicly announced position of a taxing authority or that is substantially similar to any position which a taxing authority has successfully challenged in the course of an examination of a Tax Return of the Asset Vendors.

     (v) All Taxes that the Asset Vendors are required by law to withhold or collect, including sales and use Taxes and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper taxing authority or are held in separate bank accounts for such purpose.

     (vi) The Asset Vendors are not, and have not been, a United States real property holding corporation (as defined in United States Internal Revenue Code of 1986 Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

     (vii) There are no Encumbrances upon any properties or assets of any of the Asset Vendors arising from any failure or alleged failure to pay any Tax, and no Proceeding or, to the knowledge of Seller or any Other Obligor, investigation has been instituted against any Asset Vendor or any Other Obligor or any Related Person, which would give rise to any such Encumbrance, and that there will be none as a consequence of the Contemplated Transactions.

     (viii) The Asset Vendors have not made or become obligated to make, and will not as a result of any Contemplated Transaction become obligated to make, any payments that could be non-deductible, nor will the Asset Vendors be required to “gross up” or otherwise compensate any individual because of the imposition of any excise tax on such a payment to the individual.

     (ix) The Asset Vendors are not and will not be obligated to pay Taxes of any other Person.

     (x) The Asset Vendors are not subject to any tax sharing, indemnity or allocation agreement.

     (xi) To the best of Seller’s knowledge, the Asset Vendors do not plan to amend the Tax Returns they have filed prior to the date hereof.

     (u) Insurance. Schedule 3.4(u) contains a true and complete list of all policies providing insurance for the Assets. The Assets are insured for their respective benefit and will be so insured through the Closing Date, in amounts and against risks consistent with levels and types commonly used in the industry in which the Business operates.

      (v) Proceedings; Orders.

     (i) Except as set forth on Schedule 3.4(v), there are no pending Proceedings (i) by or against any Asset Vendor or that otherwise relate to the Business or any of the Assets; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No other such Proceeding has been threatened.

     (ii) There is no Order to which any Asset Vendor, or any of the assets owned or used by them, is or has been subject. No officer, director, agent, or employee of Asset Vendors is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Asset Vendors.

     (iii) Asset Vendors are, and have been, in full compliance with all of the terms and requirements of each Order to which them, the Business or any of the Assets is or has been subject. No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Asset Vendors, the Business or any of the Assets is subject. Asset Vendors have not received, at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Asset Vendor, the Business or the Assets is or has been subject.

     (w) Certain Payments. No Asset Vendor, any Related Person of any Asset Vendor or director, officer, agent or employee of any such Person associated with or acting for or on behalf of any Asset Vendor in connection with the Business in any way, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) obtain favorable treatment securing business; (ii) to pay for favorable treatment already secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Legal Requirement including the United States Foreign Corrupt Practices Act, or (b) established or maintained any fund or asset that has not been recorded on the books and records of the Business.

     (x) Brokers or Finders. No financial advisor, broker, finder, agent or similar intermediary has acted for or on behalf of either of the Asset Vendors or any Related Party in connection with this Agreement or the Contemplated Transactions, and no financial advisor, broker, finder, agent or similar fee or other commission in respect of such transactions based on any agreement, arrangement or understanding with either of the Asset Vendors or any Related Party thereto or any action taken thereby.

     (y) Full Disclosure. Seller has not failed to disclose to Buyer any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Business. No representation or warranty by Seller contained in this Agreement and no statement contained in any document (including financial statements and the disclosure schedules), certificate, or other writing furnished or to be furnished by Seller or any Other Obligor to Buyer or any of its representatives pursuant to the provisions hereof or in connection with the Contemplated Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.5 Representations and Warranties Regarding Other Obligors. Seller represents and warrants to Buyer that the statements regarding the Other Obligors set out in this Section 3.5 are true and accurate as of the date of this Agreement:

      (a) Organization and Existence.

     (i) Each of the Other Obligors that is a legal entity is duly organized and validly existing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as presently conducted and to own or use the properties and assets that it purports to own or use.

     (ii) Each of the Other Obligors that is an individual has full legal capacity to conduct its activities as presently conducted and to own or use the properties and assets that it purports to own or use.

      (b) Enforceability; No Conflict.

     (i) Each Other Obligor has the absolute and unrestricted right, authority and capacity, and where necessary, has obtained all necessary authorization, including from their respective boards of directors or other Persons or corporate bodies and from any applicable Governmental Body, to execute and deliver, as applicable, the Ancillary Documents, and to perform its obligations thereunder. As applicable, the Ancillary Documents constitute the legal, valid and binding obligation of each Other Obligor, enforceable against each Other Obligor in accordance with its terms.

     (ii) Neither the execution and delivery of any Ancillary Document nor the consummation or performance of the Contemplated Transactions or of any transactions contemplated in the Ancillary Documents, will directly or indirectly (with or without notice or lapse of time) (i) Contravene any provision of the Governing Documents of any Other Obligor or any resolution adopted by the stockholders or board of directors of any Other Obligor, or (ii) Contravene any Contract, Legal Requirement or Order to which any Other Obligor may be subject.

     (c) Solvency. No Other Obligor is insolvent, and will not be rendered insolvent by all or any Contemplated Transactions. As used in this Section, “insolvent” means that the sum of the present fair saleable value of each such Other Obligor’s assets does not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the Contemplated Transactions, (i) Other Obligors will be able to pay their respective Liabilities as they become due in the usual course of its business; (ii) Other Obligors will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Other Obligors will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against any Other Obligor in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, any Other Obligor will be unable to satisfy any such judgment promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of any Other Obligor. The cash available to any Other Obligor, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. Nothing above shall prevent any of the Other Obligors that are legal entities (excluding the Guarantor) from liquidating following the Closing.

      (d) Legal Proceedings; Orders.

     (i) There are no pending Proceedings (x) by or against any Other Obligor or (y) that challenge, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. No such Proceeding has been threatened.

     (ii) There is no Order to which any Other Obligor is or has been subject. No officer, director, agent, or employee of any Other Obligor is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Other Obligor.

     (e) Certain Payments. Since their incorporation, if a legal entity, or during their lifetime, if an individual, no Other Obligor, any Related Person of any Other Obligor or director, officer, agent or employee of any such Person associated with or acting for or on behalf of such Other Obligor in any way, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) obtain favorable treatment securing business; (ii) to pay for favorable treatment already secured; (iii) to obtain special concessions or for special concessions already obtained; or (iv) in violation of any Legal Requirement or the United States Foreign Corrupt Practices Act, or (b) established or maintained any fund or asset that has not been recorded on the books and records of the rsuch Other Obligor, if a legal entity.

     (f) Brokers or Finders. No financial advisor, broker, finder, agent or similar intermediary has acted for or on behalf of any Other Obligor or any Related Party in connection with this Agreement or the Contemplated Transactions, and no financial advisor, broker, finder, agent or similar fee or other commission in respect of such transactions based on any agreement, arrangement or understanding with any Other Obligor or any Related Party thereto or any action taken thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Representations and Warranties Regarding Buyer. Buyer represents and warrants to Seller that the statements set out in this ARTICLE IV regarding Buyer are true and accurate as of the date of this Agreement:

     (a) Organization and Existence. Buyer is a company duly organized and validly existing under the laws of its jurisdiction of organization.

      (b) Enforceability; No conflict.

     (i) Buyer has the requisite right, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder, which actions have been duly authorized and approved by all necessary corporate action of Buyer. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except for enforceability in the event of bankruptcy, insolvency, reorganization, judicial and/or administrative intervention, moratorium and other similar laws relating to or affecting creditors’ rights generally and equitable defenses.

     (ii) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer’s Governing Documents, (ii) any resolution adopted by the board of directors or the stockholders of Buyer, (iii) any Legal Requirement or Order to which Buyer may be subject, or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

     (c) Brokers or Finders. Buyer has not incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE V

EFFECTS OF REPRESENTATIONS AND WARRANTIES

     The Parties hereto understand and acknowledge that any and all representations and warranties contained herein are considered to be statements which in case of any breach thereof, shall only give such affected party the right for indemnification as provided in Article IX hereof.

ARTICLE VI

COVENANTS OF SELLER PRIOR TO CLOSING

6.1 Access and Investigation. During the period between the date of this Agreement and the Closing Date, upon reasonable advance notice from Buyer, Seller or the Other Obligors, as applicable, will (a) afford Buyer and its representatives full and free access to Asset Vendors’ personnel in connection with the Business, properties, Contracts, books and records, and other documents and data; (b) furnish such Persons with copies of all such Contracts, books and records, and other documents and data as Buyer may reasonably request; (c) furnish such Persons with such additional financial, operating, and other data and information as Buyer may reasonably request; (d) furnish such Persons with such information regarding the compliance of activities pursuant to Ordinary Course of Business as Buyer may reasonably request; and (e) permit access to such Persons to make any adjustments as may be necessary to adapt the Business to the standards of the Buyer.

6.2 Operation of the Business. During the period between the date of this Agreement and the Closing Date, Seller will cause the Asset Vendors to (a) conduct the Business only in the Ordinary Course of Business; (b) use their best efforts to preserve intact the current business organization of the Business, keep available the services of their current officers, employees, and agents, and maintain relations and goodwill with the Suppliers, Representatives and other Customers, creditors, employees, agents, and others having business relationships; (c) confer with Buyer concerning operational matters of a material nature, including any amendment or modification to any Offeror Contract, compliance of business plans; (d) maintain, and renew, when applicable, the Intellectual Property; and (e) otherwise inform periodically to Buyer concerning the status of the Business and NewCo, and the business, operations, and finances of the Asset Vendors related to the Business.

6.3 Tax Returns. During the period between the date of the Agreement and the Closing Date, the Seller shall cause the Asset Vendors to abstain from seeking the amendment of the Tax Returns that may be amended pursuant to applicable Legal Requirements.

6.4 Best Efforts. The period between the date of the Agreement and the Closing Date, the Seller agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to meet the conditions precedent set out in ARTICLE VII and in general to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

     Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part) at the sole discretion of Buyer:

7.1 Performance of Obligations of Seller and the Other Obligors. Each of Seller and the Other Obligor shall have performed and complied with all obligations, conditions and covenants required to be performed by them under this Agreement prior to Closing, including the execution, delivery, and consummation of the Ancillary Documents, each of which are deemed material to Buyer, and any other closing deliveries of Seller and the Other Obligors and any other parties other than Buyer and Avon, and all deliveries contemplated therein shall have been made by such parties.

7.2 Operation of NewCo. NewCo shall be in condition to operate as the Business is currently operated and as the Business has been operated in the last 18 months, must own all the Assets, must be the employer of all the Employees, must be a party to the Offeror Contracts, and all necessary Governmental Authorizations, actions, registrations and all activities necessary to operate NewCo substantially as the Business has been operated within the 18 months up to the Closing Date, other than health registrations and certificates and authorizations to purchase and handle controlled substances, including those listed in Schedule 2.7(a) and in Schedule 3.3(l)(ii), shall have been obtained or performed.

7.3 Representations and Warranties of Seller. The representations and warranties of Seller shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing Date.

7.4 No Litigation. There shall not be any Proceeding against Seller or any of the Other Obligor or any Related Person of Seller or any of the Other Obligor by any Governmental Body, either pending or threatened, or by any other Person, with a reasonable likelihood of success, seeking to restrain, prohibit, invalidate or set aside in whole or in part the Contemplated Transactions or which otherwise is reasonably likely to have a material adverse affect on the prospects, consolidated financial condition, businesses or results of operations of Buyer, Avon, or the Business.

7.5 Notification of Certain Matters. Seller shall give notice to Buyer promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of Seller or any Other Obligor or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

7.6 Material Adverse Change: Force Majeure. There shall not have occurred any material adverse change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change), whether short-term or long-term, in the financial condition, businesses, results of operations or prospects of the Business; there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the Nasdaq National Market, (ii) a declaration of a banking moratorium or any suspension in payments in respect of banks in the United States or (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States.

7.7 Investigations, Etc. Neither any investigation of the Business by Buyer, nor any other document delivered to Buyer as contemplated by this Agreement including the certificate referenced in Section 2.7(a)(v), shall have revealed any facts or circumstances which, in the sole and exclusive judgment of Buyer, reflect in a material adverse way on the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects of the Business.

ARTICLE VIII

TERMINATION

8.1 Termination Events. This Agreement may, by notice given before or at the Closing, be terminated:

      (a) by mutual Consent of Buyer and Seller;

     (b) by Buyer if Seller has committed a material breach of any provision of this Agreement and Buyer has not waived such breach;

     (c) by Seller if Buyer has committed a material breach of any provision of this Agreement and Seller has not waived such breach;

     (d) by Buyer if the satisfaction of any condition in Article VII is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition;

     (e) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before October 31, 2005, or such later date as Buyer and Seller may agree upon.

8.2 Effect of Termination. The rights of termination under Section 8.1 is in addition to any other rights Buyer and Seller may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. Except for Sections 9.1, 9.2, 9.4, 10.1 (when Closing has taken place), 11.1, 11.2, 11.3, 11.4, 11.7, 11.8, 11.10, 11.11, 11.12, 11.13, 11.14, or as otherwise set forth in this Agreement, including this Section 8.2, if this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate.

ARTICLE IX

LIABILITY; REMEDIES

9.1 Seller’s Liability. Seller hereby indemnifies, defends and holds harmless Buyer, its affiliates and their respective officers, directors, shareholders, representatives, agents and employees (each, a “Buyer Indemnified Party”), from and against, and shall pay to Buyer Indemnified Party promptly upon demand, for any and all Adverse Consequences arising from:

     (a) any breach of any representation or warranty made by Seller or any Other Obligor in this Agreement or any Ancillary Document;

     (b) any breach by Seller or any Other Obligor of any covenant or obligation in this Agreement or any Ancillary Document;

      (c) any of the Excluded Liabilities;

      (d) any Proceeding set forth on Schedule 3.4(v);

     (e) any Tax obligations derived from or otherwise related to the Business as conducted prior to Closing;

     (f) any failure to comply with the Legal Requirements of the Sellers, the Asset Vendors, NewCo, prior to Closing.

     The acknowledgement by Seller or any Other Obligor to pay the value of any Adverse Consequence shall constitute a reduction in the Purchase Price, the occurrence of which shall not require any payments by Seller other than in respect of Adverse Consequences as described in this Section 9.1.

9.2 Buyer’s Liability. Buyer hereby indemnifies, defends and holds harmless Seller, their affiliates and their respective officers, directors, shareholders and employees (each, a “Seller Indemnified Party”), from and against, and shall pay to a Seller Indemnified Party promptly upon demand, any and all Adverse Consequences arising from:

     (a) any breach of any representation or warranty made by Buyer in this Agreement or any Ancillary Document; and

     (b) any breach by Buyer of any covenant or obligation in this Agreement or any Ancillary Document.

9.3 Other Obligors’ Liability. Except for the obligations of the Guarantor under the Guaranty, no Other Obligor shall be liable hereunder.

9.4 Third Party Liability Procedures. In the event that either a Buyer Indemnified Party or Seller Indemnified Party is seeking indemnification under this ARTICLE IX in respect of, arising out of, or involving a claim made by a Person not a Party to this Agreement or Other Obligors, it shall inform Seller or Buyer, as applicable, of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Seller or Buyer, as applicable, to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at Seller’s or Buyer’s expense, as applicable, shall cooperate as reasonably requested in the defense of the claim. Buyer Indemnified Party or Seller Indemnified Party, as applicable, shall have the right to retain its own counsel, subject to the approval of any such outside counsel by Seller or Buyer, as applicable, with the fees and expenses to be paid by Seller or Buyer, as applicable, if representation of such Buyer Indemnified Party or Seller Indemnified Party, as applicable, by the counsel retained by Seller or Buyer, as applicable, would be inappropriate due to actual or potential differing interests between such Buyer Indemnified Party or Seller Indemnified Party, as applicable, and any other party represented by such counsel in such proceedings. Seller or Buyer, as applicable, may not settle such action or claim, or otherwise Consent to an adverse judgment in such action or claim, without the express written Consent of the Buyer Indemnified Party or Seller Indemnified Party, as applicable, if such settlement or adverse judgment in any way diminishes the rights or interests of the Buyer Indemnified Party or Seller Indemnified Party, as applicable.

ARTICLE X

ADDITIONAL COVENANTS

10.1 Non-Compete Obligations. Seller hereby covenants and agrees that, except with the Consent in writing of the Buyer, it will not, and that each Person listed in the Designated Persons Certificates will not, either on its own account or in conjunction with or on behalf of any Person, beginning on the Closing Date and:

     (a) For a period of (i) thirty-six (36) months in connection with CFT products and (ii) twenty-four (24) months in connection with non-CFT products, after the Closing Date if the Closing takes place as contemplated herein, carry on, or be engaged, concerned or interested (directly or indirectly, or through any interposed Person, body corporate, trust, principal, agent, shareholder, partner, agent beneficiary, employee, Competitor or as an employee, independent contractor, consultant) in, carrying on any activities or business in Colombia which are competitive with the Business;

     (b) For a period of five (5) years after the Closing Date if the Closing takes place as contemplated herein, employ, solicit, entice away or attempt to employ, solicit or entice away from the Buyer any of the NewCo’s employees in a managerial, supervisory, technical or sales capacity (whether or not such person would commit a breach of contract by reason of leaving such employment);

     (c) For a period of three (3) years after the Closing Date if the Closing takes place as contemplated herein, employ, solicit, entice away or attempt to employ, solicit or entice away from the Buyer any Representatives with the purpose or the effect of said Representatives being engaged, concerned or interested (directly or indirectly, or through any interposed Person, body corporate, trust, principal, agent, shareholder, partner, agent beneficiary, employee, Competitor or as an employee, independent contractor, consultant) in, carrying on any activities or business related to CFT products which are competitive with the Business;

     (d) For a period of two (2) years after the Closing Date if the Closing takes place as contemplated herein, employ, solicit, entice away or attempt to employ, solicit or entice away from the Buyer any Representatives with the purpose or the effect of said Representatives being engaged, concerned or interested (directly or indirectly, or through any interposed Person, body corporate, trust, principal, agent, shareholder, partner, agent beneficiary, employee, Competitor or as an employee, independent contractor, consultant) in, carrying on any activities or business related to non-CFT products which are competitive with the Business;

     (e) at any time after the Closing Date make use of or disclose or divulge to any person (other than to officers or employees of the Buyer whose province it is to know the same) any information (other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction) relating to the Business, the identity of its Representatives, Suppliers, its products, finance, contractual arrangements, business or methods of business and shall use its best endeavours to prevent the publication or disclosure of any such information by any person, firm or company with which it is connected;

     (f) at any time after the Closing Date in relation to any trade, business or company, use any designation including any trade name, trademark, domain name or style name which is in any way capable of or likely to be confused with any such designation, tradename, trademark, domain name or style used in, or contemplated for use in, the Business, as currently operated or as contemplated to be operated, and shall use its best endeavours to procure that no such designation, tradename, trademark, domain name or style name be used by any Person, firm or company with which it is connected in any manner. Such prohibited trademarks include, but are not limited to “Avon” and “Nova”, and any variation thereof, including Pro Nova.

10.2 Seller’s Existence; Maintenance of Portion of Purchase Price. Seller covenants and agrees that (i) it will maintain its existence as a corporation duly organized and validly existing under the laws of the Bahamas, with full corporate power and authority to conduct its business in good standing as presently conducted and to own or use the properties and assets that it purports to own or use, excluding the Shares, and to perform all its obligations under this Agreement and any other relevant Ancillary Document, and to continue to be qualified to do business in the Bahamas and (ii) it will maintain a net worth (as determined in accordance with its past practice, but excluding intangible assets) of at least US$15,000,000, free and clear of any Encumbrance, in each case until such time as the Guarantor has delivered the Guaranty Compliance Certificate to Buyer, as defined by and pursuant to the terms and conditions of the Guaranty.

10.3 Additional Assets. Notwithstanding other remedy under this Agreement in the event the Assets are not sufficient for NewCo to continue the Business as a going concern in the same manner as the Asset Vendors conducted the Business in the 18 months prior to Closing, Seller undertakes to transfer, and to cause to transfer, any other assets of any kind that should have been transferred to NewCo pursuant to the Asset Purchase Agreement.

10.4 Antitrust Clearance. The Parties agree that the Contemplated Transactions do not constitute an “integration” for the purposes of Article 4 of Law 155/59 (the Colombian Antitrust Statute) and therefore that no antitrust clearance is applicable. The Parties further agree that if, after the Closing, the Colombian competition authorities decide that antitrust clearance was required and imposes a fine on any of the Parties for failure to request such clearance, and such decision becomes final and is unappealable, each of the Parties will bear one half of the fine so imposed.

10.5 Further Assurances. The Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; (c) to perform any and all obligations pursuant to the Transitional Services Agreement; and (d) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions and the preservation of the Business as currently operated. If Seller or the Other Obligors, or Buyer after the Closing Date receive any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other Party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise expressly provided in this Agreement or in the Ancillary Documents, each Party will bear in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, its respective expenses incurred, including all fees and expenses of its advisors and counsel. If the Asset Purchase Agreement is re-characterized by a Governmental Body as something other than a “commercial offer,” the Parties would bear the resulting stamp tax in equal portions.

11.2 Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Seller, on the one hand, and Buyer on the other hand, expressly agree upon. No Party will make any disclosure of the Contemplated Transactions, except with the prior written Consent of the Seller and Buyer or as required by Legal Requirements. Seller and Buyer will consult with each other concerning the means by which the Business’s employees, Representatives and other Customers, Suppliers and others having dealings with the Business will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

11.3 Confidentiality.

     (a) This Agreement is not intended to supersede or replace the Non Disclosure Agreement dated as of October 21, 2004 between Prebel S.A., ProNova, and Buyer (the “Non Disclosure Agreement”). The Non Disclosure Agreement will remain in full force and effect in accordance with its terms and Buyer will continue to be obligated to perform and comply with its obligations under the Non Disclosure Agreement until the Closing, after which the Non

Disclosure Agreement will be deemed to have terminated in full as of the Closing and Buyer will have no further obligations thereunder.

     (b) As of the date hereof, Seller will treat and hold, and will cause the Other Obligors to treat and hold, as such, and will not use for the benefit of itself or others, any confidential information, in whatever form or medium, concerning the operations or affairs of the Business. If Seller or the Other Obligors are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, then Seller must notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 11.3(b). If, in the absence of a protective order or receipt of a waiver hereunder, Seller or the Other Obligors, as the case may be, are, on the written advice of outside counsel, compelled to disclose any such confidential information to any Governmental Body or else stand liable for contempt, then Seller or the Other Obligors, as the case may be, may disclose such confidential information to such Governmental Body; provided, however, that Seller or the Other Obligors, as the case may be, will use their best efforts to obtain at the request and expense Buyer an order or other assurance that confidential treatment will be awarded to such confidential information by such Governmental Body.

11.4 Notices. All notices, Consents, waivers, and other communications under this Agreement must be in writing and will be deemed given to a Party when (a) delivered to the appropriate address personally or by overnight courier service (costs prepaid), or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, and marked to the attention of the individual (by name or title) designated below (or to such other address, or individual as a Party may designate by notice to the other Parties):

If to Seller:

Sarastro Ltd. LDC.
c/o Freeman, Haber, Rojas & Stanham LLP
Attention: Marco Rojas, Esq.
Suite 0-305, 520 Brickell Key Drive
Miami, Florida 33131
United States of America

with a copy to:

Sergio Gonzalez Lopez
Calle 10 No. 58-59
Medellin
Colombia

and to:

Ignacio Sanín Bernal
Ignacio Sanín Bernal & Compañía S.A.
Carrera 37 No. 8-05
Medellín
Colombia

If to Buyer:

Avon International Holdings Company
Attention: Siobain Groom
4th Floor, Scotia Centre
P.O. Box 268 GT, George Town
Grand Cayman, Cayman Islands

with a copy to:

Avon Products, Inc.
Attention: General Counsel
Address: 1345 Avenue of the Americas
New York, New York 10105
United States of America

11.5 Further Actions. Upon the request of any Party to this Agreement, the other Parties will (a) furnish to the requesting Party any additional information, (b) execute and deliver, at their own expense, any other documents, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

11.6 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

11.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the Ancillary Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification will operate.

11.8 Drafting and Legal Representation. The Parties have participated jointly in the negotiation and drafting of this Agreement or any Ancillary Document. No provision of this Agreement or any Ancillary Document will be interpreted for or against any Party because that Party or its legal representative drafted the provision. Each Party has had ample opportunity and full rights to seek and hire appropriate legal counsel.

11.9 Subject Headings. The subject headings on this Agreement have been placed thereon for the convenience of the Parties and shall not be considered in any question of interpretation or construction of this Agreement.

11.10 Severability. If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.11 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of Buyer’s and Seller’s successors and permitted assigns. Except as expressly set forth herein, including Article VIII, nothing expressed or referred to in this Agreement will be construed to give any Person, other than the Parties, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee pursuant to this Section 11.11.

11.12 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the Ancillary Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or any of the Ancillary Documents.

11.13 Appointment of Seller’s Representative.

     (a) Seller hereby appoints the Seller Representative as Seller’s attorney-in-fact hereunder. The Seller Represerntative, by executing this Agreement, hereby accepts such appointment and agrees to perform all of the duties of the Seller Representative provided hereunder.

     (b) Seller hereby authorizes the Seller Representative to make all decisions and take all actions on its behalf, whether or not Seller is in liquidation (subject to Section 10.2) or any other similar legal position, to administer the transactions contemplated hereby (except to the extent that this Agreement specifically requires Buyer to deal directly with the Seller or if the Seller Representative otherwise instructs Buyer to deal directly with Seller), including (i) the receipt from Buyer of all payments made by Buyer to Sellers pursuant to this Agreement, (ii) giving and receiving of notices to be given or received by Seller or any Other Obligor, and (iii) the contest, defense or settlement of any claims for which any Seller or any Other Obligor may be required or requested to indemnify Buyer pursuant to ARTICLE IX. All decisions and actions by the Seller Representative permitted by this Agreement shall be binding upon all of the Seller, and Seller shall not have any right to object, dissent, protest or otherwise contest the same.

     (c) The provisions of this Section 11.13 are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that Seller or any Other Obligor may have in connection with the Contemplated Transactions.

11.14 Governing Language and Law; Venue.

     (a) The English language shall govern this Agreement and any interpretation of this Agreement into any other language shall not be binding on any Party or be relevant to the interpretation of this Agreement. Although a Spanish language translation of this Agreement has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

     (b) This Agreement and all matters arising out of it shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of laws.

     (c) Any legal action or proceeding with respect to this Agreement shall be brought by any Party in the United States District Court for the Southern District of the State of New York, and the Parties hereby Consent to the exclusive personal jurisdiction of the aforesaid courts for all such legal actions and proceedings. Each Party waives any objection to venue therein based on the grounds of forum non conveniens or otherwise and the right to a trial by jury in any such action or proceeding. In any such action or proceeding, service of process may be made on any Party by sending a copy of said process to it at the address and in the manner set forth in Section 11.4. Nothing in this Section 11.14(c) shall limit the right of any Party to seek enforcement of a judgment obtained in any appropriate forum.

11.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original of the Party or Parties who executed such counterpart but all of which shall constitute one and the same instrument. In making proof of this Agreement it shall not be necessary to produce or account for more than one counterpart evidencing execution by each Party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     The Parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Sarastro Ltd. LDC.	Avon International Holdings Company

/s/ Sergio González	/s/ John Lin

Name: Sergio González	Name: John Lin
Title: Presidente	Title: Attorney-in-Fact

Seller’s Representative

/s/ Sergio González

Name: Sergio González
Title: Attorney-in-fact

Exhibit A

COMMERCIAL OFFER FOR THE SALE OF ASSETS

dated October 18, 2005

to be made by

Preparaciones de Belleza S.A. - Prebel S.A.

and Pro Nova Ltda.

as Offerors

to

AG Promover Ltda.

Medellín, Colombia, October [__], 2005

AG Promover Ltda.
Calle 10 No. 58-59
Medellín, Colombia
Colombia

Re. Commercial Offer for the Sale of Assets

Dear Sirs,

Sergio Gonzalez Lopez, of legal age, identified as detailed under my signature, in my capacity as legal representative of Preparaciones de Belleza S.A. - Prebel S.A., a Colombian sociedad anónima (“Prebel S.A.”), and Julio Cesar Salazar, of legal age, identified as detailed under my signature, in my capacity as legal representative of Pro Nova Ltda., a Colombian sociedad de responsabilidad limitada (“Pronova,” and together with Prebel S.A., the “Offerors”), hereby address to AG Promover Ltda., a Colombian sociedad de responsabilidad limitada (“AG Promover,” and each of Offerors and “AG Promover” may be referred to herein individually as a “Party” and they may be collectively referred to herein as the “Parties”) an irrevocable commercial offer, in the terms of Article 845 et seq. of the Colombian Commercial Code, to sell the assets and to transfer certain liabilities set out below (the “Commercial Offer”).

This Commercial Offer will be valid until October 31, 2005 and, with your acceptance through a purchase order (the “Acceptance”) in the terms of APPENDIX 4, Offerors and AG Promover will be bound in the terms hereunder.

This Commercial Offer is made based on the following premises:

     The Offerors, separately or together, own the Assets (as defined hereinafter), which consist of all of the assets currently used or usable in the conduct of the Business (as hereinafter defined), as more fully described below;

     The Offerors desire to sell the Assets to AG Promover, in the terms and conditions set forth below; and

     The Offerors’ desire to assign to AG Promover the Assumed Liabilities (as hereinafter defined), each of which was incurred in the conduct of the Business, in each case on the terms and conditions set forth below.

     In the event AG Promover accepts this Commercial Offer, the Parties shall be bound by the following terms (capitalized terms, when used in this Commercial Offer and its Acceptance, have the meanings ascribed to them in APPENDIX 1, unless otherwise defined herein):

ARTICLE I

SALE OF ASSETS AND ASSUMPTION OF ASSUMED LIABILITIES

1.1 Sale of the Assets. Upon the terms and subject to the conditions set forth in this Commercial Offer and subject to AG Promover’s Acceptance, on the Closing Date, Offerors will sell, transfer and deliver to AG Promover, and AG Promover will purchase and acquire from Offerors, all of Offerors’ right, title and interest in and to the Assets.

1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Commercial Offer and subject to AG Promover’s Acceptance, (a) such assets owned by the Offerors that are not currently used, usable or that have not been used in the past 18 months in any part of the Business and (b) the real estate and other immovable property used in connection with the Business, are not part of the sale and purchase of the Assets contemplated by this Commercial Offer (collectively, the “Excluded Assets”).

     For the avoidance of doubt, it is expressly understood that the Assets transferred hereunder do not include the machinery and equipment used by the Asset Vendors in the manufacturing of cosmetics, fragrances, toiletries, fashion apparel, and accessories, and the software developed by the Asset Vendors for such manufacturing activities.

1.3 Assumption of Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Commercial Offer, on the Closing Date, AG Promover will only assume the following Liabilities:

     (a) The accrued amounts under the Employment Contracts for services rendered by Employees solely in connection with the Business as of the Closing Date, in the amounts as determined in accordance with Section 1.5 and which amounts are estimated, as of the date hereof, as equal to the amounts listed as “Accrued Compensation Liabilities” under “Assumed Liablities” on Schedule1.4; and

     (b) The other accrued amounts for costs incurred solely in connection with the Business as of the Closing Date, in the amounts determined in accordance with Section 1.5 and which amounts are estimated, as of the date hereof, as equal to the amounts listed as “Other Accrued Liabilities” under “Assumed Liabilities” on Schedule 1.4.

     The foregoing Liabilities are referred to herein as the “Assumed Liabilities.” AG Promover will not assume other Liabilities than the Assumed Liabilities. Any Liability other than the Assumed Liabilities is referred to herein as “Excluded Liabilities”.

1.4 Asset Purchase Price.

     (a) The purchase price for the Assets (the “Asset Purchase Price”) shall be the amount equal to the following:

     (i) The values of the (x) Final Representative AR Collected Amount and (y) the Final Closing Other Accounts Receivable, each as determined in accordance with Section 1.5, which amounts are estimated, as of the date hereof, as equal to the amounts listed as “Representative Accounts Receivable” and “Other Accounts Receivable,” respectively, under “Assets” on Schedule 1.4; plus

     (ii) The value of the Final Closing Inventories, as determined in accordance with Section 1.5, which amount is estimated, as of the date hereof, as equal to the amount listed as “Inventories” under “Assets” on Schedule 1.4; plus

     (iii) The value of the Final Closing Other Current Assets, as determined in accordance with Section 1.5, which amount is estimated, as of the date hereof, as equal to the amount listed as “Other Current Assets” under “Assets” on Schedule 1.4; plus

     (iv) The value of the Tangible Assets, as agreed by the Parties on the date hereof, in the amount listed as “Tangible Assets” under “Assets” on Schedule 1.4 ; plus

     (v) The value of the Intangible Assets, as agreed by the Parties on the date hereof, in the amount listed as “Intangible Assets” under “Assets” on Schedule 1.4; minus

     (vi) The value of the Final Closing Assumed Liabilities, as determined in accordance with Section 1.5, which amount is estimated, as of the date hereof, as equal to the aggregate amount listed under “Total Assumed Liabilities” on Schedule 1.4.

     (b) It is acknowledged and agreed that the estimated values assigned to the Final Representative AR Collected Amount, Final Closing Other Accounts Receivable, the Final Closing Inventories, the Final Closing Other Current Assets and the Final Closing Assumed Liabilities, in each case in the amounts as estimated on Schedule 1.4, shall be adjusted in accordance with Section 1.5 for purposes of the actual calculation and payment of the Asset Purchase Price by AG Promover.

1.5 Calculation of the Asset Purchase Price.

     (a) The values of the amounts described in Section 1.4(iv) and Section 1.4(v) for the Tangible Assets and Intangible Assets, respectively, shall be the actual amounts as set forth on Schedule 1.4, as agreed by the Parties on the date hereof, for purposes of actual calculation of the Asset Purchase Price.

     (b) The values of the amounts described in Section 1.4(i)(y), Section 1.4(ii), Section 1.4(iii) and Section 1.4(vi) for the Final Closing Other Accounts Receivable, the Final Closing Inventories, the Final Closing Other Current Assets and the Final Closing Assumed Liabilities, respectively, shall be calculated by the Parties, in accordance with this Section 1.5(b), for purposes of actual calculation of the Asset Purchase Price. No later than ten (10) Business Days after the Closing Date, the Parties will prepare a certificate (the “Post-Closing Certificate”), setting forth each such amount in accordance with the methodology used to prepare the estimated values assigned to such amounts, respectively, as set forth on Schedule 1.4, together with reasonably detailed supporting calculations and documentation.

     (c) The value of the amount described in Section 1.4(i)(x) for the Final Representative AR Collected Amount shall be calculated by the Parties, in accordance with this Section 1.5(c), for purposes of actual calculation of the Asset Purchase:

     (i) First, as promptly as practicable after the Closing Date, but no later than ten (10) Business Days after the Closing Date, the Offerors shall deliver to AG Promover a certificate setting forth a complete list of the Representatives Accounts Receivable, which lists the aging of each such Account Receivable, and their individual amounts in Colombian Pesos as of the Closing Date, an estimated total value of aggregate amount of such Accounts Receivable, determined in accordance with the methodology used to prepare the value assigned to the

Estimated Representative AR Collected Amount, as set forth on Schedule 1.4, together with reasonably detailed supporting calculations and documentation (the “Representative Accounts Receivable Certificate”).

     (ii) During the period from the Closing Date to December 31, 2005 (the “Collection Period”), the Representatives will continue to deposit payments into bank accounts owned by Pronova. The banking institutions shall issue daily reports, at the request of Pronova, and Pronova hereby agrees to so request as reasonably required, to AG Promover detailing such deposit payments by Representatives. AG Promover will reconcile such daily reports with the Treasury Manager of Pronova, and Pronova hereby agrees to cause its Treasury Manager to participate in such reconciliations as reasonably required. AG Promover will send a certificate to Offerors, within ten (10) Business Days of each of October 31, 2005, November 30, 2005 and December 31, 2005, setting forth the final reconciliation of the bank deposits received from Representatives and paid to Pronova by deposit by Representatives into the bank accounts owned by Pronova, in respect of such Representative Accounts Receivable for the monthly period then ended. Upon receipt of each such monthly certificate, Offerors will acknowledge receipt thereof and the amounts described therein by prompt delivery of a form of receipt of such certificate to AG Promover.

     (iii) During the Collection Period, AG Promover will undertake to collect, through a collection agency, those Representative Accounts Receivable that remain due and payable after their respective due date, from campaigns PDI to PD6. AG Promover will make monthly payments to Pronova of all such collections of such Representative Accounts Receivable. AG Promover will send a certificate, together with such monthly payments, to Offerors, within ten (10) Business Days of each of October 31, 2005, November 30, 2005 and December 31, 2005, setting forth the final reconciliation of such past due amounts received from Representatives, and paid to Pronova by AG Promover therewith, in respect of such Representative Accounts Receivable for the monthly period then ended. Upon receipt of each such monthly payment and certificate, Offerors will acknowledge receipt thereof and the amounts described therein by prompt delivery of a form of receipt of such certificate to AG Promover.

     (iv) No later than ten (10) Business Days after the close of the books and records of AG Promover for 2005, the Parties will prepare a certificate (the “Final Representative AR Collected Amount Certificate”) setting forth a calculation of the aggregate amount of Representative Accounts Receivables actually collected by AG Promover and delivered to Offerors during the Collection Period as set forth in (ii) and (iii) above, minus (x) any and all collection agency charges incurred during the Collection Period and any later period, (y) and (y) any and all bank charges incurred during the Collection Period or any later period, and plus any payments received by AG Promover with respect to sales by Representatives prior to the Closing Date (such net amount, the “Final Representative AR Collected Amount”).

     (d) If the Parties have not agreed on the amount to be set forth in the Post-Closing Certificate or Final Representative AR Collected Amounts Certificate, as applicable, within the applicable (10) Business Days period, the Party required to make a payment thereunder shall pay to the other Party such amount as it believes in good faith to be the amount which should be set forth in such certificate within ten (10) Business Days after such prior ten (10) Business Days period. The Parties shall attempt to resolve the disputed portion of the difference by negotiation. If the Parties are unable to resolve such dispute within ten (10) Business Days after any objection by the Offerors or AG Promover, as applicable, the Parties shall appoint an Independent Auditor, and direct the Independent Auditor to review the relevant certificate and determine the appropriate adjustment to the Asset Purchase Price, if any, within thirty (30) Business Days after such appointment. If the Parties are unable to agree on the appointment of an Independent

Auditor, or otherwise fail to appoint the Independent Auditor within thirty (30) Business Days after any objection, the Independent Auditor shall be appointed by the manager of the Arbitration and Settlement Center of the Chamber of Commerce of Bogotá. The Parties agree to cooperate with the Independent Auditor, to execute a reasonable engagement letter including customary indemnities if requested by the Independent Auditor and to provide the Independent Auditor with such information as it reasonably requests to enable it to make such determination. The fees and costs of the Independent Auditor shall be paid by the Party whose estimate of the the Final Closing Other Accounts Receivable, the Final Closing Inventories, the Final Closing Other Current Assets or the Final Closing Assumed Liabilities, in the case of an objection to the Post-Closing Certificate, or the Final Representative AR Collected Amount, in the case of an objection to the Final Representative AR Collected Amounts Certificate, as the case may be, is furthest from the determination of the Independent Auditor. The findings of such Independent Auditor shall be binding on the Parties hereto. Upon determination of the appropriate amounts by agreement of the Parties or by binding determination of the Independent Auditor, the relevant difference, if any, resulting from such determination shall be paid to the Offerors or to AG Promover, as the case may be, within ten (10) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee.

1.6 Payment of Asset Purchase Price.

     (a) AG Promover will deliver to Offerors the amount equal to the Asset Purchase Price as calculated in accordance with Section 1.5, less any amounts for the Final Representative AR Collected Amount (which shall be paid in accordance with subsection 1.6(b) below), within ten (10) Business Days after the delivery of the Post-Closing Certificate, in Colombian Pesos in accordance with Section 6.4, by wire transfer to an account specified by Offerors at least two (2) Business Days in advance of such date, subject to any reduction for taxes required to be withheld by AG Promover under applicable law and any sales tax that may be accrued on the transfer of any Asset. The obligation of AG Promover to deliver such portion of the Asset Purchase Price on such date is without prejudice to the right of the Offerors or AG Promover to object the Post-Closing Certificate, as set out in Section 1.5(d).

     (b) No later than ten (10) Business Days after the determination of the Final Representative AR Collected Amount pursuant to Section 1.5(c), (i) AG Promover shall pay the Offerors an aggregate amount equal to the Final AR Representative Collected Amount less any amounts already collected by Offerors as set forth in the Final Representative AR Collected Amount Certificate or (ii) if this result is negative, Offerors shall pay AG Promover the relevant amount, in either case in Colombian Pesos, by wire transfer to an account designated by Offerors AG Promover, as the case may be, at least two (2) Business Days in advance of such date. The obligation of AG Promover or Offerors, as applicable, to deliver such portion of the Final Representative AR Collected Amount on such date is without prejudice to the right of the Offerors or AG Promover to object the Final Representative AR Collected Amount Certificate, as set out in Section 1.5(d).

1.7 Deliveries at Closing. In addition to any other documents to be delivered under other provisions of this Commercial Offer, on the Closing Date:

     (a) Offerors will deliver to AG Promover:

     (i) The Assets;

     (ii) Invoices issued with respect to the transfer of the Tangible Assets, each in the form of Exhibit 1.7(a)(ii) (collectively, “Tangible Assets Invoices”);

     (iii) Invoices issued with respect to the transfer of the Inventories, each in the form of Exhibit 1.7(a)(iii) and completed with the information provided in Schedule 1.4 (collectively, “Inventories Invoices”);

     (iv) Assignment agreements with respect to each Offeror Contract, each in the form of Exhibit 1.7(a)(iv) (collectively, the “Assignment of Offeror Contracts”), duly executed by Offerors, as applicable, together with the written Consent of any Person, as required and pending execution by AG Promover;

     (v) Assignment agreements with respect to each and all Representatives Agreements, each in the form of Exhibit 1.7(a)(v) (collectively, the “Assignment of Representatives Agreements”), duly executed by Offerors, and pending execution by AG Promover;

     (vi) With respect to Offerors’ rights and obligations related to the real estate where the Business is conducted, each in the form of Exhibit 1.7(a)(vi) (collectively, “Sub-Lease Agreements”), duly executed by Offerors, as applicable, together with the written Consent of any Person as required and pending execution by AG Promover;

     (vii) Assignments with respect to the Intellectual Property, in a separate assignment for each piece of Intellectual Property, in the form of Exhibit 1.7(a)(vii) (collectively, “Assignments of Intellectual Property”), duly executed by Offerors, as applicable, together with the written Consent of any Person as required;

     (viii) Assignments with respect to the Domain Names and any additional right to include a link from their websites to Avon’s websites, in a separate assignment for each Domain Name, in the form of Exhibit 1.7(a) (viii) (collectively, “Assignments of Domain Names”), duly executed by Offerors, as applicable, together with the written Consent of any Person as required;

     (ix) Evidence that the Health Registrations are in the name of Avon Products, Inc. by delivery of copies of all Health Registrations in the name of Avon Products, Inc.;

      (x) The Employer Substitution Agreement, in the form of Exhibit 1.7(a)(x) (“Employer Substitution Agreement”), by and among Offerors and AG Promover, duly executed by Offerors and pending execution by AG Promover;

     (xi) A certificate executed by each Offeror as to the accuracy of their representations as of the Closing Date;

     (xii) A certificate of the legal representative of each Offeror certifying, as complete and accurate as of the date hereof, attached copies of the Governing Documents of such Offeror, certifying and attaching all requisite resolutions or actions of such Offeror’s board of directors, stockholders, and partners approving the execution and delivery of this Commercial Offer and the consummation of the Contemplated Transactions, certifying that such resolutions are in compliance with Legal Requirements, including without limitation article 435 of the Commercial Code;

     (xiii) A certificate executed by each Offeror that all authorizations and permits needed to consummate this Commercial Offer have been obtained;

     (xiv) Endorsed promissory notes that evidence any outstanding loans to Employees;

     (xv) License Agreements with respect to the software owned by the Asset Vendors, in the form of Exhibit 1.7(a)(xvi) (collectively the “Software License Agreements”, duly executed by Offerors;

     (xvi) All other documents required by the terms of this Commercial Offer to be delivered by Offerors to AG Promover at the reasonable request of AG Promover.

     (b) AG Promover will deliver to Offerors:

     (i) The Assignment of Offeror Contracts, duly executed by AG Promover;

     (ii) The Assignment of Representatives Agreements, duly executed by AG Promover;

     (iii) The Sub- Lease Agreements, duly executed by AG Promover;

     (iv) The Employer Substitution Agreement, duly executed by AG Promover;

     (v) The acceptance of the commercial offer made by COODESCO Cooperativa de Trabajadores de Colombia (the “Coodesco Commercial Offer”) on the October [__], 2005, and attached hereto under Exhibit 1.7(b)(v) and

     (vi) A certificate executed by AG Promover as to the accuracy of its representations as of the Closing Date.

ARTICLE II

REPRESENTATIONS OF OFFERORS

2.1 Representations of Offerors. Offerors represent to AG Promover that the statements set out in this ARTICLE II are true and accurate as of the Closing Date:

     (a) Organization and Existence. Set forth on Schedule 2.1(a) is a true and complete copy of each Offeror’s Governing Documents in effect as of the Closing Date in the form presented to or issued by, as applicable, any Governmental Body, together with a list of the jurisdictions in which each Offeror is qualified to do business under applicable law. Each Offeror is a company duly organized and validly existing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as presently conducted, to own or use the properties and assets that it purports to own or use (including the Assets), and to perform all its obligations under all Contracts, including this Commercial Offer. Offerors are duly qualified to do business in Colombia. The jurisdictions listed on Schedule 2.1(a) represent all of the jurisdictions in which the Offerors own or lease any real property, maintain material quantities of Inventories, equipment or other personal property or employs any Person.

     (b) Enforceability; No conflict.

     (i) Offerors have the absolute and unrestricted right, authority, and capacity, have obtained all necessary authorization, including from its board of directors or other Persons or corporate bodies and from any applicable Governmental Body, to execute and deliver this Commercial Offer and to perform its obligations hereunder, and no other actions are required to approve the Contemplated Transactions. Once accepted, this Commercial Offer shall constitute the legal, valid, and binding obligation of Offerors, enforceable against Offerors in accordance with its terms.

     (ii) Neither the execution and delivery of this Commercial Offer or of the Contemplated Transactions nor the consummation or performance of any of the transactions hereby contemplated or of the Contemplated Transactions will directly or indirectly (with or without notice or the lapse of time), (i) Contravenes any provision of the Governing Documents of any of the Offerors or any resolution adopted by the stockholders, partners or board of directors of any Offeror; or (ii) Contravenes or causes any acceleration of any payment or performance obligation by, or the loss of any rights or privileges of the Business under any Contract, Legal Requirement or Order to which the Offerors and any assets thereof may be subject.

     (c) Title to the Assets; No Encumbrances. Offerors own good, valid and marketable title to the Assets, free and clear of any Encumbrances other than the Permitted Encumbrances. Immediately following the Contemplated Transactions, the Assets will be owned by AG Promover, free and clear of all Encumbrances.

     (d) Sufficiency of Assets. The Assets constitute all assets, properties and rights which are employed in the Business and which are currently used or usable or have been used in the past eighteen (18) months in the Business and are sufficient for the continued operation of the Business as a going concern after the Closing Date in substantially the same manner as conducted by the Offerors during such period prior to the Closing Date. The Tangible Assets are in good operating condition and repair, ordinary wear and tear excepted.

     (e) Employees

     (i) The list of Employees, the terms of their employment, including job title, office location, compensation, fringe benefits and any employee benefits not generally available to all of the Employees and other information contained in Schedule B is complete and accurate.

     (ii) The Employer Substitution Agreement contains a list of all of Offerors’ employment and labor obligations pursuant to the Employment Contracts that is complete and accurate.

     (iii) Offerors have complied with all material Legal Requirements relating to employment practices, terms and conditions of employment, wages, hours benefits, health and safety. Offerors are not liable for the payment of any fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

     (iv) To Offerors’ knowledge, there is no threatened Proceeding against or affecting Offerors relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters related to the Employees.

ARTICLE III

REPRESENTATIONS OF AG PROMOVER

3.1 Representations of AG Promover. By accepting this Commercial Offer, AG Promover will represent to Offerors that the statements set out in this ARTICLE III are true and accurate as of the Closing Date:

     (a) Organization and Existence. AG Promover is a corporation duly organized and validly existing under the laws of Colombia.

     (b) Enforceability; No conflict.

     (i) AG Promover has the absolute and unrestricted right, authority and capacity to execute and deliver the Acceptance and to perform its obligations hereunder, which actions have been duly authorized and approved by all necessary corporate action of AG Promover. Once accepted, this Commercial Offer will constitute the legal, valid, and binding obligation of AG Promover, enforceable against AG Promover in accordance with its terms.

     (ii) Neither the execution and delivery of the Acceptance by AG Promover nor the consummation or performance of any of the transactions hereby contemplated, directly or indirectly (with or without notice or the lapse of time), Contravenes any provision of AG Promover’s Governing Documents, any resolution adopted by the stockholders of AG Promover or any Contract, Legal Requirement or Order to which AG Promover may be bound or subject.

ARTICLE IV

REMEDIES; LIABILITY

4.1 Limitation of Remedies. The Parties agree that the only remedy for breach of any covenant or representation hereunder by Offerors on the one hand, or AG Promover on the other hand, is the right to make a claim for indemnification of a Liability hereunder against such breaching Party. The Parties hereby waive the right to demand the resolution of this Commercial Offer and its Acceptance, as provided in the article 1546 of the Colombian Civil Code and in article 870 of the Commercial Code.

4.2 Offerors’ Liability. Offerors hereby indemnify, defend and hold harmless AG Promover, its affiliates and their respective officers, directors, shareholders, representatives, agents and employees (each, an “AG Promover Indemnified Party”), from and against, and shall pay to an AG Promover Indemnified Party promptly on demand, for any and all Adverse Consequences arising from:

     (a) any breach of any representation made by any Offeror in this Commercial Offer or any Ancillary Document;

     (b) any breach by any Offeror of any covenant or obligation of an Offeror in this Commercial Offer or any Ancillary Document; or

     (c) any Excluded Liabilities;

     The acknowledgement by any Offeror to pay the value of any Adverse Consequence constitutes a reduction in the Asset Purchase Price, the occurrence of which shall not require any payments by Seller other than in respect of Adverse Consequences as described in this Section 4.2.

4.3 AG Promover’s Liability. AG Promover hereby indemnifies, defends and holds harmless Offerors, their affiliates and their respective officers, directors, shareholders and employees (each, an “Offeror Indemnified Party”), from and against, and shall pay to an Offeror Indemnified Party promptly on demand, for any and all Adverse Consequences arising from:

     (a) any breach of any representation made by AG Promover in the Acceptance or any Ancillary Document;

     (b) any breach by AG Promover of any covenant or obligation in the Acceptance or any Ancillary Document;

     (c) any of the Assumed Liabilities;

4.4 Third Party Liability Procedures. In the event that either an AG Promover Indemnified Party or Offeror Indemnified Party is seeking indemnification under this ARTICLE IV in respect of, arising out of, or involving a claim made by a Person not a Party to this Commercial Offer and its Acceptance, it shall inform Offerors or AG Promover, as applicable, of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Offerors or AG Promover, as applicable, to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at Offerors’ or AG Promover’s expense, as applicable, shall cooperate as reasonably requested in the defense of the claim. AG Promover Indemnified Party or Offeror Indemnified Party, as applicable, shall have the right to retain its own counsel, subject to the approval of any such outside counsel by Offerors or AG Promover, as applicable, with the fees and expenses to be paid by Offerors or AG Promover, as applicable, if representation of such AG Promover Indemnified Party or Offeror Indemnified Party, as applicable, by the counsel retained by Offerors or AG Promover, as applicable, would be inappropriate due to actual or potential differing interests between such AG Promover Indemnified Party or Offeror Indemnified Party, as applicable, and any other party represented by such counsel in such proceedings. Offerors or AG Promover, as applicable, may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the AG Promover Indemnified Party or Offeror Indemnified Party, as applicable, if such settlement or adverse judgment in any way diminishes the rights or interests of the AG Promover Indemnified Party or Offeror Indemnified Party, as applicable.

ARTICLE V

OTHER COVENANTS

5.1 No Unfair Competition by Offerors. Offerors expressly acknowledge that AG Promover is acquiring the Assets, including the Intangible Assets, in order to carry on, expand and enhance the Business in Colombia. As a consequence, Offerors covenant and agree that they shall not use any of the Assets, including the Intangible Assets (unless as expressly foreseen or permitted in this Agreement or the Ancillary Documents), nor will they otherwise carry out any activity that could undermine the value of the Assets.

5.2 Collection Activities. After the Closing Date all collection activities with respect to the Accounts Receivable shall be carried out or directed by AG Promover and AG Promover shall reasonably cooperate with the Offerors to provide information to the Offerors as to the status and collection of such Accounts Receivable, as and when the Offerors shall so reasonably request. Offerors shall discontinue any such collection activities and following the receipt of the Final Representative AR Collected Amount, shall take all measures necessary to avoid receiving payment of Accounts Receivable, including the cancellation of all bank accounts used to collect payments from Representatives as directed by AG Promover from time to time.

5.3 Post-Closing Date Receipts. In the event that an Offeror receives any payment with respect to sales subsequent to the Closing Date, such Offeror shall promptly remit such payment to AG Promover for no additional consideration therefor.

5.4 Destruction of Inventory. Offerors shall destroy all Inventory which is exclusive to the Business or which has the "Avon" brand, and is not being acquired by AG Promover, at the earliest possible time, but no later than sixty (60) days after Closing Date.

5.5 Further Assurances. The Parties must cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Commercial Offer and its Acceptance, and the Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the another Party may reasonably request for the purpose of carrying out the intent of this Commercial Offer and its Acceptance and the transactions hereby contemplated. The Parties shall share with the other Party any records or other information related to the Business pursuant to any Legal Requirement. If Offerors or AG Promover after the Closing Date receive any funds properly belonging to the other Party in accordance with the terms of this Commercial Offer and its Acceptance, the receiving Party must promptly so advise such other Party, must segregate and hold such funds in trust for the benefit of such other Party and must promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other Party.

ARTICLE VI
GENERAL PROVISIONS

6.1 Joint and Several Liability. For purposes of this Commercial Offer and its Acceptance, Offerors are joint and severally liable. For all purposes of this Commercial Offer and its Acceptance, the Offerors appoint Sergio González to serve as the agent of the Offerors, which agent shall have been granted the full right and authority to act on behalf of and in the name of the Offerors hereunder, and shall be authorized to receive all notices, inquiries, demands or other inquiries of the Offerors from AG Promover hereunder.

6.2 Expenses. Except as otherwise expressly provided in this Commercial Offer or in its Acceptance, each Party must bear its respective expenses incurred in connection with the preparation, execution, and performance of this Commercial Offer and its Acceptance and the transactions hereby contemplated, including all fees and expenses of its advisors and counsel.

6.3 Public Announcements. Any public announcement or similar publicity with respect to this Commercial Offer and its Acceptance or the transactions hereby contemplated must be issued, if at all, at such time and in such manner as Offerors and AG Promover expressly agree upon. No Party may make any disclosure of the transactions hereby contemplated, except with the prior written Consent of the other Parties or as required by Legal Requirements. Offerors and AG Promover must consult with each other concerning the means by which the Business’s employees, Representatives and other customers, suppliers and others having dealings with the Business may be informed of the transactions hereby contemplated, and AG Promover has the right to be present for any such communication.

6.4 Payments in Colombian Pesos. The Parties agree that each Party shall comply with its payment obligations hereunder by delivering Colombian Pesos, converted from Dollars, when required, at the Applicable Exchange Rate as of the Closing Date. As used herein, “Applicable Exchange Rate” means the spot rate of exchange determined by the Party making the payment as the most favorable rate available to the Party making payment to convert Dollars into Colombian Pesos, based on the average of the rates offered by three commercial banks that participate in foreign exchange transactions in the Republic of Colombia.

6.5 Notices. All notices, Consents, waivers, and other communications under this Commercial Offer and its Acceptance must be in writing and are deemed given to a Party when (a) delivered to the appropriate address by hand or by overnight courier service (costs prepaid), (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Parties):

If to either of the Offerors:

Preparaciones de Belleza S.A. - Prebel S.A.,
Pro Nova Ltda.
 Attention: Sergio Gonzalez Lopez
Calle 10 # 58-57
Medellín, Colombia

With a copy to:

Ignacio Sanin Bernal
Carrera 37 No. 8-05
El Poblado
Medellin, Colombia

If to AG Promover:

AG Promover Ltda.
Attention: General Manager
Calle 10 # 58-57
Medellín, Colombia

with a copy to:

Raisbeck, Lara, Rodríguez & Rueda (Baker & McKenzie)
 Attention: Jaime Trujillo
Avenida 82 No. 10 - 62, Piso 6
Bogotá, D.C., Colombia

6.6 Further Actions. Upon the request of any Party to this Commercial Offer and its Acceptance, the other Parties must (a) furnish to the requesting Party any additional information, (b) execute and deliver, at their own expense, any other documents, and (c) take any other actions as the requesting Party may reasonably require to more effectively carry out the intent of this Commercial Offer and the transactions hereby contemplated.

6.7 Incorporation of Schedules and Exhibits. The Schedules and Exhibits identified in this Commercial Offer are incorporated herein by reference and made a part of this Commercial Offer and its Acceptance.

6.8 Entire Agreement and Modification. This Commercial Offer upon its Acceptance supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (along with the Ancillary Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Commercial Offer or its Acceptance may not be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification operates.

6.9 Severability. If a court of competent jurisdiction holds any provision of this Commercial Offer or its Acceptance invalid or unenforceable, the other provisions of this Commercial Offer or of its Acceptance, as corresponds, remain in full force and effect. Any provision of this Commercial Offer or of its Acceptance, held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

6.10 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Commercial Offer and its Acceptance without the prior written Consent of the other Parties. This Commercial Offer and its Acceptance apply to, are binding in all respects upon, and inures to the benefit of AG Promover’s and Offerors’ successors and permitted assigns. Except as expressly contemplated in this Commercial Offer, including ARTICLE IV, nothing expressed or referred to in this Commercial Offer and in its Acceptance may be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Commercial Offer or in its Acceptance or any provision of this Commercial Offer or of this Acceptance except such rights as may inure to a successor or permitted assignee pursuant to this Section 6.10.

6.11 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Commercial Offer and its Acceptance or any of the Ancillary Documents may operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege may preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Commercial Offer and its Acceptance or any of the documents referred to in this Commercial Offer can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Parties, (b) no waiver that may be given by a Party may be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party may be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Commercial Offer and its Acceptance or the Ancillary Documents.

6.12 Governing law. This Commercial Offer and its Acceptance are governed by and shall be construed under the laws of Colombia without regard to conflicts of laws principles that would require the application of any other law.

6.13 Dispute Resolution. Any dispute arising from this Commercial Offer and its Acceptance must be escalated to the general managers of the Offerors and AG Promover (the “Initial Contacts”). The Initial Contacts may be amended by the applicable Party pursuant to a notice to all Parties in accordance with Section 6.5. If any dispute cannot be resolved by the Initial

Contacts within fifteen (15) Business Days after it has been referred, that dispute must be referred to President of the Board of Directors of Prebel S.A., for each Offeror, and Avon Latin America V.P. for Andean Cluster, for AG Promover, for resolution or such other representatives as they may nominate from time to time. Should the above mechanism fail after an additional fifteen (15) Business Days, the relevant dispute shall be submitted to the decision of an Arbitration Tribunal, which shall be located in Bogotá, Colombia, and shall be governed in accordance with the Rules of the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá). The number of arbitrators that will compose the Tribunal shall be three (3). The arbitrators shall be attorneys at law licensed in Colombia and shall be appointed by mutual consent of the parties and, in the lack thereof, they shall be appointed by the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá), out of the lists of such institution. The arbitral award shall be issued in accordance with the law.

6.14 Language. This Commercial Offer has been prepared and delivered in the English language. Although a Spanish language translation of this Commercial Offer has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

*     *     *     *     *

If you are in agreement with the foregoing, please evidence such agreement by executing the Acceptance in the form attached as APPENDIX 4, and delivering it to the undersigned.

Yours truly,

Preparaciones de Belleza S.A. Prebel S.A.	Pro Nova Ltda.

Name:	Name:
Title:	Title:

APPENDIX 1. CONSTRUCTION AND DEFINED TERMS

1.1 Construction. Any reference in this Commercial Offer or its Acceptance to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Appendix, Exhibit or Schedule of or to this Commercial Offer or its Acceptance, as applicable, unless the context indicates otherwise. The headings of Articles, Sections, Exhibits or Schedules are provided for convenience only and should not affect the construction or interpretation of this Commercial Offer and its Acceptance. All words used in this Commercial Offer and its Acceptance should be construed to be of such gender or number as the circumstances require. The term “include” or “including” indicates examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract (as defined hereinafter) or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.2 Defined Terms. The following capitalized terms, when used in this Commercial Offer and its Acceptance, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof), unless otherwise defined herein:

     “Acceptance” has the meaning assigned to the term in the preamble of this Commercial Offer;

     “Accounts Receivable” as of any particular date shall mean the accounts receivable of the Business as reflected on its balance sheet as of such date, net of appropriate reserves for uncollectible accounts, calculated in accordance with the accounting policies used to prepare the balance sheets of the Business;

     “Adverse Consequence” means any Liability, loss, damage, claim, cost, deficiency, diminution of value, or expense, including reasonable attorney’s fees and expenses, whether or not involving a third-party claim;

     “AG Promover” has the meaning assigned to that term in the preamble of this Commercial Offer;

     “AG Promover Indemnified Party” has the meaning assigned to that term in Section 4.2;

     “Ancillary Documents” means, collectively: (i) the Tangible Assets Invoices; (ii) the Inventories Invoices; (iii) the Assignment of Offeror Contracts; (iii) the Assignment of Representatives Agreements (iv) the Sub-lease Agreements; (v) the Assignments of Intellectual Property; (vi) the Assignments of Domain Names; (vii) the Assignments of Health Registration; (viii) the Employer Substitution Agreement; and (ix) Software License Agreements;

     “Applicable Exchange Rate” has the meaning assigned to that term in Section 6.4

     “Assets” means all the properties and rights related to the Business of whatever kind and nature, real or personal, tangible or intangible, owned, leased, currently used or held for use by the Offerors in the last eighteen (18) months in connection with, or necessary to, the Business, wherever located and whether or not reflected in any books and records related to the Business, including, but not limited to: (i) the Inventories; (ii) the Tangible Assets; (iii) the Intangible Assets; (iv) the Records; (v) the Accounts Receivable; (vi) the Other Current Assets; and (vii) all

deposits, prepayments, rights, claims, credits or causes of action against third parties relating arising out of any of the foregoing;

     “Asset Purchase Price” has the meaning assigned to that term in Section 1.4;

     “Assignment of Offeror Contracts” has the meaning assigned to that term in Section 1.7;

     “Assignments of Domain Names” has the meaning assigned to that term in Section 1.7;

     “Assignments of Health Registrations” has the meaning assigned to that term in Section 1.7;

     “Assignments of Intellectual Property” has the meaning assigned to that term in Section 1.7;

     “Assumed Liabilities” has the meaning assigned to that term in Section 1.3;

     “Avon” means Avon Products, Inc.;

     “Business” means the cosmetics, fragrances, toiletries, fashion apparel, and accessories Direct Selling business conducted and contemplated to be conducted by the Offerors, separately or together, as a going concern in Colombia;

     “Business Day” means any day (other than Saturday or Sunday) on which commercial banks are open for business in Medellín, Colombia and New York, New York;

     “Closing Date” means the date on which this Commercial Offer is accepted by AG Promover in the terms provided hereunder;

     “Collection Period” shall have the meaning set forth in Section 1.5(c);

     “Colombia” means the Republic of Colombia;

     “Colombian Pesos” and the sign “COL$” means the lawful money of the Republic of Colombia;

     “Commercial Code” means the Colombian Commercial Code, as amended or supplemented;

     “Commercial Offer” means this Commercial Offer, together with any Exhibits and Schedules hereto;

     “Consent” means any approval, consent, ratification, waiver, or other authorization;

     “Contemplated Transactions” means all of the transactions to be carried out in accordance with this Commercial Offer and its Acceptance, including the purchase and sale of the Assets, the assumption of the Assumed Liabilities, the performance by the Parties of their other obligations under this Commercial Offer and its Acceptance, and the execution, delivery, and performance of the Ancillary Documents;

     “Contract” means any contract (other than an Employment Contract), agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond, or other instrument or consensual obligation (whether written or oral and whether express or implied);

     “Contravene”, “Contravention” as used in this Commercial Offer and its Acceptance, means an act or omission would “contravene” or constitute a “contravention” of something if, as the context requires (i) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it, or (ii) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it;

     “Coodesco Commercial Offer” has the meaning assigned to such term in Section 1.7(b)(v);

     “Deferred Assets” means assets the cost of which will be deducted, depreciated or amortized in a later period, despite already having been paid and recorded as assets on the balance sheet.

     “Direct Sales” or “Direct Selling” is understood to refer to sales conducted by Representatives (including party planning);

     “Dollar” and the sign “US$” means the lawful money of the United States of America;

     “Domain Names” means the www.avon.com.co domain name and its URLs, any domain name related to the listed domain names and their URLs, any other domain name and their URLs used in the Business and any e-mails or other references related thereto;

     “Employees” mean any and all Persons who have rendered services in connection with the Business as an employee of any of the Offerors pursuant to an Employee Contract, as set forth on Schedule B;

     “Employer Substitution Agreement” has the meaning assigned to such term in Section 1.5;

     “Employment Contract” means the individual labor contract (contrato de trabajo) by and between any of the Offerors and an Employee as such term is defined and used under Colombian law;

     “Encumbrance” means any encumbrance, charge, claim, mortgage, servitude, easement, right of way, covenant, equitable interest, possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction;

     “Excluded Assets” has the meaning assigned to that term in Section 1.2;

     “Excluded Liabilities” has the meaning assigned to that term in Section 1.3;

     “Final Closing Assumed Liabilities” shall mean the amount set forth in the Post-Closing Certificate as the actual value of the Assumed Liabilities as of the Closing Date, calculated by the

Parties in a manner consistent with Schedule 1.4, together with reasonably detailed supporting calculations and documentation;

     “Final Closing Inventories” shall mean the amount set forth in the Post-Closing Certificate as the actual value of the Inventories as of the Closing Date, calculated by the Parties in a manner consistent with Schedule 1.4, together with reasonably detailed supporting calculations and documentation;

     “Final Closing Other Accounts Receivable” shall mean the amount set forth in the Post-Closing Certificate as the actual value of the Other Accounts Receivable as of the Closing Date, calculated by the Parties in a manner consistent with Schedule 1.4, together with reasonably detailed supporting calculations and documentation;

     “Final Closing Other Current Assets” shall mean the amount set forth in the Post-Closing Certificate as the actual value of the Other Current Assets as of the Closing Date, calculated by the Parties in a manner consistent with Schedule 1.4, together with reasonably detailed supporting calculations and documentation;

     “Final Representative AR Collected Amount” shall mean the amount set forth in the Final Representative AR Collected Amount Certificate as the actual value collected in respect of the Representatives Accounts Receivable, calculated by the Parties in a manner consistent with Schedule 1.4, together with reasonably detailed supporting calculations and documentation;

     “Final Representative AR Collected Amount Certificate” shall have the meaning set forth in Section 1.5(c);

     “Governing Document” means any charter, articles, bylaws, certificate, statement, statutes, or similar document adopted, filed or registered in connection with the creation, formation, or organization of an entity, and any Contract among all equity-holders, partners or members of an entity.

     “Governmental Body” means, in relation to any country in the world, any (i) nation, department, municipality, district, or other jurisdiction; (ii) national, departmental, municipal, district, foreign or other government; (iii) governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal); (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; or (v) official of any of the foregoing;

     “Health Registrations” means the registrations before Instituto de Vigilancia de Medicamentos y Alimentos – INVIMA that allow the importation or the manufacture of the Business’s products;

     “Independent Auditor” means such internationally recognized independent accounting firm as is mutually appointed by the Offerors, on the one hand, and AG Promover, on the other, for purposes of this Commercial Offer, or unilaterally appointed by the manager of the Arbitration and Settlement Center of the Chamber of Commerce and Bogotá, if the Parties are unable to agree on the Independent Auditor;

     “Initial Contacts” has the meaning assigned to that term in Section 6.13;

     “Intangible Assets” means the intangible assets used or usable by the Offerors in connection with the Business, including: (i) business information such as brochures, business plans and strategies, forecasts, legal or other professional advice, franchises, the Customers List, the Representatives List, and all other customer names and lists, sales and marketing information, supplier and advertising names and contacts and other business information; (ii) the benefit (subject to the burden) of any Contracts, including all trading agreements, customer or other en-user agreements, lease agreements and supply agreements; (iii) goodwill; (iv) the Intellectual Property; (v) product registrations; and (vi) the Health Registrations and other licenses and permits;

     “Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by any Offeror in connection with the Business other than intellectual property owned by Avon, including (i) Offerors’ names and all assumed fictional business names, registered and unregistered trademarks, trade dress and packaging, service marks, and trade names, and applications for registration; (ii) all patents, design patents, patent applications, and inventions and discoveries that may be patentable; (iii) all registered and unregistered copyrights in both published works and unpublished works and all applications for registration; (iv) all know-how, trade secrets, confidential or proprietary information, software, technical information, data, process technology, plans, drawings, and blue prints; (v) the trademarks “FOREVER F & DESIGN” and “AQUAZONE”; and (vi) the Domain Names;

     “Inventories” means all inventories of Offerors, including finished goods held for sale by any of the Offerors, work in process, raw materials, spare parts, finished incentives, and all other materials and supplies to be used or consumed by Offerors in the production of the finished goods in relation to the Business wherever held;

     “Inventories Invoice” has the meaning assigned to that term in Section 1.7;

     “Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any Contract with any Governmental Body relating to compliance with any of the foregoing;

     “Liability” includes liabilities or obligations of any nature, whether known or unknown, whether asserted or not, whether absolute, accrued, contingent, or otherwise, whether due or to become due;

     “Offeror Indemnified Party” has the meaning assigned to that term in Section 4.3;

     “Offeror Contracts” means any and all of the Contracts under which any Offeror is bound and that is related to the Business, including the Representative Agreements, as set forth on Schedule C;

     “Offeror Indemnified Party” has the meaning assigned to that term in Section 4.2;

     “Offerors” has the meaning assigned to that term in the preamble of this Commercial Offer;

     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator;

     “Ordinary Course of Business” means actions taken in Offerors’ normal operation in relation to the Business, consistent with their past practice;

     “Other Accounts Receivable” means Accounts Receivable other than Representative Accounts Receivable;

     “Other Current Assets” means non-cash Assets that may be converted into cash or recognized as expenses within one year, including prepaid expenses, but not including Accounts Receivable or Inventories, and Deferred Assets;

     “Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equity-holders or members;

     “Post-Closing Certificate” has the meaning assigned to that term Section 1.5.

     “Prebel S.A.” has the meaning assigned to that term in the preamble of this Commercial Offer;

     “Pronova” has the meaning assigned to that term in the preamble of this Commercial Offer;

     “Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

     “Records” means information relating to the Business or the operations of the Assets that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, referral sources, research and development reports and records, production reports and records, service and warranty records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and similar documents, and personnel and employee benefits records;

     “Related Person” means, with respect to a particular Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person and, with respect to an individual, any other individual that is a member of the individual’s immediate family (by blood, marriage or adoption), a member of the individual’s household, an entity in which the individual participates in management, or an employee or employer of the individual. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the article 260 of Colombian Law 222 of 1995;

     “Representative” means a Person that acquires products from the Offerors pursuant to a supply agreement or otherwise, with the intention of re-selling such products, in such Person's own name and behalf, through the Direct Selling system. Such Persons are not authorized to act on behalf of the Offerors or carry out sales in the Offeror’s name and/or on their behalf; the use of the term “Representative” is not intended to denote the contrary;

     “Representative Accounts Receivable” as of any particular date shall mean the Accounts Receivable due from Representatives.

     “Representative Accounts Receivable Certificate” has the meaning assigned to that term in Section 1.5(c).

     “Representatives Agreements” means any and all of the agreements that set out the terms and conditions whereby the Offerors supply product to the Representatives, and documents ancillary thereto, including but not limited to promissory notes and other instruments delivered by the representatives as security for Representatives’ obligations under the Representatives Agreements.

     “Representative List” means the digital list of any and all Representatives known by Offerors, whether past or present, identified by using their names, addresses and all other relevant information, as set forth on Schedule A;

     “Sales Center” means the establishment located at Carrera 52 No. 51-62, Local 216-215, Medellin, Colombia, where the Representatives purchase Avon brand products in cash, and for immediate delivery.

     “Software License Agreements” shall have the meaning assigned to such term in Section 1.7.

     “Offeror Indemnified Party” has the meaning assigned to that term in Section 4.2;

     “Offerors” has the meaning assigned to that term in the preamble of this Commercial Offer;

     “Sub-Lease Agreements” has the meaning assigned to that term in Section 1.7;

     “Suppliers” mean any and all Persons who supply goods or services to any Offeror that are related to the Business other than any Offeror or any Related Person with respect to any Offeror, as set forth on Schedule D, which includes the peso amount of sales which each Supplier made to the Sellers during the years ended December 31, 2003 and 2004, respectively, and for the period ended July 31, 2005;

     “Tangible Assets” means the furniture, fixtures, machinery, equipment and spare parts and all other supplies and materials used or to be used or consumed by Offerors in connection with the Business, including motor vehicles, computer systems, machinery and equipment related to distribution; plates and molds and all other tangible property (which includes certain improvements to the Sales Center) other than the Excluded Assets and the Inventories, including those items as set forth on Schedule E;

      “Tangible Assets Invoice” has the meaning assigned to that term in Section 1.5.

6.6	FURTHER ACTIONS	12
6.7	INCORPORATION OF SCHEDULES AND EXHIBITS	13
6.8	ENTIRE AGREEMENT AND MODIFICATION	13
6.9	SEVERABILITY	13
6.10	ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS	13
6.11	WAIVER	13
6.12	GOVERNING LAW	13

6.13	DISPUTE RESOLUTION	13
6.14	LANGUAGE	14

APPENDIX 1.	CONSTRUCTION AND DEFINED TERMS	I

1.1	CONSTRUCTION	I
1.2	DEFINED TERMS	I

APPENDIX 2.	TABLE OF CONTENTS	VIII

APPENDIX 3.	LIST OF APPENDIX, EXHIBITS AND SCHEDULES	X

APPENDIX 4.	FORM OF PURCHASE ORDER	XI

APPENDIX 3. LIST OF APPENDIX, EXHIBITS AND SCHEDULES

Appendices
APPENDIX 1	Construction and Defined Terms
APPENDIX 2	Table of Contents
APPENDIX 3	List of Appendices, Exhibits and Schedules
APPENDIX 4	Form of Purchase Order

Exhibits

Exhibit 1.7(a)(ii)	Form of Tangible Assets Invoice
Exhibit 1.7(a)(iii)	Form of Inventories Invoice
Exhibit 1.7(a)(iv)	Form of Assignment Agreement of Offeror Contracts Agreements
Exhibit 1.7(a)(v)	Form of Assignment Agreement of Representative Agreements
Exhibit 1.7(a)(vi)	Form of Assignment Agreement of Lease Agreements
Exhibit 1.7(a)(vii)	Form of Assignment of Intellectual Property
Exhibit 1.7(a)(viii)	Form of Assignment of Domain Names
Exhibit 1.7(a)(x)	Form of Employer Substitution Agreement
Exhibit 1.7(a)(xvi)	Form of Software License Agreement
Exhibit 1.7(b)(v)	Coodesco Commercial Offer

Schedules

Schedule A	List of Representatives
Schedule B	List of Employees
Schedule C	List of Offeror Contracts
Schedule D	List of Suppliers
Schedule E	List of Tangible Assets
Schedule 1.4	Asset Purchase Price and Methodologies
Schedule 2.1(a)	Governing Documents, Qualifications

APPENDIX 4. FORM OF PURCHASE ORDER

October __, 2005

Preparaciones de Belleza S.A. - Prebel S.A.
Pro Nova Ltda.
 Attention: Sergio Gonzalez
Calle 10 # 58-57
Medellín, Antioquia

Re Purchase Order for Assets and Liabilities

[________________], of age, identified as detailed under my signature, in my capacity as legal representative of AG Promover Ltda, a Colombian sociedad de responsabilidad limitada, I hereby submit a purchase order of the assets and liabilities referred to in commercial offer dated October [__], 2005, which terms and conditions I hereby wholly accept.

Sincerely,

AG PROMOVER LTDA.

Exhibit B

COMMERCIAL OFFER FOR THIRD PARTY MANUFACTURING

dated October [__], 2005

made by

Preparaciones de Belleza S.A. - Prebel S.A.

and Pro Nova Ltda.

as Offerors

to

AG Promover Ltda.

Medellín, Colombia, October [_], 2005

AG Promover Ltda.
Calle 10 No. 58-59
Medellín, Colombia

Re.: Commercial offer for third party manufacturing

Dear Messrs,

Sergio González López, of legal age, identified as detailed under my signature, in my capacity as legal representative of Preparaciones de Belleza, Prebel S.A., a Colombian sociedad anónima, and Julio Cesar Salazar, of legal age, identified as detailed under my signature, in my capacity as legal representative of ProNova Ltda., a Colombian sociedad de responsabilidad limitada (the “Offerors”), hereby submit to AG Promover Ltda., a Colombian sociedad de responsabilidad limitada (“AG Promover”) (the Offerors and AG Promover may be referred to individually as a “Party” and collectively as the “Parties”) an irrevocable commercial offer, in the terms of the Colombian Commercial Code, Article 845 et seq. for third party manufacturing (this “Commercial Offer”).

This Commercial Offer is based on the following premises:

     Offerors are in the business of manufacturing cosmetics, fragrances and toiletries for third parties, own and operate a manufacturing facility in Medellín, Colombia, and have represented to AG Promover that they have expertise and experience in such activity;

     AG Promover is in the business of producing, selling and distributing cosmetics, fragrances and toiletries and has the right to use a number of trademarks that are proprietary of Avon Products Inc., in connection with the production, sale and distribution of such products;

     AG Promover is willing to establish a legal relationship with the Offerors for the production of cosmetics, fragrances and toiletries, which will be subsequently distributed by AG Promover, and Offerors are willing to accept such engagement.

This Commercial Offer will be valid until October 31, 2005 and, with your acceptance through a purchase order (the “Acceptance”) in the terms of Appendix 3, Offerors and AG Promover will be bound in the terms hereunder.

Bear in mind that capitalized terms, when used in this Commercial Offer and its Acceptance, have the meanings ascribed to them in Appendix 1, unless otherwise defined herein.

ARTICLE I

MANUFACTURING; RAW INGREDIENTS; PACKAGING MATERIALS

1.1 Subject matter

     Upon the terms and subject to the conditions set forth in this Commercial Offer and subject to AG Promover’s Acceptance, Offerors agree to provide to AG Promover, as independent contractors and on a non-exclusive basis, third party manufacturing services for products related to the business of cosmetics, fragrances and toiletries, the manufacturing families of which are established in Exhibit A (the “Products”). The manufacturing services to be provided by Offerors consist of all the processes and activities required to transform Raw Ingredients and Packaging Materials into finished Products and the delivery of such finished Products appropriately packed and delivered at Avon Distribution Center.

     The services hereunder will be carried out by Offerors in accordance with the sales needs generated by AG Promover’s “campaign” system, which is well known to Offerors (AG Promover’s sales campaigns involve the printing and distributing of Product brochures, usually every three weeks (but sometimes two weeks), with Product orders being taken regularly).

     The services include:

     (a) Schedule, receipt, inspection (in accordance with the Testing Procedures agreed by the Parties from time to time, which are the documents that specify the tests made on Raw Ingredients, Packaging Materials and finished Products in order to verify that they satisfy the Technical Specifications and the Processing Standards (as amended, supplemented or changed by AG Promover from time to time, the “Testing Procedures”)) and warehousing of the Raw Ingredients and Packaging Materials, which will be delivered by AG Promover to Offerors in accordance with Section 1.2;

     (b) Schedule all intermediate steps needed to finalize the manufacturing of the Products per the Production Plan, including Raw Ingredients, Packaging Materials and manufacturing time;

     (c) Establishing the Production Schedule based on the Production Plan;

     (d) Manufacturing the Products, at all times in accordance with the technical specifications that AG Promover will provide from time to time in respect to any Product (the “Technical Specifications”). The Technical Specifications are the documents that define the technical characteristics (dimensions, tolerances, physical-chemical attributes, materials, microbiologics, etc.) of Raw Ingredients, Packaging Materials and finished Products. Both the manufacture of the Products and the Products themselves must meet the processing and quality requirements provided from time to time by AG Promover (as amended, supplemented or changed by AG Promover from time to time, the “Processing Standards”). The fulfillment of such Processing Standards by a given Product will be established through the Testing Procedures;

     (e) Processing and packaging the Products in accordance with the Technical Specifications, including:

     (i) loading and unloading of shipments of Raw Ingredients, Packaging Materials and/or finished Products;

     (ii) warehousing, internal materials movement, processing of Products batches;

     (iii) filling containers of different natures of Products;

     (iv) labeling of Products;

     (v) packing the Products in cartons, wrapping in plastic film, and packing of the cartons in transport boxes.

     (f) Management of inventory of Raw Ingredients and Packaging Materials, in accordance with Section 1.3.

     (g) Shipment of finished Products from the Facility to Avon Distribution Center.

     (h) Any and all other services necessary to fulfill Offeror’s obligations hereunder.

1.2 Raw Ingredients and Packaging Materials

     (a) AG Promover shall procure and deliver to Offerors all Raw Ingredients and Packaging Materials that are needed to manufacture and pack the Products. AG Promover will make deliveries of Raw Ingredients and Packaging Materials in the quantities and at the times specified in the Production Plan. Raw Ingredients and Packaging Materials must meet the Processing Standards.

     (b) In case AG Promover does not hold the necessary permits for the import, purchase or delivery of controlled substances which are part of the Raw Ingredients to be delivered to the Offerors for the manufacturing of a given Product, and the Offerors hold such permits, the Offerors shall import, purchase or obtain delivery of such controlled substances in their own name, at the request and for the benefit of AG Promover, until AG Promover has obtained such permits. In this case, the Offerors will invoice the value of such controlled substances at cost.

     (c) Except as provided in Section 1.2(b), failure by AG Promover to deliver any of the Raw Ingredients and Packaging Materials required for the manufacturing of a given Product will release Offerors from their obligation to fulfill the Production Plan, and the term for manufacturing of such Product will only start upon delivery by AG Promover of all the required Raw Ingredients and Packaging Materials for its manufacture.

     (d) Raw Ingredients and Packaging Materials delivered by AG Promover must only be used in connection with the manufacturing and packing of the Products for AG Promover, and Offerors shall not devote any quantity of such Raw Ingredients and Packaging Materials to any other purpose.

     (e) Delivery and inspection of Raw Ingredients and Packaging Materials

          (i) Upon delivery of any quantity of Raw Ingredients and Packaging Materials, Offerors shall inspect them in accordance with the Inspection Procedures. If Offerors establish that (A) any Raw Ingredients or Packaging Materials do not conform with the Technical Specifications and/or the Processing Standards, and/or (B) there are differences between the quantities specified in the delivery documents and the actual quantities of received Raw Ingredients and Packaging Materials, then Offerors shall immediately, but in any event no later than five (5) business days following delivery by AG Promover, give notice to AG Promover of such non-conformity (which in the case of Technical Specifications non-conformity shall include a detailed report of the tests and controls carried out by Offerors). If no notice of non-conformity is provided within the above term, the delivered Raw Ingredients or Packaging Materials shall be deemed accepted by Offerors as conforming with the Technical Specifications and in the quantities set forth in the delivery documents. Offerors will bear the cost of any non-conforming Raw Ingredients or Packaging Materials that are not rejected in due time, except in excusable events accepted by AG Promover.

          (ii) Title over all Raw Ingredients and Packaging Materials will at all times remain with AG Promover. Notwithstanding, Offerors assume the risk of loss or damage to Raw Ingredients and Packaging Materials as of delivery and until the finished Products are delivered to AG Promover.

          (iii) AG Promover shall have the right to examine the alleged non-conforming Raw Ingredients and Packaging Materials and to conduct additional counting or testing on them. If the Parties do not reach an agreement as to the conformity or non-conformity of the alleged nonconforming Raw Ingredients and Packaging Materials, the Parties will settle the dispute in accordance with the dispute resolution mechanisms of this Commercial Offer.

          (iv) AG Promover may order at its own risk the use of a Raw Ingredient or Packaging Material that is off specifications, provided, however, that the manufacturing efficiency is not affected.

          (v) Any non-conforming Raw Ingredients and Packaging Materials will be, at AG Promover’s option, returned, destroyed or reconditioned by Offerors. The costs of return, destruction or reconditioning will be borne by AG Promover. Inventory destruction must be supported with inventory destruction minutes, executed by Offerors’ accountant, fiscal auditor (if applicable) and general manager. The minutes must include (A) the detail of the inventory destroyed, (B) the reasons for destruction, and (C) the cost of destroyed items.

1.3 Inventory Management

     (a) Offerors will provide inventory management services of Raw Ingredients and Packaging Materials, Products in process and finished Products in accordance with the Inventory Management Procedure agreed from time to time by the Parties. In connection with the inventory management, Offerors shall, among others:

          (i) Store all Raw Ingredients and Packaging Materials from AG Promover separately, properly identified, counted, inventoried and kept, all in accordance with the Inventory Management Procedure.

          (ii) Provide monthly reports of inventory status and balance by code (initial quantity, received, consumed and final quantity).

          (iii) Upon receipt of Raw Ingredients or Packaging Materials, Offerors shall input in the system the lot number and the expiry date of same. AG Promover will control the expiry date of all Raw Ingredients and Packaging Materials and will inform Offerors so that Offerors conduct the physical-chemical, microbiological and other necessary tests in accordance with the Technical Specifications and the Processing Standards. Based on such information, Offerors will define the priority for use or destruction, as the case may be.

     (b) Offerors will bear the cost of any loss or damage of Raw Ingredients or Packaging Materials exceeding 2% (based on a statistical physical inventory) for failure to manage and control the Raw Ingredients and Packaging Materials inventory in accordance with the Inventory Management Procedure, considering the actual cost of replacement, which will be discounted from the Manufacturing Fee.

     (c) AG Promover will acknowledge and pay to Offerors the warehousing cost of Raw Ingredients inventory in excess at a monthly rate of $20,000 Pesos per Pallet (this amount to be adjusted annually to reflect the increase in the offical Colombian consumer price index). Excess inventory will be that which exceeds two (2) months’ production, and will be calculated by month by number of Pallets in proportion to the excess value in months.

1.4 Processing and Packaging

     (a) AG Promover will timely deliver all Technical Specifications and Processing Standards for each Product (including formulae, procedures, specifications, samples and masters) for Offerors to be able to carry out the manufacture subject to them.

     (b) AG Promover will in a timely manner provide Offerors with such technical assistance that allows doubts resolution, processing problems, etc.

     (c) The Parties agree that the transformation of Raw Ingredients and Packaging Materials involves a risk of loss and waste. Any loss or waste of Raw Ingredients, Packaging Materials and/or finished Products that up to the percentages indicated below will be borne by AG Promover, and any such loss or waste that exceeds the percentages indicated below will be borne by Offerors:

Packaging Materials	0.9%
Bulks	1.0%
Raw Ingredients	1.0%
Finished Products	0.1%

1.5 Finished Products

     (a) Title over all finished Products will at all times remain with AG Promover.

     (b) Except as set forth in Section 1.5(c) below, upon termination of the manufacturing and packing of a given Product, Offerors shall deliver such Product to AG Promover at the Avon Distribution Center or at any other place designated by AG Promover. For purposes of delivery, the Parties will establish the number of required lots, as well as mechanisms for urgent delivery.

     (c) The Parties may agree that Offerors hold certain amounts of finished Products for purposes of inventory build-up for line renewal or maintenance. No Manufacturing Fee may be charged in connection with held Finished Products.

     (d) Offerors shall be released from the risk of loss or damage to Products as of the moment of delivery of such Products at the Avon Distribution Center or at any other place designated by AG Promover, located in the metropolitan area of Valle de Aburrá. Delivery shall be deemed to have taken place once the boxes of the Products have been unloaded and temporarily or definitively stored at the Avon Distribution Center or at any other place designated by AG Promover.

     (e) Upon delivery of any finished Products, AG Promover shall inspect them in accordance with the Inspection Procedures. If AG Promover establishes that (A) any finished Product does not conform with the Technical Specifications, or (B) there are differences between the quantities specified in the delivery documents and the actual quantities of received finished Products, then AG Promover shall immediately, but in any event no later than five (5) business days following delivery by Offerors, give notice to Offerors of such non-conformity (which in the case of Technical Specifications non-conformity shall include a detailed report of the tests and controls carried out by AG Promover). If no notice of non-conformity is provided within the above term, the delivered finished Products shall be deemed accepted by AG Promover as conforming with the Technical Specifications and in the quantities set forth in the delivery documents, except in the case of an exclusable event, accepted by Offerors.

     (f) Offerors shall have the right to examine the alleged non-conforming finished Products and to conduct additional counting or testing on them. If the Parties do not reach an agreement as to the conformity or non-conformity of the alleged non-conforming finished Products, the Parties will settle the dispute in accordance with the dispute resolution mechanisms of this Commercial Offer.

     (g) All material accumulated from Production losses and from rejected finished Products will be destroyed by Offerors, at Offerors’ expense, in the presence of a representative of AG Promover, all in accordance with the applicable Legal Requirements.

1.6 Facility

     (a) Offerors, as owners of the Facility, shall pay all real estate and personal property taxes, assessments, levies, fees, water and sewer charges and all other charges attributable to the use, possession or occupancy of such Facility.

     (b) All equipment necessary for the safe and efficient operation of the Facility, and the responsibilities related thereto, shall be provided and maintained by Offerors. Offerors shall be responsible for all health, safety and environment matters related to the Facility and its operation.

1.7 Capacity

     Offerors represent and warrant that the Facility is, and will continue to be during the term of the legal relationship deriving from this Commercial Offer and its Acceptance, fully operational to manufacture and package the Products pursuant to this Commercial Offer, with sufficient capacity to produce the Annual Volume Projections and the estimated three year (3)

unit volume referred to in Section 2.6. Offerors shall dedicate all necessary capacity of the Facility, including but not limited to physical space, equipment and personnel, to satisfy Offerors’ obligations hereunder.

1.8 Permits, Licenses, Etc.

     (a) Offerors represent that they have obtained and will maintain in effect through the term of the legal relationship deriving from this Commercial Offer and its Acceptance, at their sole cost and expense, all Legal Requirements to operate the Facility and provide the services as required hereunder, including, but not limited to, permits to use, handle and warehouse restricted ingredients and other materials, water discharge permit and waste disposal permit, if applicable, but excluding the Products’ Sanitary Registrations, which will be AG Promover’s responsibility.

     (b) Offerors further represent that they will comply, and assume all the costs associated with any and all Legal Requirements applicable to the services hereunder, and operating and maintaining the Facility, including all labor, environmental, health and safety Legal Requirements.

     (c) Should any of the Technical Specifications and/or Processing Standards be or become against a Legal Requirement, Offerors will promptly so notify to AG Promover, for AG Promover to adopt all required measures. Offerors will indemnify AG Promover for all damages originated because of lack of this notice.

1.9 Inspections

     AG Promover shall have the right to inspect the Facility and any warehouse in which Products or Raw Ingredients and Packaging Materials are stored at any reasonable time to verify that:

     (a) Offerors are complying with the Technical Specifications and the Processing Standards in force at the time;

     (b) Offerors are complying with all applicable laws and regulations, as well as with any other requirements of this Commercial Offer. AG Promover shall have the right to take samples of the Raw Ingredients and Packaging Materials, Products in process and finished Products for inspection. In the event that AG Promover discovers during any such inspection that Offerors are not complying with this Commercial Offer, AG Promover may direct that Offerors to immediately cease production of the Product or Products involved in such non-compliance, and direct that Offerors to immediately remedy such non-compliance. Notwithstanding the foregoing, AG Promover’s inspections and observations shall not relieve Offerors from their obligations or excuse them from any performance required hereunder.

     (c) The conduct of inspections from time to time by AG Promover shall not in any way diminish or alter Offerors’ obligations hereunder.

1.10 Production Records

     (a) Offerors shall prepare and keep, in a form satisfactory to AG Promover, records relating to the receipt, storage and use of Raw Ingredients and Packaging Materials,

manufacturing of Products, inventory, packaging and testing of Products, batch control records, quality control records, the shipment of Products, non-conforming Products, and non-conforming Raw Ingredients or Packaging Materials.

     (b) The records to be prepared by Offerors are described in Exhibit B. AG Promover shall have the right upon 24 hours advance notice during Offerors regular business hours to examine such records. At any time, and up to six (6) years following termination of the legal relationship deriving from this Commercial Offer and its Acceptance, AG Promover will have the right to request and obtain copies of each and every one of the records related to the performance of the legal relationship deriving from this Commercial Offer and its Acceptance (except with respect to those records that, at the relevant moment, have already been delivered to Avon).

ARTICLE II

PROJECTIONS; PRODUCTION PLAN; PRODUCTION SCHEDULE

2.1 Annual Volume Projections

     During the forty five (45) days following (i) the Acceptance of this Commercial Offer, or (ii) any anniversary such Acceptance, the Parties will agree on the estimated annual volume projections in connection with each of the Products (the “Annual Volume Projections”). Such Annual Volume Projections will not be mandatory for either Party.

2.2 Rolling Forecast

     During the forty five (45) days following the Acceptance of this Commercial Offer and during the month of January of every year thereafter during the term, AG Promover and Offerors will agree on a rolling six (6) month production forecast which will be updated by AG Promover on a monthly basis.

2.3 Production Plan

     (a) “Production Plan” means the document, whether executed or not, in the form agreed by the Parties, whereby AG Promover instructs Offerors to manufacture a given amount of Products, and which will be prepared considering the Rolling Forecast, but also the actual orders of Products received by AG Promover. The Production Plan will contain (i) the quantities of and production dates for Products required, and (ii) the estimated date of delivery of such Raw Ingredients and Packaging Materials, if not already in the inventory kept by Offerors.

     (b) AG Promover shall issue a Production Plan every day, which will contain the plan for production of Products for the next two (2) campaigns. This Production Plan may be modified in up to 30% by mutual agreement, always considering the capacity of the Facility. There will be a firm zone of three (3) days where the Production Plan will not be modified (meaning that, for the three (3) days following any given moment, the Production Plan may not be modified). For the first three (3) days of a campaign, the firm zone will be one (1) day. In exceptional or urgent cases, Offerors will attend to changes to the Production Plan in the firm zone, negotiating case by case without any of the Parties incurring any penalty for breach or failure to comply.

     (c) Should Offerors fail to meet the dates contained in a Production Plan as a consequence of Offerors’ negligence, Offerors will indemnify AG Promover with a compensation for the delay (including, but not limited to, expenses for special deliveries, costs of products given as bonuses to distributors, extraordinary expenses at the Avon Distribution Center, etc.). For Products out of stock that affect more than 50% of the total or orders of AG Promover’s distributor of the day, Offerors will also indemnify by paying the amount corresponding to three (3) times the Manufacturing Fee corresponding to the Products not delivered on time.

2.4 Production Schedule

     (a) “Production Schedule” means the document, whether executed or not, in the form agreed by the Parties, whereby Offerors inform AG Promover the schedule established by Offerors for the manufacturing, packaging and delivery of the Products contained in any given Production Plan.

     (b) The Production Schedule shall at all times adjust to the Production Plan delivered by AG Promover, provided, however, that Offerors will not be obligated to comply with the Production Plan if Offerors have not received the necessary Raw Ingredients and Packaging Materials for the manufacturing and packaging of the Products contained in such Production Plan.

2.5 Changes to Production Plans

     (a) When market trends so require, AG Promover may introduce changes to any given Production Plan. Offerors shall comply with the required changes provided, however, that the necessary additional Raw Ingredients and Packaging Materials are committed by AG Promover to be available and that the Facility has the necessary capacity.

     (b) If changes to the Production Plan conflict with the capacity of the Facility or generate incremental costs, either Party will immediately request the other to adjust the relevant cost, the Production Plan or both.

2.6 Capital Investments Plan

     During the forty five (45) days following the issuance of this Commercial Offer, AG Promover and Offerors will agree on an estimated three year (3) unit volume (which will include estimated exports of Products) by family of Product. This estimation will be the basis for the Parties to agree on a joint capital investment plan for each family of Products, which will identify, among others, capital intensive categories and categories with capacity limitations.

ARTICLE III

PRODUCT QUALITY

3.1 Quality Assurance / Quality Control

     (a) Offerors shall implement and maintain in all the processes related to the manufacturing and packing of the Products the good manufacturing practices set forth in Exhibit C (“Good Manufacturing Practices”). Further, Offerors will provide quality assurance as set forth in Exhibit C, starting upon receipt of Raw Ingredients and Packaging Materials at the Facility until the Products are delivered to AG Promover.

     (b) Offerors will implement, at their own cost, all systems required to ensure traceability of lots of Products, which allow both Offerors and AG Promover to trace the Raw Ingredients and Packaging Materials used by Offerors in a given lot of Products;

     (c) Retention of Samples/Batch Records. Offerors shall maintain appropriate sample and batch records from each lot or batch of Products in sufficient quantities to comply with all Legal Requirements and to perform quality control tests as specified in the Testing Procedures at least three times. Offerors shall store all samples retained hereunder in accordance with the Technical Specifications. AG Promover may direct Offerors to deliver one file sample and a copy of batch records to a location designated by AG Promover. Such samples and records must be maintained for at least two (2) following termination of the legal relationship deriving from this Commercial Offer and its Acceptance. Following expiration of such period, Offerors will send such samples and records to the location indicated by AG Promover.

3.2 Change in Technical Specifications or Processing Standards

     AG Promover may introduce at any time through the term of the legal relationship deriving from this Commercial Offer and its Acceptance, any changes to the Technical Specifications or the Processing Standards. In the event such changes increase the costs of manufacture of the Products, the Parties will review and adjust the basis for calculation of the Manufacturing Fee. The Parties will agree the period which Offerors have to implement such changes. Notwithstanding anything else to the contrary contained herein, Offerors may not make any process or packaging change, including any change to rework procedures, without the prior written consent of AG Promover.

3.3 Product Warranty

     (a) Offerors warrant that all manufacturing, packaging, storage and handling of Raw Ingredients and Packaging Materials, Products in process and finished Products, as the case may be, will comply with the Technical Specifications, Processing Standards, as well as with good manufacturing practices.

     (b) Offerors further warrant that all Products will comply with Legal Requirements and will be suitable for use in accordance with their Technical Specifications through the shelf life thereof or one year following completion of their manufacture, whichever occurs later.

3.4 Remedy for Non-conforming Products

     (a) Offerors agree that any Products delivered hereunder which fail to meet the Technical Specifications or the Processing Standards (including, but not limited to microbiological failures) or otherwise fail to comply with the terms and conditions of this Commercial Offer, may be rejected by AG Promover within seven (7) days following the date of delivery. AG Promover’s right to reject non-conforming Products includes, but is not limited to Products which:

          (i) have been produced and packaged during a particular production run if samples from that production run do not conform to the Technical Specifications and Processing Standards;

          (ii) have been damaged during storage or handling while under Offerors’ care;

          (iii) do not fully comply with the Technical Specifications and Processing Standards; or

          (iv) are not in compliance with the other terms and conditions of this Commercial Offer;

     (b) Notwithstanding the above, AG Promover may return to Offerors, at any time (within the shelf life of the Product) all Products not saleable in the ordinary course of business due to quality defects that could not have been detected by AG Promover upon delivery and which are due to Offerors’ negligence during the manufacturing of the Product.

     (c) In the case of Products Rejection for any of the above circumstances, Offerors shall be responsible for, at their cost and expense, picking-up and returning to the Facility all nonconforming Products. AG Promover shall have no obligation to pay to Offerors for any rejected Product; provided, however, that if AG Promover has previously paid Offerors for Products which are later rejected by AG Promover, or if AG Promover supplied Raw Ingredients and Packaging Materials which have been incorporated into Products which are later rejected by AG Promover, AG Promover shall be entitled, at its option, to invoice Offerors for, or deduct from Offerors’ invoices, the cost of the Raw Ingredients and Packaging Materials of the nonconforming Products and any costs of freights, management and related expenses that have been paid or incurred by AG Promover.

     (d) Any non-conforming Products which are determined by Offerors or AG Promover to be unfit for human consumption shall be disposed of by Offerors at Offerors’ cost and expense in a manner which must preclude re-use for human consumption. Offerors shall dispose of or destroy all rightfully rejected Products within the timeframe agreed with AG Promover, in a manner which complies with all Legal Requirements. Offerors shall offer AG Promover the option to witness, and shall provide AG Promover with evidence of, any destruction of Products pursuant to this Section.

3.5 Governmental Inspections

     Offerors shall notify AG Promover within twenty-four (24) hours after any governmental inspection and the details of such inspection. Offerors shall make available to AG Promover the results of all relevant governmental inspection reports and sanitation audits relating to or affecting the Facility, or relating to or affecting equipment, Raw Ingredients and Packaging Materials, Products in process, or finished Products located therein.

ARTICLE IV

PRICE AND FORM OF PAYMENT

4.1 Price

     As the exclusive consideration for the provision of the services hereunder, AG Promover shall pay to Offerors a manufacturing fee of three hundred seven and 30/100 Pesos (COP$ 307.30) (the “Manufacturing Fee”) per each Remitted Unit. Offerors may not charge any additional amount in connection with the performance of the services hereunder. All negotiations of the Manufacturing Fee following the date of issuance of this Commercial Offer will be made and liquidated in Pesos by unit.

4.2 Structure of the Manufacturing Fee

     For indicative purposes, the Parties establish that the Manufacturing fee has been agreed upon considering (i) a theoretical Annual Volume Projection of sixty million (60,000,000) Remitted Units for the entire calendar year 2005, (ii) a theoretical rate of usage of 80% of the Facility in its current production conditions), and (iii) the current product mix of the Facility (i.e. participation of each product or family of products in the total production), and including the following:

     (a) Direct labor costs;

     (b) All other manufacturing costs, whether direct or indirect (“CIF”), but exclusing maintenance and depreciation, which are not included for purposes of calculation and may not be charged;

     (c) Administration costs;

     (d) A mark-up of 25% on top of Direct Labor Costs, CIF and Administration costs; and

     (e) Use of assets.

      The calculation of the Manufacturing Fee is detailed in Exhibit D

4.3 Price adjustments

     (a) The Manufacturing Fee set forth in Section 4.1 shall remain fixed until January 31, 2006.

     (b) At the end of January, 2006, and of any six month’s period thereafter, the Parties will meet to negotiate the value of the Manufacturing Fee for the next six (6) months, considering the new production volumes, inflation, costs behavior, exchange rate, etc., and will make any relevant adjustments to the Manufacturing Fee for the past period, provided, however that no adjustment will be made in case the Annual Volume Projection for the relevant period has been been fulfilled in at least 90% for such period. The Parties will negotiate in good faith any such adjustment.

     (c) At the end of January, 2006, and of any six month’s period thereafter, the Parties may agree on reductions to the Manufacturing Fee for improvements in productivity (including, but not limited to increase in the number of manufactured units, better cost-efficient mixes, etc.), which involve a reduction of proportional fixed costs or any other costs.

     (d) For purposes of any price adjustment, the Parties will use the structure of the Manufacturing Fee set forth in 4.2 as the basis for any recalculation.

     (e) If the case of a requested increase in the Manufacturing Fee by the Offerors as set forth in Section 4.3(b), the Parties agree that should they fail to agree on a mutually acceptable increase within thirty (30) days following the date in which the request of increase is made, the increase shall be equivalent to the percentage of increase in the Producer Index Price certified by DANE, calculated in proportion to the relevant period.

4.4 Invoicing and Payment

     (a) Offerors will issue monthly invoices with respect to the Products delivered to AG Promover during the month immediately preceding. The invoice will comply with all applicable Legal Requirements, and must be delivered within the first ten (10) calendar days of each month. AG Promover shall make the payment within thirty (30) calendar days following the date in which Offerors deliver the Invoice. Payment will be done by wire transfer of immediately available funds to the account informed by Offerors to AG Promover.

     (b) Payments will be made in Pesos and are subject to all withholdings under applicable law.

ARTICLE V

TERM AND TERMINATION

5.1 Term

     The legal relationship deriving from this Commercial Offer and its Acceptance shall be effective for a term of for a term of three (3) years, counted as of the Acceptance, unless sooner terminated by any Party in accordance with the terms hereof. The legal relationship deriving from this Commercial Offer and its Acceptance will be automatically extended for additional terms of two (2) years, unless any of the Parties notifies the other of its intention not to extend it with a written notice sent with no less than 180 days prior to the expiration of the initial term of any extensions thereof, as the case may be.

     If the mentioned notice is not given timely, and any of the Parties persists in its intention not to extend the legal relationship deriving from this Commercial Offer and its Acceptance, such Party may terminate the legal relationship deriving from this Commercial Offer and its Acceptance at the end of its term by paying the other Party, as a penalty, an amount equivalent to the aggregate of the last six (6) months of operating profit of AG Promover, provided, however, that in no case shall such penalty exceed the total amount that AG Promover has paid to Offerors for any reason hereunder during the entire term hereof.

     Termination by any Party of this the legal relationship deriving from this Commercial Offer and its Acceptance before the expiration of its term will subject such Party to pay all damages suffered by the other Party in connection with such unlawful termination and, in addition (not in substitution), to the payment of a penalty in an amount equivalent to the aggregate of the last six (6) months of operating profit of AG Promover, provided, however, that in no case shall such penalty exceed the total amount that AG Promover has paid to Offerors for any reason hereunder during the entire term hereof.

5.2 Termination

     Notwithstanding any provision of this Commercial Offer to the contrary, and in addition to those other rights set forth herein, either Party may, at any time during the term hereof, terminate the legal relationship deriving from this Commercial Offer and its Acceptance with immediate effect by giving written notice to the defaulting Party, in any of the following cases:

     (a) If a Party materially breaches any obligation or representation hereunder, when such Party has not cured the breach within thirty (30) days after receipt of written notice thereof;

     (b) If a Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, is submitted to a bankruptcy procedure or any other procedure for the composition of credits; provided, however, that this Section 5.2(b) shall not apply in the event that a proceeding is commenced or a petition is filed in Colombia to commence a proceeding under Law 550 of 1999.

5.3 Cessation of Production

     Upon termination or expiration of the legal relationship deriving from this Commercial Offer and its Acceptance, Offerors shall immediately cease performing any and all services hereunder, except with respect to any unfilled, valid Production Plan and any Products in process which AG Promover requests to be completed.

5.4 Inventory Upon Termination

     Upon termination or expiration of the legal relationship deriving from this Commercial Offer and its Acceptance, Offerors shall immediately ship to AG Promover, at the Avon Distribution Center or at any other place designated by AG Promover, located in the metropolitan area of Valle de Aburrá, all unused Raw Ingredients and Packaging Materials, except for such Raw Ingredients and Packaging Materials which will be used in completing a Production Plan or any Products in process. Delivery of all inventory shall be made within seven (7) days after termination.

5.5 Return of Molds and other equipment of AG Promover

     Upon termination or expiration of the legal relationship deriving from this Commercial Offer and its Acceptance, any molds and other equipment used to manufacture Products will be immediately returned to AG Promover, at the Avon Distribution Center or at any other place designated by AG Promover, located in the metropolitan area of Valle de Aburrá. Delivery of such molds shall take place within two (2) days following the date in which the legal relationship deriving from this Commercial Offer and its Acceptance expires or is terminated. Offerors hereby waive any right of retention in connection with such molds and equipment, as well as in connection with any other asset belonging to AG Promover (including Raw Ingredients and Packaging Materials).

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Offerors

     Offerors shall defend, indemnify and hold AG Promover harmless from and against any and all claims, demands, losses, damage, liability (including without limitation product and environmental liability), settlement amounts, costs or expenses whatsoever (including reasonable attorney’s fees) arising from or related to any claim, action or proceeding made or brought against AG Promover by a third party as a result of any breach of Offerors’ obligations hereunder. Furthermore, Offerors will hold AG Promover harmless against any labor and/or civil liability lawsuits or claims filed by Offerors’ employees or third parties.

6.2 Indemnification by AG Promover

     AG Promover shall defend, indemnify and hold Offerors harmless from and against any and all claims, demands, loss, damage, liability (including without limitation product and environmental liability), settlement amounts, costs or expenses whatsoever (including reasonable attorney’s fees) arising from or related to any claim, action or proceeding made or brought against Offerors by a third party as a result of any breach of AG Promover’s obligations hereunder.

6.3 Third Party Liability Procedures

     In the event that either Offerors are or AG Promover is seeking indemnification under this ARTICLE VI in respect of, arising out of, or involving a claim made by a person not a Party to the legal relationship deriving from this Offer and its Acceptance, it shall inform Offerors or AG Promover, as applicable, of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Offerors or AG Promover, as applicable, to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at Offerors’ or AG Promover’ expense, as applicable, shall cooperate as reasonably requested in the defense of the claim. Offerors or AG Promover, as applicable, shall have the right to retain their own counsel, subject to the approval of any such outside counsel by Offerors or AG Promover, as applicable, with the fees and expenses to be paid by Offerors or AG Promover, as applicable, if representation of Offerors or AG Promover, as applicable, by the counsel retained by Offerors or AG Promover, as applicable, would be inappropriate due to actual or potential differing interests between Offerors or AG Promover, as applicable, and any other party represented by such counsel in such proceedings. Offerors or AG Promover, as applicable, may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of Offerors or AG Promover, as applicable, if such settlement or adverse judgment in any way diminishes the rights or interests of Offerors or AG Promover, as applicable.

ARTICLE VII

INSURANCE

7.1 Insurance

     Offerors will obtain and maintain in force, on account of AG Promover and with AG Promover as beneficiary, appropriate insurance, acceptable to AG Promover, that covers at all times (i) all risks of loss or destruction of any Raw Ingredients or Packaging Materials delivered by AG Promover to Offerors, and (ii) all risks of loss or destruction of any molds or any other equipment owned by AG Promover which is in the Facility. Copies of such insurance shall be delivered to AG Promover within 45 days following Acceptance of this Commercial Offer. Premiums in connection with such insurance will be reimbursed by AG Promover to Offerors.

ARTICLE VIII

INDUSTRIAL AND TRADE SECRETS; INTELLECTUAL PROPERTY

8.1 Intellectual Property

     Offerors hereby agree that AG Promover or its affiliates exclusively own all rights, title and interest to all intellectual property owned, used or licensed (as licensor or licensee) in connection with the legal relationship deriving from this Commercial Offer and its Acceptance, including (i) names and all assumed fictional business names, registered and unregistered trademarks, trade dress and packaging, services marks, and trade names, and applications for registration; (ii) all registered and unregistered copyrights in both published works and unpublished works and all applications for registration; (iii) all know-how, trade secrets, confidential or proprietary information, software, technical information, data, process technology, plans, drawings, and blue prints (“Intellectual Property”). Offerors agree that they will not request registration of any of the Intellectual Property, and will not undertake any other actions that may or purport to affect AG Promover or its affiliates’ rights over the Intellectual Property. Any approval or permission granted by AG Promover to use any of the Intellectual Property shall cease on the date of termination of the legal relationship deriving from this Commercial Offer and its Acceptance.

8.2 Work Product

     (a) Offerors understand and agree that the formulae, Technical Specifications, Processing Standards and other standards, manufacturing processes and procedures for the manufacturing of the Products, including improvements or modifications thereto, whether developed prior to the issuance of this Commercial Offer or developed by either Party in the course of the legal relationship deriving from this Commercial Offer and its Acceptance (collectively, the “Proprietary Work Product”) constitute proprietary information of AG Promover and are the sole and exclusive property of AG Promover.

     (b) Offerors acknowledge and recognize to AG Promover all rights, title and interest in all Proprietary Work Product developed prior to or during the term of the legal relationship deriving from this Commercial Offer and its Acceptance. Therefore, Offerors agree to assign to AG Promover the sole ownership of all copyrights to works created hereunder and will take all steps necessary to protect such copyrights for AG Promover. Offerors also assign and will require their personnel to assign all new creations, invenstions and other patentable work products conceived or reduced to practice hereunder.

     (c) Offerors agree that nothing in this Commercial Offer shall be construed to grant to Offerors any interest in any Products or formulae, specifications or other Proprietary Work Product, or the goodwill of AG Promover or in any Intellectual Property.

8.3 AG Promover’s Confidential Information

     (a) Any and all information concerning the Products, including the Technical Specifications, and the production, distribution, marketing or sale of the Products, and all Proprietary Work Product (“AG Promover’s Information”), disclosed to Offerors, or to which Offerors have access, is confidential and proprietary information, and shall be maintained in strict confidence by Offerors and not disclosed to any third party.

     (b) Offerors agree that they (i) shall not use or disclose such AG Promover’s Information other than for the production of Products for AG Promover; and (ii) will restrict the disclosure of such AG Promover’s Information within its own organization to those persons who are directly concerned therewith and who have been informed of Offerors obligations hereunder.

     (c) AG Promover acknowledges that during the normal business activities of Offerors, the packaging and warehousing of finished goods may be observed by visitors. Close observation, which includes product formulations, graphics or promotions, of packaging lines will not be allowed by Offerors. The above restrictions do not apply to AG Promover’s personnel or personnel deemed necessary by AG Promover to obtain any permit, license, approvals or certifications, etc., or to comply with a Legal Requirement.

     (d) The above confidentiality obligations shall not apply to information which (a) was known to Offerors prior to disclosure by AG Promover; or (b) is or shall become public information through no fault of Offerors; or (c) is received by Offerors from a third party having no confidentiality obligation regarding AG Promover’s Information.

8.4 Plates and Molds

     (a) Offerors acknowledge that AG Promover is the owner of all plates and molds (and all intellectual property rights associated therewith) that will be used in the manufacturing of the Products. Offerors may not copy or reproduce AG Promover’s plates or molds, nor attempt to obtain any right over them.

     (b) Offerors may not supply components produced in plates and molds that are AG Promover’s property or under the exclusiveness contract to be applied on its own or competitors’ brand;

     (c) AG Promover will administer the use of the plates and molds in connection with the manufacturing of the Products.

8.5 Fair competition

     Offerors agree that they will not manufacture any product that uses a similar design to the Products included in this Commercial Offer or, in general, any product that imitates the formats or designs of AG Promover, Avon Products, Inc. or any other affiliate thereof. Offerors will cooperate with AG Promover to avoid that third parties perform any action having an adverse consequence on the Proprietary Marks, the Proprietary Work Product or AG Promover’s Confidential Information. Offerors will not appear on the Products, except as and only to the extent required by any Legal Requirement.

ARTICLE IX

RECALL OF PRODUCTS

9.1 Offerors Obligation

     (a) In case that, for a Legal Requirement or any concern for public health, AG Promover considers that a Product must be recalled from the market, such recall will be implemented by AG Promover at its cost and in a suitable and reasonable manner considering the circumstances.

     (b) However, should the recall decided by AG Promover be originated on the fact that the Product to be recalled does not conform with the Technical Specifications, the Processing Standards or has been manufactured in violation of a Legal Requirement that was not timely informed to AG Promover and such recall is decided with twelve (12) months following the delivery of the Products. Offerors shall reimburse AG Promover all the reasonable costs and other unavoidable expenses (including, but not limited to, costs of recalled Products) as well as any loss of profit associated with such recall.

     (c) In addition to the above, when AG Promover decides the recall of a Product, the Offerors shall immediately manufacture, within their capacity, Products equivalent to those recalled, but which comply with the Technical Specifications, Processing Standards and Legal Requirements.

     (d) No information shall be disclosed in connection with any recall to media, public interest groups or regulators except through AG Promover and all inquiries shall be directed to AG Promover.

ARTICLE X

FORCE MAJEURE

10.1 Force Majeure Events and Consequences

     The consequences, direct or indirect, of fire, war, flood, strikes, lockouts, or other labor disputes, binding orders of any Governmental Authority, or any other causes beyond the reasonable control of the Party charged with performance (a “Force Majeure Event”), shall excuse performance to the extent that such performance has been prevented by such occurrence. In the event that a Party is unable to perform any of its obligations as a consequence of a Force Majeure Event, it shall promptly give notice to the other Party of its inability to perform such obligation or obligations. In the event such inability continues for a period of sixty (60) days after notice, the other Party shall have the right to terminate the legal relationship deriving from this Commercial Offer and its Acceptance by giving ten (10) days’ written notice.

ARTICLE XI

GENERAL PROVISIONS

11.1 Independent Contractor

     Offerors are independent contractors to AG Promover. Offerors, their agents, subsidiaries, affiliates and employees are in no way the legal representatives, agents or employees of AG Promover for any purposes whatsoever and they have no right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of AG Promover. Offerors shall not make any statements concerning AG Promover, this Commercial Offer or the legal relationship deriving from its Acceptance, on behalf of AG Promover. The Parties expressly agree that their intention is not to create a commercial agency relationship for the manufacturing of the Products, considering that Offerors will not be promoting any business of AG Promover.

11.2 Expenses

     Except as otherwise expressly provided in this Commercial Offer, each Party to the legal relationship deriving from this Commercial Offer and its Acceptance must bear its respective expenses incurred in connection with the preparation, execution, and performance of the legal relationship deriving from this Commercial Offer and its Acceptance and the transactions hereby contemplated, including all fees and expenses of its advisors and counsel.

11.3 Notices

     All notices, consents, waivers, and other communications under this Commercial Offer and the legal relationship deriving from its acceptance must be in writing and are deemed given to a Party when (a) delivered to the appropriate address by hand or by overnight courier service (costs prepaid), (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Parties):

If to Offerors:

Preparaciones de Belleza S.A. - Prebel S.A.
Attention: General Manager
Calle 10 No. 58 – 59 First Floor
Medellín, Colombia

ProNova Ltda.
Attention: General Manager
Autopista Sur No.7-35
Medellín, Colombia

with a copy to

Ignacio Sanín Bernal
Carrera 37 No. 8-05
Medellín, Colombia

If to AG Promover:

AG Promover Ltda.
Attention: General Manager
Calle 10 No. 58-59 Second Floor
Medellín, Colombia

11.4 Incorporation of Schedules and Exhibits

     The Schedules and Exhibits identified in this Commercial Offer are incorporated herein by reference and made a part of this Commercial Offer.

11.5 Entire Legal Relationship and Modification

     This Commercial Offer, once accepted by AG Promover, supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Commercial Offer) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Neither this Commercial Offer not the legal relationship deriving from its Acceptance may be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification operates.

11.6 Severability

     If a court of competent jurisdiction holds any provision of this Commercial Offer invalid or unenforceable, the other provisions of this Commercial Offer remain in full force and effect. Any provision of this Commercial Offer held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

11.7 Assignments, Successors and No Third Party Rights

     No Party may assign any of its rights or delegate any of its obligations under this Commercial Offer or the legal relationship deriving from its Acceptance without the prior written consent of the other Parties. This Commercial Offer and the legal relationship deriving from its Acceptance applies to, is binding in all respects upon, and inures to the benefit of Offerors’ and AG Promover’s successors and permitted assigns. Nothing expressed or referred to in this Commercial Offer may be construed to give any Person, other than the Parties to the legal relationship deriving from this Commercial Offer and its Acceptance, any legal or equitable right, remedy, or claim under or with respect to this Commercial Offer or the legal relationship deriving from its Acceptance or any provision hereof except such rights as may inure to a successor or permitted assignee pursuant to this Section.

11.8 Waiver

     The rights and remedies of the Parties to the legal relationship deriving from this Commercial Offer and its Acceptance are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under the legal relationship deriving from this Commercial Offer and its Acceptance or any of the documents referred to in this Commercial Offer may operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege may preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Commercial Offer or the legal relationship deriving from its Acceptance or any of the documents referred to in this Commercial Offer can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party may be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party may be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Commercial Offer or the documents referred to herein.

11.9 Governing law

     This Commercial Offer the legal relationship deriving from its Acceptance is governed by and construed under the laws of Colombia without regard to conflicts of laws principles that would require the application of any other law.

11.10 Dispute Resolution

     (a) Direct mechanisms. Any dispute arising from this Commercial Offer the legal relationship deriving from its Acceptance must be escalated to the manufacturing director and general manager of Offerors and AG Promover, respectively, (the “Initial Contacts”). If any dispute cannot be resolved by the Initial Contacts within a maximum of 15 business days after it has been referred that dispute must be referred to the general managers of Offerors and the Vice-President, Andean Cluster, for AG Promover, respectively, for resolution, or such other representatives as they may nominate from time to time.

     (b) Arbitration. Should the above mechanism fail, the relevant dispute shall be submitted to the decision of an Arbitration Tribunal, which shall be located in Bogotá, Colombia, and shall be governed in accordance with the Rules of the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá). The number of arbitrators that will compose the Tribunal shall be three (3). The arbitrators shall be attorneys at law licensed in Colombia and shall be appointed by mutual consent of the Parties and, in the lack thereof, they shall be appointed by the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá), out of the lists of such institution. The arbitral award shall be issued in accordance with the law.

11.11 Language

     This Commercial Offer has been prepared and delivered in the English language. Although a Spanish language translation of this Commercial Offer has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a Party in a translation shall preclude that Party from subsequently disputing the accuracy of such translation.

11.12 Taxes

     Each Party shall timely and correctly pay, to all tax authorities any and all taxes and other assessments imposed on such Party arising out of or pertaining to this Commercial Offer or the legal relationship deriving from its Acceptance.

*    *    *    *    *

If you are in agreement with the foregoing, please evidence such agreement by executing the Acceptance in the form attached as Appendix 3, and delivering it to the undersigned.

Yours truly,
Preparaciones de Belleza S.A. - Prebel S.A.	ProNova Ltda.

Name: Sergio Gonzalez Lopez	Name: Julio César Salazar
Title: Legal representative	Title: Legal representative
C.C.	C.C.

APPENDIX 1. CONSTRUCTION, DEFINED TERMS

1.1. Construction

     Any reference in this Commercial Offer to an “Article”, “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Commercial Offer, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Commercial Offer or the legal relationship deriving from its Acceptance. All words used in this Commercial Offer should be construed to be of such gender or number as the circumstances require. The term “include” or “including” indicates examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.2. Defined Terms

     The following terms when used in this Commercial Offer, including its preamble and recitals, unless the context indicates otherwise, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     “Acceptance” has the meaning assigned to that term in the heading of this Commercial Offer;

     “AG Promover” has the meaning assigned to that term in the heading of this Commercial Offer;

     “AG Promover’s Information” has the meaning assigned to that term in Section 8.3;

     “Annual Volume Projections” has the meaning assigned to that term in Section 2.1;

     “Avon Distribution Center” means AG Promover’s facility for the distribution of the Products, which is located at Carrera 50 No. 7-35, Medellín, Colombia.

     “CIF” has the meaning assigned to that term in Section 4.2(b);

     “Colombia” means the Republic of Colombia;

     “Commercial Offer” means this Commercial Offer, together with any Exhibits and Schedules hereto;

     “Dollar” and the sign “US$” mean lawful currency of the United States of America;

     “Effective Date” means the date on which the manufacturing services hereunder are commenced by Offerors, which commencement will be evidenced in minutes executed by both Parties;

     “Facility” means the facility where Products are manufactured, which is located at Carrera 59 No. 10-131, Medellín, Colombia, or any other facility for the manufacture of Products which is accepted by AG Promover in writing;

     “Force Majeure Event” has the meaning assigned to that term in Section 10.1;

     “Good Manufacturing Practices” has the meaning assigned to that term in Section 3.1(a);

     “Governmental Authorities” means any (a) nation, department, municipality, district, or other jurisdiction, (b) national, departmental, municipal, district, foreign or other government, (c) governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal), (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature, or (e) official of any of the foregoing;

     “Initial Contacts” has the meaning assigned to that term in Section 11.10(a);

     “Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, notice, approval or binding orders of any Governmental Authority, and any contract with any Governmental Authority relating to compliance with any of the foregoing;

     “Manufacturing Fee” has the meaning assigned to that term in Section 4.1;

     “Offerors” has the meaning assigned to that term in the heading of this Commercial Offer;

     “Packaging Materials” means those cases, boxes, containers and other packaging materials necessary for packing each of the Products in accordance with the Technical Specifications;

     “Pallet” means a standard Andean pallet, sized 1,00m by 1,20m;

     “Party” and “Parties” has the meaning assigned to that term in the heading of this Commercial Offer;

     “Pesos” and the sign “COP$” mean lawful currency of Colombia;

     “Processing Standards” has the meaning assigned to that term in Section 1.1(d);

     “Production Plan” has the meaning assigned to that term in Section 2.3(a);

     “Production Schedule” has the meaning assigned to that term in Section 2.4(a);

     “Products” has the meaning assigned to that term in Section 1.1;

     “Intellectual Property” has the meaning assigned to that term in Section 8.1;

     “Proprietary Work Product” has the meaning assigned to that term in Section 8.2(a);

     “Raw Ingredients” means those ingredients necessary for the manufacturing of each of the Products in accordance with the Technical Specifications;

     “Remitted Unit” means any unit of a given Product which is saleable individually, and which is displayed for sale individually in a campaign’s brochure (with the understanding that such individually saleable unit may be also displayed for sale in a campaign’s brochure as part of a kit). The term “Remitted Unit” shall also apply to the box or container in which multiple Remitted Units are shipped;

     “Sanitary Registrations” means the sanitary registrations issued by Instituto Nacional de Vigilancia de Medicamentos y Alimentos – INVIMA for the Products, and all the documents and files associated with such registrations, which allow the holder thereof to manufacture and sale such Products in Colombia.

     “Technical Specifications” has the meaning assigned to that term in Section 1.1(d);

     “Testing Procedures” has the meaning assigned to that term in Section 1.1(a);

APPENDIX 2. TABLE OF CONTENTS

ARTICLE I MANUFACTURING; RAW INGREDIENTS; PACKAGING MATERIALS		3

1.1	SUBJECT MATTER	3
1.2	RAW INGREDIENTS AND PACKAGING MATERIALS	4
1.3	INVENTORY MANAGEMENT	5
1.4	PROCESSING AND PACKAGING	6
1.5	FINISHED PRODUCTS	6
1.6	FACILITY	7
1.7	CAPACITY	7
1.8	PERMITS, LICENSES, ETC.	8
1.9	INSPECTIONS	8
1.10	PRODUCTION RECORDS	8

ARTICLE II PROJECTIONS; PRODUCTION PLAN; PRODUCTION SCHEDULE		9

2.1	ANNUAL VOLUME PROJECTIONS	9
2.2	ROLLING FORECAST	9
2.3	PRODUCTION PLAN	9
2.4	PRODUCTION SCHEDULE	10
2.5	CHANGES TO PRODUCTION PLANS	10
2.6	CAPITAL INVESTMENTS PLAN	10

ARTICLE III PRODUCT QUALITY		10

3.1	QUALITY ASSURANCE / QUALITY CONTROL	10
3.2	CHANGE IN TECHNICAL SPECIFICATIONS OR PROCESSING STANDARDS	11
3.3	PRODUCT WARRANTY	11
3.4	REMEDY FOR NON-CONFORMING PRODUCTS	11
3.5	GOVERNMENTAL INSPECTIONS	12

ARTICLE IV PRICE AND FORM OF PAYMENT		13

4.1	PRICE	13
4.2	STRUCTURE OF THE MANUFACTURING FEE	13
4.3	PRICE ADJUSTMENTS	13
4.4	INVOICING AND PAYMENT	14

ARTICLE V TERM AND TERMINATION		14

5.1	TERM	14
5.2	TERMINATION	15
5.3	CESSATION OF PRODUCTION	15
5.4	INVENTORY UPON TERMINATION	15
5.5	RETURN OF MOLDS AND OTHER EQUIPMENT OF AG PROMOVER	15

ARTICLE VI INDEMNIFICATION		16

6.1	INDEMNIFICATION BY OFFERORS	16
6.2	INDEMNIFICATION BY AG PROMOVER	16
6.3	THIRD PARTY LIABILITY PROCEDURES	16

ARTICLE VII INSURANCE		17

7.1	INSURANCE	17

ARTICLE VIII INDUSTRIAL AND TRADE SECRETS; INTELLECTUAL PROPERTY		17

8.1	INTELLECTUAL PROPERTY	17
8.2	WORK PRODUCT	17
8.3	AG PROMOVER’S CONFIDENTIAL INFORMATION	18
8.4	PLATES AND MOLDS	18
8.5	FAIR COMPETITION	19

ARTICLE IX RECALL OF PRODUCTS		19

9.1	OFFERORS OBLIGATION	19

ARTICLE X FORCE MAJEURE		20

10.1	FORCE MAJEURE EVENTS AND CONSEQUENCES	20

ARTICLE XI GENERAL PROVISIONS		20

11.1	INDEPENDENT CONTRACTOR	20
11.2	EXPENSES	20
11.3	NOTICES	20
11.4	INCORPORATION OF SCHEDULES AND EXHIBITS	21
11.5	ENTIRE LEGAL RELATIONSHIP AND MODIFICATION	21
11.6	SEVERABILITY	21
11.7	ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS	22
11.8	WAIVER	22
11.9	GOVERNING LAW	22
11.10	DISPUTE RESOLUTION	22
11.11	LANGUAGE	23
11.12	TAXES	23

APPENDIX 1. CONSTRUCTION, DEFINED TERMS		24

1.1	CONSTRUCTION	24
1.2	DEFINED TERMS	24

APPENDIX 2. TABLE OF CONTENTS		27

APPENDIX 3. FORM OF PURCHASE ORDER		29

APPENDIX 3.FORM OF PURCHASE ORDER

[_______] [__], 2005

Preparaciones de Belleza S.A. - Prebel S.A.
ProNova Ltda.
Calle 10 No. 58-59
Medellín, Colombia

Re Purchase Order for third party manufacturing

[________________], of age, identified as detailed under my signature, in my capacity as [legal representative/agent] of AG Promover Ltda., a Colombian sociedad de responsabilidad limitada, I submit a purchase order for the third party manufacturing referred to in the Commercial Offer dated [____] [___], 2005, which terms and conditions I hereby wholly accept.

Sincerely,

[Name]
C.C.

Exhibit C

ESCROW AGREEMENT

dated October [__], 2005

by and between

Sarastro Ltd. LDC.,

as Seller,

Avon International Holdings Company,

as Buyer

and

JP Morgan Chase Bank, National Association

as Escrow Agent

ESCROW AGREEMENT

     This ESCROW AGREEMENT (this “Agreement”) is dated as of [October [__], 2005] and is by and among AVON INTERNATIONAL HOLDINGS COMPANY, a Cayman Islands company (“Buyer”), SARASTRO LTD. LDC., a Bahamian limited duration company incorporated pursuant to the 1989 International Business Company Act (“Seller”), and JP Morgan Chase Bank, National Association (the “Escrow Agent”).

     WHEREAS, Buyer and Seller are parties to that certain Share Purchase Agreement, dated the date hereof (the “Share Purchase Agreement”), and in connection therewith certain other parties are entering into the Ancillary Documents at the Closing pursuant to the terms of the Share Purchase Agreement;

     WHEREAS, it is contemplated that, at the Closing, subject to the fulfillment of certain conditions, by virtue of the acquisition by Buyer of all of the shares of capital stock of MAVERICK HOLDINGS INC and UNIVERSAL MAXIM INVESTMENTS CORP, companies organized in the Cayman Islands, and, indirectly, of all of the shares of the capital stock of AG PROMOVER LTDA, a company organized in Colombia (“AG Promover”), Buyer will, acquire the cosmetics, fragrances, toiletries, fashion apparel and accessories direct-selling business conducted by the Asset Vendors (as defined below) and transferred to AG Promover on the date hereof pursuant to the terms and conditions of the Asset Purchase Agreement; and

     WHEREAS, pursuant to the terms and conditions of the Share Purchase Agreement, Buyer and Seller have agreed that, as a condition to the parties’ obligations under the Share Purchase Agreement, a portion of the Purchase Price under the Share Purchase Agreement shall be paid into an escrow account to secure the indemnification obligations of Buyer relating to the representations and warranties, covenants and other undertakings of Seller under the Share Purchase Agreement and as relating to the Ancillary Documents;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Establishment of Escrow Account

1.1 Buyer and Seller hereby irrevocably appoint the Escrow Agent as escrow agent to hold and apply [US$27,620,000] (“Initial Escrow Amount”) in cash, which is being delivered at the Closing simultaneously herewith by Buyer to the Escrow Agent, plus interest earned thereon, from time to time (the “Escrow Property”) and the Escrow Agent hereby irrevocable accepts such appointment as escrow agent to hold and apply the Escrow Property. The Escrow Property shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions set forth herein.

1.2 The delivery of the Escrow Property by Buyer to the Escrow Agent as set forth in Section 1.1 shall be made in United States dollars by SWIFT to [________________] (the “Escrow Account”).

1.3 Except as set forth in any Transfer Notice (as defined below), (i) any payments made from the Escrow Account to Buyer shall be made in United States dollars by SWIFT to the account set forth in a written notice delivered to the Escrow Agent thereby and (ii) any payments made from the Escrow Account to Seller shall be made in United States dollars by SWIFT to the account set forth in a written notice delivered to the Escrow Agent thereby.

ARTICLE 2

Investment of Escrow Property; Distribution of Interest

2.1 The Escrow Agent shall act as custodian of the Escrow Property and shall from time to time invest and reinvest the Escrow Property and proceeds thereof in any one or more of the following investments as Buyer and Seller may from time to time agree and elect by notice in writing to the Escrow Agent:

     (a) Any time deposit with a maturity of 90 days or less in any bank with a with a short-term rating of A1/P1 or better and a long-term debt rating of A or better from Moody’s or Standard & Poors; or

     (b) Money market funds that comply with SEC Rule 2A-7 of the Investment Company Act of 1940.

In respect of any such investment of the Escrow Property, Escrow Agent will act upon written instructions from Buyer and Seller on the Business Day such instructions are received; provided, that the instructions are communicated with a reasonable amount of time to allow the Escrow Agent to make the specified investment. The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release the Escrow Property pursuant to any provisions of Article 3. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Property other than as set forth in Section 5.3. In the event that no specific written investment instructions are provided to the Escrow Agent, the Escrow Property will be invested in any money market fund meeting the description in (b) above, at the discretion of the Escrow Agent.

2.2 Any interest or other income received on such investment and reinvestment of the Escrow Property shall become part of the Escrow Property.

ARTICLE 3

Release of the Escrow Property

3.1 Except as set forth below, the Escrow Agent shall pay the following amounts to Seller on each of the following dates pursuant to written instructions given by the Seller to the Escrow Agent at least ten (10) Business Days prior to each of the First, Second and Third Payment Dates (as these terms are hereinafter defined) that shall include any and all calculations required under this Agreement as well as the specific amount to be paid to the Seller, in strict accordance with the terms of this Agreement and with notice to Buyer, together with supporting documentation. Within four (4) Business Days after the delivery of these written instructions, Buyer may object to the calculation, in writing. If such objection is not delivered to the Escrow Agent within such four (4) Business Days period, the Seller’s instructions shall be deemed to be acceptable to Buyer:

     (a) on October [__], 2006, or such later date on which the first such portion of the Escrow Property is paid to the Seller in accordance with the terms hereof (the “First Payment Date”) an amount equal to:

(x)	$12,429,000, minus

(y)	the sum of (i) aggregate amount out of the Escrow Property paid to the Escrow Agent pursuant to Section 5.11 during the period commencing on the date of this

Agreement through the date immediately prior to the First Payment Date (the “First Period”) and (ii) the amount, if any, either withheld by the Escrow Agent or paid to Buyer in accordance with the terms of Section 3.2 below during the First Period (the remainder of (x) minus (y), the “First Principal Amount”), plus

(z)	interest accrued on the First Principal Amount during the First Period (and the sum of the First Principal Amount and such accrued interest, the, “Section (a) Amount”).

     (b) on October [__], 2007, or such later date on which the second such portion of the Escrow Property is paid to the Seller pursuant to written instructions given by the Seller to the Escrow Agent that shall include any and all calculations required under this Agreement as well as the specific amount to be paid to the Seller, and shall be in accordance with the terms hereof (the “Second Payment Date”) an amount equal to:

(x)	$8,977,000, minus

(y)	the sum of (i) aggregate amount out of the Escrow Property paid to the Escrow Agent pursuant to Section 5.11 during the period commencing on the First Payment Date through the date immediately prior to the Second Payment Date (the “Second Period”) and (ii) the amount, if any, either withheld by the Escrow Agent or paid to Buyer in accordance with the terms of Section 3.2 below during the Second Period (the remainder of (x) minus (y), the “Second Principal Amount”), plus

(z)	interest accrued on the Second Principal Amount during the Second Period (and the sum of the Second Principal Amount and such accrued interest, the “Section (b) Amount”).

     (c) on October [__], 2008, or such later date on which the third such portion of the Escrow Property is paid to the Seller pursuant to written instructions given by the Seller to the Escrow Agent that shall include any and all calculations required under this Agreement as well as the specific amount to be paid to the Seller and shall be in accordance with the terms hereof (the “Third Payment Date”) an amount equal to:

(x)	$6,215,000, minus

(y)	the sum of (i) aggregate amount out of the Escrow Property paid to the Escrow Agent pursuant to Section 5.11 during the period commencing on the Second Payment Date through the date immediately prior to the Third Payment Date (the “Third Period”) and (ii) the amount, if any, either withheld by the Escrow Agent or paid to Buyer in accordance with the terms of Section 3.2 below during the Third Period (the remainder of (x) minus (y), the “Third Principal Amount”), plus

(z)	interest accrued on the Third Principal Amount during the Third Period (and the sum of the Third Principal Amount and such accrued interest, the “Section (c) Amount” and the Section (a) Amount, Section (b) Amount and Section (c) Amount, collectively, the “Payments”).

3.2 Notwithstanding Sections 3.1 (a) to 3.1 (c) above, the Escrow Agent shall make no release of that amount of funds in respect of which it has received a Withholding Notice (defined below), in accordance with the following:

(x)	Buyer shall have the right to notify Seller and the Escrow Agent, in writing substantially in the form attached hereto as Schedule A (a “Withholding Notice”) not later than 11:00 AM (NY time) at least five (5) Business Days prior to the First Payment Date, that Buyer has a claim or claims for indemnification of Adverse Consequences pursuant to Article IX of the Share Purchase Agreement for the following, and to instruct the Escrow Agent to withhold from release the amount of funds, as follows:

(i)	for a breach (whether by Seller or by any Person listed in the Designated Person Certificate) of any covenant or obligation set forth in Section 10.1 (a) of the Share Purchase Agreement relating to CFT products (collectively, “CFT Non-Compete Losses”) up to aggregate claims in the amount of twenty-two percent (22%) of the Section (a) Amount, and/or

(ii)	for a breach (whether by Seller, by any Person listed in the Designated Person Certificate) of any covenant or obligation in Section 10.1 (a) of the Share Purchase Agreement relating to any direct-selling business other than CFT Products (“Non-CFT Non-Compete Losses”) and/or of any covenant or obligation set forth in Section 10.1 (b), (c), (d), (e) or (f) of the Share Purchase Agreement (“Other Non-Compete Losses”), up to aggregate claims in the amount of twenty-two percent (22%) of the Section (a) Amount, and/or

(iii)	for a breach of any representation or warranty set forth in Section 3.4(c) (Financial Statements), Section 3.4(d) (Books and Records), Section 3.4(e) (Undisclosed Liabilities), Section 3.4(f) (No Material Adverse Consequences), Section 3.4(n) (Inventories), Section 3.4(p) (Intellectual Property) and Section 3.4(y) (Full Disclosure) of the Share Purchase Agreement (“Purchase Price Calculation Losses”), up to aggregate claims in the amount of fifty-six percent (56%) of the Section (a) Amount, and/or

(iv)	that the Guarantor (x) has failed to honor its covenants set forth in Section 2 of the Guaranty to guaranty the payment and performance when due of all of the obligations of the Seller under Article IX of the Share Purchase Agreement (a “Guaranty Payment Default”) and/or (y) that the Guarantor is in breach of any of its covenants set forth in Section 6 of the Guaranty or any other material obligation of the Guarantor set forth in the Guaranty, and the Guarantor has not cured such breach as set forth in Section 8 of the Guaranty (a “Guaranty Maintenance Default”), and/or (z) that the Guarantor is in breach of any of its covenants set forth in Section 8 of the Guaranty, including a failure to provide Performance Assurance, as required under the Guaranty, and the Guarantor has not cured such breach, as determined in by Buyer in a commercially reasonable manner (a “ Guaranty Performance Assurance Default”, and together with a Guaranty Payment Default and Guaranty Maintenance

Default, each a “Guaranty Default Event” and collectively, the “Guaranty Default Events”) and in any such case, in the amount of up to 100% of the Section (a) Amount.

(y)	Buyer shall have the right to deliver to Seller and the Escrow Agent a Withholding Notice not later than 11:00 AM (NY time) at least five (5) Business Days prior to the Second Payment Date, that Buyer has a claim or claims for indemnification of Adverse Consequences pursuant to Article IX of the Share Purchase Agreement for the following, and to instruct the Escrow Agent to withhold from release the amount of funds, as follows:

(i)	for CFT Non-Compete Losses up to aggregate claims in the amount of thirty-one percent (31%) of the Section (b) Amount, and/or

(ii)	for Non-CFT Non-Compete Losses and/or Other Non-Compete Losses, up to aggregate claims in the amount of thirty-one percent (31%) of the Section (b) Amount, and/or

          (iii) for a breach of any representation or warranty set forth in Section 3.3(i) (Taxes) or Section 3.4(t) (Taxes) of the Share Purchase Agreement or otherwise for Adverse Consequences pursuant to Section 9.1(e) of Article IX of the Share Purchase Agreement (collectively, “Tax Losses”), up to aggregate claims in the amount of thirty-eight percent (38%) of the Section (b) Amount, and/or

(iv)	upon any Guaranty Default Event and in any such case, in the amount of 100% of the Section (b) Amount.

(z)	Buyer shall have the right to deliver to Seller and the Escrow Agent a Withholding Notice not later than 11:00 AM (NY time) at least five (5) Business Days prior to the Third Payment Date, that Buyer has a claim or claims for indemnification of Adverse Consequences pursuant to Article IX of the Share Purchase Agreement for the following, and to instruct the Escrow Agent to withhold from release the amount of funds, as follows:

(v)	for CFT Non-Compete Losses and/or Other Non-Compete Losses, up to aggregate claims in the amount of forty-four percent (44%) of the Section (c) Amount, and/or

(vi)	for Tax Losses, up to aggregate claims in the amount of fifty-six percent (56%) of Section (c) Amount, and/or

(vii)	upon a Guaranty Default Event, in the amount of 100% of the Section (c) Amount.

Provided that the Escrow Agent and Seller shall have so received the duly executed Withholding Notice, then:

(viii)	other than with respect to a Guaranty Default Event, which is covered by (ii) below, the amount specified in the Withholding Notice (the “Withheld Amount”) shall remain in the Escrow Account until fifteen

(15) Business Days after the date of the Withholding Notice, upon which date such amount shall be released to Buyer for satisfaction of the claim that gave rise to the Withholding Notice, unless a written objection from Seller is received by Escrow Agent and Buyer prior to such date, with regard to any or all amounts set forth in the Withholding Notice, in which case such amounts shall only be released to Buyer or Seller, as applicable, following the receipt of (x) written instructions substantially in the form of Schedule B (a “Transfer Notice”) signed by an authorized officer of Buyer and an authorized officer of Seller (or, if Seller shall have been liquidated or otherwise have ceased to exist, of any other person so representing Seller, hereinafter, a “Seller Representative”) directing the Escrow Agent to release the Escrow Property or any portion thereof as set forth therein, or (y) an order, judgment or decree ordering the release of the Withheld Amount or any portion thereof, accompanied by a legal opinion of counsel of the party requesting such release satisfactory to the Escrow Agent to the effect that such order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected; and

(ix)	for a Withholding Notice given with respect to a Guaranty Default Event which is:

          (1) a Guaranty Payment Default, the Withheld Amount shall remain in the Escrow Account until fifteen (15) Business Days after the date of the Withholding Notice, upon which date, unless the claim has already been satisfied by the Seller, the amount of the Guaranteed Obligations in which the Guaranty Payment Default arose (as shall be set forth on the Withholding Notice) shall be released to Buyer for satisfaction of the claim that gave rise to the Withholding Notice, unless a written objection from Seller is received by Escrow Agent and Buyer prior to such date, with regard to any or all amounts set forth in the Withholding Notice, in which case such amounts shall only be released to Buyer or Seller, as applicable, following the receipt of (x) a Transfer Notice, signed by an authorized officer of Buyer and an authorized officer of Seller or a Seller Representative, directing the Escrow Agent to release the Escrow Property or any portion thereof as set forth therein, or (y) an order, judgment or decree ordering the release of the Withheld Amount or any portion thereof, accompanied by a legal opinion of counsel of the party requesting such release satisfactory to the Escrow Agent to the effect that such order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been perfected; unless the Withholding Notice refers to amounts that can otherwise be distributed to the Buyer in accordance with the terms of this Agreement pursuant to a separate Withholding Notice;

          (2) a Guaranty Maintenance Default, the Withheld Amount shall remain in the Escrow Account until the breach by the Guarantor of the covenants set forth in Section 6 of the Guaranty or any other material obligation of the Guarantor set forth in the Guaranty which and the Guarantor has been cured, as determined in the reasonable good faith opinion of Buyer; unless the Withholding Notice refers to amounts that can otherwise be distributed to the Buyer in accordance with the terms of this Agreement pursuant to a separate Withholding Notice, and

          (3) a Guaranty Performance Assurance Default, the Withheld Amount shall remain in the Escrow Account until the breach the Guarantor has cured its breach under Section 8 of the Guaranty , as determined in the reasonable good faith opinion of Buyer unless the Withholding Notice refers to amounts that can otherwise be distributed to the Buyer in accordance with the terms of this Agreement pursuant to a separate Withholding Notice, provided, however, that in the event that the Guaranty Performance Assurance Default has not been cured within 15 days of occurrence, as reasonably determined by the Buyer, the Buyer shall have the right to procure a performance bond for the account of the Guarantor and for the benefit of the Buyer, in the form of a letter of credit or other bond, secured or otherwise “backed” by the Escrow Property. Funds in the Escrow Account will be used to so procure the same. In such case, the Buyer shall make arrangements to obtain such performance bond and shall notify the Escrow Agent, in writing, of the cost thereof, and the Escrow Agent shall transfer to the issuer of the performance bond (the “Issuer”) the required funds to obtain the same. Such performance bond shall be available to satisfy the obligations of the Guarantor to the Buyer under the Guaranty (where such obligations have not otherwise been satisfied by the Seller or from the Escrow Property in accordance with this Agreement). Additionally, if there are ongoing costs to maintain the same, the Escrow Agent shall additionally transfer such fund from time to time to the Issuer, as required thereby.

3.3 As set forth in 3.2 above, in the event that the Escrow Agent and the Seller shall have received a Withholding Notice, the amount paid to Seller in accordance with the relevant subsection of Section 3.1 shall be reduced by the Withheld Amount and the interest accrued thereof, and in the event that the Withholding Notice is in respect of an amount that is greater than the Section (a) Amount, Section (b) Amount or Section (c) Amount, as applicable, in such case no release shall be made by the Escrow Agent.

3.4 As stated above, no Escrow Property constituting a Withheld Amount may be released if an applicable Withholding Notice relating thereto is outstanding.

3.5 This Agreement will terminate upon the release of the entire Escrow Property pursuant to this Agreement.

3.6 All calculations and determinations regarding the amounts to be released in this Article 3 will be made by the Seller and provided to the Escrow Agent in writing prior to the release date, in accordance with Section 3.1.

ARTICLE 4

Rights

4.1 The Escrow Agent agrees and undertakes that it will hold the Escrow Property in Trust for the persons who are ultimately entitled to receive the Escrow Property under this Agreement. Neither Buyer nor Seller will have any entitlement (whether contractual or otherwise) to receive any Escrow Property other than in accordance with the express terms of this Agreement or to pledge, convey, hypothecate or grant as security all or any portion of the Escrow Property unless and until such Escrow Property is released pursuant to Section 3.1. Accordingly, no creditor of Buyer or Seller shall have any right to have or to hold or otherwise attach or seize all or a portion of the Escrow Property as collateral for any obligation and shall not be able to obtain a security interest in any of the Escrow Property unless and until such Escrow Property is released pursuant to Section 3.1.

ARTICLE 5

Provisions Concerning the Escrow Agent

To induce the Escrow Agent to act here under, it is agreed that:

5.1 Subject to Section 5.3, the Escrow Agent shall not be under any duty to give the Escrow Property any greater degree of care than it gives its own similar property. Escrow Agent shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest and funds will remain uninvested until the Escrow Agent receives in writing specific investment instructions from the parties in accordance with the notice sections of this agreement.

5.2 Only the express provisions of this Agreement shall specify the duties and obligations of the Escrow Agent with respect to any and all matters pertinent hereto and no other duties or obligations shall be implied. The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto, but only those set forth in this Agreement.

5.3 The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, willful misconduct or bad faith was the cause of any loss to the parties. All other parties to this Agreement hereto shall jointly and severally indemnify and hold harmless the Escrow Agent and its directors agents and employees and any successor Escrow Agent (the “indemnities”) from and against, any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorney’s fees and disbursements, arising out of and in connection with this Agreement or from the Escrow Agent following any instructions or other directions given by the parties to this Agreement, or any thereof, in accordance with the terms of this Agreement. Without limiting the foregoing, the Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms thereof, including without limitation any liability for any delays (not resulting from its negligence, willful misconduct or bad faith) in the investment or reinvestment of the Escrow Property, or any loss of interest incident to any such delays. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement. The Escrow Agent shall be entitled to reasonably rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity thereof, or the correctness of any fact stated therein or the propriety or validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature reasonably believed by it to be genuine and may reasonably assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent is under no duty to inquire into or investigate the validity, accuracy or content of any such document reasonably believed by it to be genuine.

5.4 The Escrow Agent may act upon any of its powers or perform any of its duties pursuant to this Agreement directly or through agents or attorneys (and shall only be liable for the selection of such agent or attorney and for gross negligence and willful misconduct of its agents) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith in accordance with such advice or opinion, other than to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, willful misconduct or bad faith was the primary cause of any loss arising as a result thereof.

5.5 The Escrow Agent does not have any interest in the Escrow Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Seller, on the one hand, and Buyer on the other hand, shall each be required to advance to Escrow Agent one-half of any amounts required to paid by Escrow Agent, or shall reimburse the Escrow Agent after payment and upon request therefore, for any and all transfer taxes or other taxes relating to the Escrow Property incurred in connection herewith, and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Property shall be subjected to withholding regulations then in force with respect to relevant taxes. It is understood that the Escrow

Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Property and is not responsible for any other reporting. This Section 5.5 shall survive any termination of this Agreement or the resignation of the Escrow Agent.

5.6 The Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

5.7 The Escrow Agent shall not be called upon to advise any party of the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

5.8 The Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Property to any successor Escrow Agent jointly designated by the other parties hereto in writing or to any court of competent jurisdiction, whereupon the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement, and the other parties hereto may at any time terminate the Escrow Agent (and any successor Escrow Agent) by delivering a written notice thereof signed by each of the other parties, to Escrow Agent. The resignation or termination of the Escrow Agent will take effect on the earlier of (i) the appointment of a successor or (ii) the day which is thirty (30) Business Days after the date of delivery of its written notice of resignation to the other parties hereto or the written notice to the Escrow Agent of its termination, as applicable. If at that time the Escrow Agent has not received a designation of a successor Escrow Agent, the Escrow Agent’s sole responsibility after that time shall be to safe keep the Escrow Property until receipt of a designation of successor Escrow Agent or a joint written disposition instructions by the other parties hereto or a final order of a court of competent jurisdiction. Except as otherwise agreed in writing by the parties, no Escrow Property shall be released from the Escrow Account unless and until a successor Escrow Agent has been appointed in accordance with this Section 5.8. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5.9 The Escrow Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may rely without any liability upon the contents thereof.

5.10 In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Property, or in the event that the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent shall be entitled to retain the Escrow Property and its sole obligation shall be to keep safely all property held under the terms of this Agreement until the Escrow Agent shall have received (i) a final non-appealable order or a court of competent jurisdiction directing delivery of the Escrow Property; or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Property, in which event the Escrow Agent shall disburse the Escrow Property in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to the Escrow Agent to the effect that said court order is final and non-appealable. The Escrow Agent shall act on such court order and legal opinion without further inquiry.

5.11 The Seller, on the one hand, and Buyer on the other hand, shall each be responsible for one-half of the compensation to the Escrow Agent for the services to be rendered by the Escrow Agent hereunder, which shall be the aggregate amount of USD $3,500.00 at the time of execution of this Agreement and USD $1,750.00 per annum to each Seller and Buyer, which in total is USD $3,500.00 per annum without pro ration for partial years thereafter, and agree to each reimburse, in equal one-half shares, the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by the Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel). Any fees or expenses of the Escrow Agent or its counsel which are not paid as provided for herein may be taken from any property held by the Escrow Agent hereunder.

ARTICLE 6

General

6.1 Miscellaneous.

     (a) The English language shall govern this Agreement and any interpretation of this Agreement into any other language shall not be binding on any Party or be relevant to the interpretation of this Agreement. Although a Spanish language translation of this Agreement has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

     (b) This Agreement and all matters arising out of it shall be governed by the laws of the State of New York, without regard to conflicts of law rules of such State which would result in the application of the laws of another jurisdiction.

     (c) Any legal action or proceeding with respect to this Agreement shall be brought by any Party in the United States District Court for the Southern District of the State of New York, and the Parties hereby Consent to the exclusive personal jurisdiction of the aforesaid courts for all such legal actions and proceedings. Each Party waives any objection to venue therein based on the grounds of forum non conveniens or otherwise and the right to a trial by jury in any such action or proceeding. In any such action or proceeding, service of process may be made on any Party by sending a copy of said process to it at the address and in the manner set forth in Section 7.1. Nothing in this Section 6.1 shall limit the right of any Party to seek enforcement of a judgment obtained in any appropriate forum.

6.2 This Agreement and the rights and remedies hereby conferred on the parties hereto, including, without limitation, the rights and remedies conferred on Buyer pursuant to Article III hereof, shall not be deemed to limit any of the rights or remedies conferred by the Share Purchase Agreement or the Ancillary Documents on the respective parties thereto, including, without limitation, the right of Buyer to indemnification by Seller for any and all Adverse Consequences pursuant to terms and conditions of Article IX of the Share Purchase Agreement.

6.3 The Escrow Agent is not charged with any knowledge of or duties towards any agreement other than this Escrow Agreement. All defined terms not defined within this Agreement shall have the meanings assigned thereto in Schedule C hereto.

6.4 No printed or other matter in any language (including without limitation prospectuses, notices, reports and promotional material) which mentions the Escrow Agent’s name or the rights, powers, or duties of the Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless the Escrow Agent shall first have its specific written consent.

6.5 This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, heirs, administrators and representatives, and shall not be enforceable by or inure to the benefit of any third party except as provided in Section with respect to a resignation by the Escrow Agent. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

6.6 This Agreement may only be modified by a writing signed by all of the parties hereto, and no waiver hereunder shall be effective unless in writing signed by the party to be charged.

6.7 The other parties hereto authorize the Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it deems appropriate, including, but not limited to, the Depository Trust Company and the Federal Reserve Book Entry System.

6.8 No party to this Escrow Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, floods, strikes, equipment or transmission failure, or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

6.9 In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Schedule B attached hereto), whether in writing, by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule D hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated reasonably believed by the Escrow Agent to be such person or persons. Each funds transfer instructions shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule D. The undersigned is authorized to certify that the signatories on Schedule D are authorized signatories. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule D, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the Directors which shall include the Directors of Buyer and Seller, of the party hereto which sent such transfer instructions, as the Escrow Agent may select. Such Directors shall deliver to the Escrow Agent a fully executed Incumbency Certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer reasonably believed by the Escrow Agent to be such Directors. The Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Purchaser or the Seller in accordance with the terms of this Agreement to identify (i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank designated. The parties to this Escrow Agreement acknowledge that these security procedures are commercially reasonable.

6.10 Upon execution of this Agreement, the Buyer and Seller shall provide the Escrow Agent with a fully executed W-8 or W-9 IRS form, which shall include the Buyer's and Seller's TIN. In addition, all interest or other income earned under the Escrow Agreement shall be allocated and/or paid as directed in a joint written direction of the Buyer and the Seller and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, Escrow Agent shall report and, as required withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by the Buyer and the Seller. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

ARTICLE 7

Notices

7.1 All notices and other communications under this Agreement shall be in writing and will be deemed to have been given (a) when personally delivered, with signed receipt obtained, (b) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, or (c) three (3) Business Days after being sent by registered or certified mail, return receipt requested, to the parties at their respective addresses set forth in this Article 7, as follows:

If to Buyer:

Avon International Holdings Company
Attention: Siobain Groom
4th Floor, Scotia Centre
P.O. Box 268 GT, George Town
Grand Cayman, Cayman Islands

With a copy to:

Avon Products, Inc.
Attention: General Counsel
1345 Avenue of the Americas
New York, NY 10105
United States of America

And to

Avon Products, Inc.
Attention: Treasurer
 1345 Avenue of the Americas
New York, NY 10105
United States of America

If to Seller:

Sarastro Ltd. LDC.
c/o Freeman, Haber, Rojas & Stanham LLP
Attention: Marco Rojas, Esq.
 Suite 0-305, 520 Brickell Key Drive
Miami, Florida 33131
United States of America

with a copy to:

Sergio Gonzalez Lopez
Calle 10 No. 58-59
Medellin
Colombia

and to:

Ignacio Sanín Bernal
 Ignacio Sanín Bernal & Compañía S.A.
Carrera 37 No. 8-05
Medellín
Colombia

If to the Escrow Agent:

JP Morgan Chase Bank N.A.
Attn: Walter Johnson III
4 New York Plaza 21st Floor
New York, New York 10004
United States of America
Tel: (212) 623-6812

Any party may change the address to which notices and other communications shall be sent to it by delivering a written notice as aforesaid to the other parties. Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Article 7, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly-authorized officers as of the date first above written.

JP MORGAN CHASE BANK N.A.

By:

Name:	Michael Kuzmicz
Title:	Vice President

AVON INTERNATIONAL HOLDINGS COMPANY

By:

Name:
Title:

SARASTRO LTD., LDC

By:

Name:
Title:

Schedule A
Form of Withholding Notice

[Date]

JP Morgan Chase Bank N.A.
4 New York Plaza 21st Floor
New York, New York 10004
Attn: Walter Johnson III
Fax: (212) 623-6168

With reference to the releases to be made from the Escrow Property pursuant to Section [ ] of the Escrow Agreement dated as of [October [__], 2005] by and among Avon International Holdings Company, a Cayman Islands company (“Buyer”), Sarastro ltd. LDC, a Bahamian limited duration company incorporated pursuant to the 1989 International Business Company Act (“Seller”), and JP Morgan Chase Bank, National Association (the “Escrow Agent”) (“Escrow Agreement”), Buyer hereby instructs you as follows:

1.	Buyer has a valid claim for indemnification under Article IX of the Share Purchase Agreement or Guarantor has materially breached all or any of its covenant(s) set forth in the Guaranty and the Guarantor has not cured such breach, as determined in the reasonable good faith opinion of Buyer, as generally described on Exhibit A attached hereto.

2.	Accordingly, the amount of USD $[ ____] [the total amount] shall be withheld from the payment of the Section [a][b][c] Amount scheduled to be made to Seller on [___][_], 200[_] as set forth in Section [3.1(a)] [3.1(b)] [3.1(c)] [3.2] of the Escrow Agreement (the “Withheld Amount”). The Withheld Amount may only be released to Buyer and /or Seller, as applicable, in accordance with the Escrow Agreement.

3.	The payment of the Section [a][b][c] Amount scheduled to be made to Seller on [___][_], 200[_] as set forth in Section [3.1(a)] [3.1(b)] [3.1(c)] [3.2] of the Escrow Agreement shall be reduced by the Withheld Amount.

Note: This notice is to be received by the Escrow Agent no later than 5 days before the scheduled disbursement date.

4.	This Withholding Notice will supersede and void any void any Withholding Notice previously sent to you, as the Escrow Agent, with respect to such Withheld Amount.

5.	Capitalized terms used in this Withholding Notice and not otherwise defined shall have the meanings assigned to them in the Escrow Agreement.

Duly authorized for and on behalf of Buyer:

Schedule B
Form of Transfer Notice

[Date]

JP Morgan Chase Bank N.A.
4 New York Plaza 21st Floor
New York, New York 10004
Attn: Walter Johnson III
Fax: (212) 623-6168

Subject to Sections [___] and [___] of the Escrow Agreement (the “Escrow Agreement”)dated as of October [__], 2005 by and among Avon International Holdings Company, a Cayman Islands company (“Buyer”), Sarastro Ltd. LDC, a Bahamian limited duration company incorporated pursuant to the 1989 International Business Company Act (“Seller”), and JP Morgan Chase Bank N.A. (the “Escrow Agent”), [Buyer/Seller] hereby instructs you to make the following transfer[s]:

[1.] The sum of US$[_____] plus interest accrued on that sum to and including the date on which this Transfer Notice has been received by you less any such amount (if any) as you, in your capacity as Escrow Agent, are permitted to deduct from the Escrow Account pursuant to the terms of the Escrow Agreement is to be transferred by SWIFT to:

Bank: [name and address of bank] (SWIFT Code: [____])
 [For the account of [name and address of bank at which payee has the account to be credited] (SWIFT Code: [_____])
For Credit to: [_________]
Account name: [_____]
Account number: [_______]

[2.] The sum of US$[_____] plus interest accrued on that sum to and including the date on which this Transfer Notice has been received by you less any such amount (if any) as you, in your capacity as Escrow Agent, are permitted to deduct from the Escrow Account pursuant to the terms of the Escrow Agreement is to be transferred by SWIFT to:

Bank: [name and address of bank] (SWIFT Code: [____])
 [For the account of [name and address of bank at which payee has the account to be credited] (SWIF Code: [_____])
For Credit to: [_________]
Account name: [_____]
Account number: [_______]

Duly authorized for and on behalf of Buyer:
Name:
Title:
Signature:

Duly authorized for and on behalf of Seller:
Name:
Title:
Signature:

Note: The individuals authorizing the disbursements must also be listed as the individuals authorized to issue transfer instructions in Schedule D.

Schedule C

Defined Terms

     “Adverse Consequence” means any Liability, loss, damage, claim, cost, deficiency, diminution of value, or expense, including reasonable attorney’s fees and expenses, whether or not involving a third-party claim;

      “Ancillary Documents” means, collectively: (i) the Asset Purchase Agreement; (ii) the CFT TPM Agreement; (iii) the Escrow Agreement; (iv) the Jewelry Supply Agreement; (v) the License Termination and Settlement; (vi) the Transitional Services Agreements; and (vii) the Guaranty;

     “Asset Purchase Agreement” means the commercial offer to be made by the Asset Vendors and to be accepted by AG Promover Ltda., in the form of Exhibit A to the Share Purchase Agreement;

     “Asset Vendors” means together, Preparaciones de Belleza Prebel S.A., a Colombian sociedad anónima (“Prebel S.A.”) and Pro Nova Ltda., a Colombian sociedad de responsabilidad limitada (“Pronova”);

     “Avon” means Avon Products, Inc.;

     “Business” means the cosmetics, fragrances, toiletries, fashion apparel, and accessories Direct Selling business conducted and contemplated to be conducted by the Offerors, separately or together, as a going concern in Colombia;

     “Business Day” means any day (other than Saturday or Sunday) on which commercial banks are open for business in New, York, New York;

     “CFT TPM Agreement” means the Third-Party Manufacturing Agreement for cosmetics, fragrances and toiletries to be entered into by and among Prebel S.A., Pronova and AG Promover Ltda. at the Closing, in the form of Exhibit B to the Share Purchase Agreement;

     “Closing” means the consummation and completion of the Contemplated Transactions which shall occur on the Closing Date;

     “Closing Date” means October 18 2005, unless (a) another time, date or place is agreed to in writing by the Buyer and Seller or (b) another time or date is given by Buyer with a notice to Seller within two (2) Business Days prior to the Closing Date, which other time or date shall be no later than [October 31, 2005].

     “Consent” means any approval, consent, ratification, waiver, or other authorization;

     “Contemplated Transactions” means all of the transactions to be carried out in accordance with the Share Purchase Agreement, including the purchase and sale of the Shares, the performance by the Parties of their obligations under said agreement, and the execution, delivery and performance of the Ancillary Documents;

     “Direct Sales” or “Direct Selling” is understood to refer to sales conducted by Representatives (including party planning);

     “Estimated Net Profits Payment” means the amount set forth on a certificate signed by the Parties on the date of execution of the Share Purchase Agreement setting forth the estimated amount of the Net Profits Payment calculated by the Parties as of the date thereof.

     “Governmental Body” means, in relation to any country in the world, any (i) nation, department, municipality, district, or other jurisdiction; (ii) national, departmental, municipal, district, foreign or other government; (iii) governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal); (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; or (v) official of any of the foregoing;

     “Guarantor” means Preparaciones de Belleza Prebel S.A.;

     “Guaranty” means the guaranty made by the Guarantor with respect to the Seller’s obligations under Article IX of the Share Purchase Agreement, in the form of Exhibit D thereto;

     “Guaranteed Obligations” means collectively, all obligations, interest and charges that the Guarantor absolutely, unconditionally and irrevocably guarantees to Buyer, as primary obligor and not merely as a surety, the full and prompt performance and payment when due of all of the obligations of the Seller for Adverse Consequences to Buyer under Article IX of the Share Purchase Agreement, whether due and owing by demand, maturity, acceleration or otherwise, and including all interest and charges accrued.

      “Jewelry Supply Agreement” means the Jewelry Supply Agreement to be entered into by and among Prebel S.A., Pronova and AG Promover Ltda. at the Closing, in the form of Exhibit E to the Share Purchase Agreement;

     “Liability” includes liabilities or obligations of any nature, whether known or unknown, whether asserted or not, whether absolute, accrued, contingent, or otherwise, whether due or to become due.

     “License Termination and Settlement” means the License Termination and Settlement to be entered into by and among Prebel S.A., Pronova and Avon at the Closing, in the form of Exhibit F to the Share Purchase Agreement;

     “Net Profits” means operating profits minus Taxes as determined for the Business, calculated as set forth on Schedule 2.2(b) to the Share Purchase Agreement;

     “Net Profits Payment” means the amount equal to the product of multiplying (i) the average monthly Net Profits of the Business during the period commencing on the last full twelve (12) calendar months immediately preceding the Closing Date, by (ii) the number of months remaining, or fraction thereof, between the Closing Date and December 31, 2005, which amount is estimated by the Parties as of the date of execution of the Share Purchase Agreement as equal to the Estimated Net Profits Payment.

     “Offerors” means together Preparaciones de Belleza, Prebel S.A., a Colombian sociedad anónima (“Prebel S.A.”), and Pro Nova Ltda., a Colombian sociedad de responsabilidad limitada (“Pronova”).

     “Person” means an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equity-holders or members;

      “Real Estate Sub-Lease Agreements” means the real estate sublet agreements to be entered into by and between Prebel S.A. and AG Promover Ltda. at the Closing, in the form of Exhibit H to the Share Purchase Agreement;

     “Representative” means a Person that acquires products from the Offerors pursuant to a supply agreement or otherwise, with the intention of re-selling such products, in such Person's own name and behalf, through the Direct Selling system. Such Persons are not authorized to act on behalf of the Offerors or carry out sales in the Offeror’s name and/or on their behalf, the use of the term “Representative” is not intended to denote the contrary);

     “Shares” means together the shares of Universal Maxim Investments Corp. and Maverick Holdings Inc.;

     “Tax” or “Taxes” means all federal or national, as applicable, state, local, foreign and other taxes, charges, fees, duties (including customs duties), levies or assessments, including income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and social security taxes, that are imposed by any Governmental Body, and including any interest, penalties or additions to tax attributable thereto, or interest, penalties or additions related to taxes that are imposed by any Governmental Body;

     “Transitional Services Agreement” means the Transitional Services Agreement to be entered into by and between Prebel S.A. and AG Promover Ltda. at the Closing, in the form of Exhibit I to the Share Purchase Agreement;

Schedule D

Telephone Number(s) and signature(s) for
Person(s) Designated to give Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number	Signature

1.	Dennis Ling	1.212.282.5114

2.	Irene Moshouris	1.212.282.5228

3.	Richard Valone	1.212.282.5242

If to seller:

	Name	Telephone Number	Signature

1.	Sergio González López	57.4.361.3030

2.	Alvaro Diaz Medina	57.4.361.3030

Telephone Number(s) for Call-Backs and
 Person(s) Designated to Confirm Funds Transfer Instructions

If to Buyer:

	Name	Telephone Number

1.	Dennis Ling	1.212.282.5114

2.	Irene Moshouris	1.212.282.5228

3.	Richard Valone	1.212.282.5242

If to seller:

	Name	Telephone Number

1.	Sergio González López	57.4.361.3030

2.	Alvaro Díaz Medina	57.4.361.3030

Telephone call backs shall be made to both the purchaser and seller if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

Exhibit D

GUARANTY

      Guaranty, dated as of October [__], 2005 (this “Guaranty”), made by Preparaciones de Belleza S.A. - Prebel S.A., a Colombian sociedad anónima (the “Guarantor”), in favor of Avon International Holdings Company, a Cayman Islands company (the “Buyer”).

R E C I T A L S

     A. The Buyer intends to buy all of the issued shares (the “Shares”) of Universal Maxim Investment Corp. (“Maxim”) and of Maverick Investments Inc. (“Maverick”) from Sarastro Ltd. Ldc., a Bahamian limited duration company incorporated pursuant to the 1989 International Business Company Act (the “Seller”), under certain terms and conditions. To do so, the Buyer and the Seller entered into a Share Purchase Agreement, dated as of October [__], 2005 (the “Share Purchase Agreement”).

     B. Maxim and Maverick jointly own A.G. AG Promover Ltda., a Colombian sociedad de responsabilidad limitada (“AG Promover”). As it would be economically beneficial to the Guarantor, the Guarantor would like to sell certain of its assets to AG Promover. The Buyer will buy the Shares only if, among other things, the Guarantor does in fact sell these assets to AG Promover.

     C. The Guarantor also intends, on the date hereof, to enter into a “Jewelry Supply Agreement” and a “Third Party Manufacturing Agreement” with AG Promover, once it sells the assets to AG Promover, each of which the Guarantor believes would also be economically beneficial to the Guarantor. The Share Purchase Agreement also requires that the Guarantor and AG Promover will enter into these agreements.

     D. Under the Share Purchase Agreement, another requirement for the Buyer to buy the Shares is that the Guarantor guarantees the payment by the Seller of all of the obligations of the Seller under Article IX of the Share Purchase Agreement. As the Guarantor will obtain the economic benefits discussed above, if the Buyer buys the Shares, the Guarantor has agreed to so guarantee such obligations of Seller, under the terms of this Guaranty.

      In consideration of the above, the Guarantor agrees with and in favor of the Buyer as follows:

     Section 1. Definitions. Unless they are otherwise defined in this Guaranty, all capitalized terms used in this Guaranty have the meanings given to those terms in the Share Purchase Agreement.

     Section 2. Guaranty. The Guarantor absolutely, unconditionally and irrevocably guarantees to Buyer, as primary obligor and not merely as a surety, the full and prompt performance and payment when due of all of the obligations of the Seller for Adverse Consequences to Buyer under Article IX of the Share Purchase Agreement, whether due and owing by demand, maturity, acceleration or otherwise, and including all interest and charges accrued (all such obligations and interest and charges, collectively the “Guaranteed Obligations”).

     Guarantor also promises and agrees to reimburse Buyer for all expenses, including reasonable attorneys’ fees, incurred enforcing, obtaining or trying to enforce or obtain performance or payment under this Guaranty in the event that a judgment awards Buyer any amounts from Guarantor hereunder after the incurrence of such expenses by Buyer.

     Guarantor agrees that the Guaranteed Obligations will be due under this Guaranty immediately upon the occurrence of any event or condition that gives rise to the obligations of Seller to perform or pay any of the Guaranteed Obligations. The Guarantor understands and agrees that this Guaranty is a guaranty of performance and payment and not of collection.

     Section 3. Guaranty Absolute. The liability of Guarantor under this Guaranty is absolute. It cannot be revoked or affected by any action or event including, without limitation, a bankruptcy or similar occurrence affecting the Seller or the Guarantor, any assignment of, or amendment or other change to, the Share Purchase Agreement, or even the lack of validity or enforceability of the Share Purchase Agreement, the Buyer’s delay or failure to exercise its rights under the Share Purchase Agreement, or the Buyer’s delay or failure to give any notice to the Guarantor regarding these or any other events. Guarantor agrees that it cannot raise any of the above listed events, or any other event or occurrence, as a defense against the Guarantor’s payment and performance under this Guaranty. However, where any portion of the Guaranteed Obligations which are due and owing are irrevocably satisfied (i) by the Seller, or (ii) pursuant to the Escrow Agreement or (iii) by any Other Obligor, the Guarantor shall not be required to also pay the same amount, for the same portion of the Guaranteed Obligations, under this Guaranty.

Section 4. Waivers. Guarantor hereby waives the following:

     (a) any right of appraisal, valuation, stay, extension, marshaling of assets or similar rights;

      (b) all rights to notices, diligence, presentment and demand;

     (c) any requirement that Buyer protect, secure or perfect any security interest or exhaust any right or first proceed against Seller or any other person, entity or collateral; and

     (d) any right Guarantor may have to bring a case or proceeding against Seller or other obligor by reason of its performance under this Guaranty, including under any state or federal bankruptcy, insolvency, reorganization, moratorium or similar laws for the relief of debtors.

Section 5. Representations and Warranties. Guarantor hereby represents and warrants to the Buyer as follows:

      (a) Guarantor is a duly organized and validly existing Colombian sociedad anónima.

     (b) Guarantor has full corporate power, authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.

     (c) This Guaranty has been duly authorized by the relevant governing body of Guarantor, and has been duly executed and delivered by Guarantor.

     (d) This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

     (e) The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) conflict with or result in any breach of any provisions of Guarantor’s governing and organizational documents; (ii) conflict with or result in any breach of any provision of any law applicable to Guarantor or the transactions contemplated by this Guaranty, the Share Purchase Agreement or the related agreements; (iii) cause a breach of or constitute a default under any agreement or instrument or obligation to which Guarantor is a party or by which it or its assets or property are bound; or (iv) require any consent, approval, permit or authorization of, or filing with or notification to, any governmental or regulatory authority.

     (f) No action, suit or proceeding at law or in equity or by or before any governmental authority or arbitral tribunal is now pending or, to the best knowledge of Guarantor, threatened against

Guarantor that reasonably could be expected to have a Material Adverse Effect (defined below) on Guarantor’s ability to perform its obligations under this Guaranty. (“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Guarantor, (b) the ability of the Seller or any other party to perform any of its obligations under the Share Purchase Agreement or any Ancillary Document, or (c) the rights of or benefits contemplated to be available to the Buyer under this Guaranty, the Share Purchase Agreement or any Ancillary Document).

     (g) Guarantor’s obligations under this Guaranty are not subject to any offsets or claims of any kind against Seller, Buyer or any other Person.

Section 6. Covenants of the Guarantor: Guarantor covenants, promises and agrees as follows:

     (a) To provide to the Buyer a detailed written statement of an officer of the Guarantor, within three (3) Business Days after Guarantor has learned of the occurrence of any of the following events or conditions:

           (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Body against or affecting the Guarantor, any of its assets or property or any of its Related Persons that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

           (ii) the occurrence of an event which would result in any representation, warranty, certification or other statement made or deemed made by the Guarantor in this Guaranty to be untrue, incomplete or misleading in any material way;

           (iii) a voluntary or involuntary bankruptcy, insolvency or similar proceeding is threatened or commenced with respect to the Guarantor or any substantial portion of the assets or property of the Guarantor;

           (iv) the Guarantor has defaulted in the payment of any principal or interest in respect of any indebtedness in a stated principal amount of more than US$1,000,000, or any event or condition has occurred which has caused or might reasonably be deemed to cause all or any portion of such indebtedness to become due before its stated maturity; or

           (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

     (b) To do or cause to be done all things necessary to keep in full force and effect its legal existence and the rights, licenses and permits material to the conduct of its business, and all other material Governmental Authorizations required for operation of its business.

     (c) To pay its obligations, including tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (x) the validity or amount thereof is being contested in good faith by appropriate proceedings and (y) the Guarantor has set aside on its books adequate reserves with respect thereto in accordance with its past practice as reported in financial statements submitted to the government of Colombia.

     (d) To comply with all requirements of all applicable laws, rules, regulations and orders of Governmental Body, the breach of which could reasonably be expected to have a Materially Adverse Effect.

      (e) Not to permit:

     (x) its net worth (as determined in accordance with its past practice as reported in financial statements submitted to the government of Colombia, but excluding intangible assets) to be (i) Eight Million Dollars (US$8,000,000) during the period beginning on the date hereof and ending on the earlier of the date upon which Guarantor has delivered the Guaranty Compliance Certificate (as defined below) to Buyer or the first Business Day of 2006 and (ii) Twenty Million Dollars (US$20,000,000) at any other time during the Term (as used herein, “Guaranty Compliance Certificate” means the certificate delivered by Guarantor to Buyer certifying its compliance with Section 6(e)(x)(ii)); or

     (y) the ratio of its assets (excluding any intangible assets or any assets subject to any Encumbrance) to liabilities to be less than 2.0 to 1.0 at any time during the Term.

     (f) Deliver to the Buyer as soon as available and in any event within 90 days after the end of each fiscal year a true and complete copy of the financial statements of the Guarantor in the form submitted to the government of Colombia;

     (g) Not to permit its indebtedness for money borrowed (other than to Related Parties wholly-owned by the ultimate beneficial owners of Guarantor) to exceed US$2,000,000 at any time during the Term;

     (h) To permit the Buyer, at any time and from time to time, full and free access to any and all of the books and records and, during business hours, the personnel of the Guarantor and permit the Buyer’s internal and external auditors to audit such books and records;

     (i) To do such further acts and things, provide such information (financial or otherwise) and execute and deliver such additional documents as the Buyer may at any time reasonably request in good faith in connection with the enforcement of this Guaranty.

Section 7. Term of Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until the third anniversary of the Closing Date (the “Term”), provided that, this Guaranty shall continue thereafter only with respect to claims made under this Guaranty during the Term, and shall also thereafter continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller, Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.

Section 8. Performance Assurance.

(a) If at any time while this Guaranty is in effect Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 6 and/or 8 of this Guaranty, then the Buyer, upon seven (7) Business Days advance notice to the Guarantor, during which time the Guarantor and Buyer shall discuss such alleged failure to observe or perform hereunder and proposals by Guarantor to cure such failure (“Section 8(a) Advance Notice Period”), may, with respect to such failure, either:

     (i) issue a Withholding Notice under the Escrow Agreement effective until such failure is cured or paid by Seller, Guarantor or otherwise, as applicable; or

(ii) require the Guarantor and/or Seller to immediately provide collateral in the form of cash, letter(s) of credit, performance bond or other collateral security reasonably acceptable to Buyer in an amount determined by Buyer to provide security for such failure by Guarantor in a commercially reasonable manner and amount (“Performance Assurance”). If Guarantor does not so provide a Performance Assurance, unless Buyer shall have itself acquired (as solely determined thereby) such Performance Assurance with Escrow Property, as permitted under the Escrow Agreement, Buyer will be entitled to receive from Guarantor the amount of Five Million Dollars (US$5,000,000) as liquidated damages, and may issue a Withholding Notice effective until Buyer receives such liquidated damages amount (at which time such Withholding Notice shall terminate), provided, however, that in the event that any alleged failure to observe or perform any covenant, condition or agreement contained in Section 6 and/or 8 of this Guaranty shall occur or become known to Guarantor within seven (7) Business Days of either (i) October [__], 2006, (ii) October [__], 2007 or (iii) October [__], 2008 (each, an “Escrow Release Date”) and Buyer intends to issue a Withholding Notice under “(i)” above with respect to such failure, it may issue such Withholding Notice prior to the termination of the Advance Notice Period.

(b) If at any time while this Guaranty is in effect Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 2 of this Guaranty with respect to a claim for indemnification under Article IX of the Share Purchase Agreement that in the reasonable opinion of the Buyer could be expected to exceed Three Million Dollars (US$3,000,000), upon seven (7) Business Days advance notice to the Guarantor, during which time the Guarantor and Buyer shall discuss such alleged failure to observe or perform hereunder and proposals by Guarantor to cure such failure (“Section 8(b) Advance Notice Period”), may, with respect to such failure, either:

     (i) issue a Withholding Notice under the Escrow Agreement effective until such failure is cured or paid by Seller, Guarantor or otherwise, as applicable; or

     (ii) require the Guarantor and/or Seller to immediately provide a Performance Assurance. If Guarantor does not so provide a Performance Assurance, unless Buyer shall have itself acquired (as solely determined thereby) such Performance Assurance with Escrow Property, as permitted under the Escrow Agreement, Buyer will be entitled to receive from Guarantor the amount of Five Million Dollars (US$5,000,000) as liquidated damages, and may issue a Withholding Notice effective until Buyer receives such liquidated damages amount (at which time such Withholding Notice shall terminate);

provided, however, that in the event that any alleged failure to observe or perform any covenant, condition or agreement contained in Section 2 of this Guaranty shall occur or become known to Guarantor within seven (7) Business Days of an Escrow Release Date and Buyer intends to issue a Withholding Notice under “(i)” above with respect to such failure, it may issue such Withholding Notice prior to the termination of the Section 8(b) Advance Notice Period, and provided, further, that prior to the termination of the applicable Section 8(b) Advance Notice Period, Guarantor and Buyer shall, at the request of Guarantor, submit to the dispute resolution procedures set forth in this Section 8(b) before Buyer may initiate any formal legal or other action pursuant to this Section 8(b), Guarantor and Buyer will in good faith meet to resolve and settle such dispute, controversy or claim directly during a period of an additional seven (7) Business Days following the termination of the Section 8(b) Advance Period and, if that fails to resolve or settle the matter, through non-binding mediation to be held in Miami, Florida, and in accordance with the International Chamber of Commerce Amicable Dispute Resolution Rules (ICC ADR Rules). The mediator (the “Neutral”) shall be a businessman with least 15 years’ experience in the consumer, fragrances and toiletries industry and will be appointed by mutual agreement of the Guarantor and Buyer. If Guarantor and Buyer are unable to agree on the appointment of or otherwise fail to appoint the Neutral within ten (10) Business Days following the above-mentioned seven (7) Business Days , the Neutral shall be selected by the ICC National Committee of the United States from a list of prospective neutrals maintained by the ICC. If, after thirty (30) Business Days from the initiation of the mediation proceedings, no such resolution or settlement has been reached, and the Neutral advises the Buyer and Guarantor that in his or her opinion, based on the good faith participation of Guarantor and Buyer in such mediation proceedings, the amount of the losses underlying the claim for indemnification under Article IX of the Share Purchase Agreement could reasonably be expected to exceed Three Million Dollars (US$3,000,000). If Buyer would, in its good faith judgment after consultation with legal counsel of international stature, be permanently damaged or prejudiced in the commencement of any formal legal action by compliance with this provision, Buyer may proceed, with notice to Guarantor, to take such formal legal action during the mediation period.

Section 9. Obligation to Make Payments in Dollars. All payments by Buyer hereunder will be in Dollars to the account indicated in advance by the Buyer. This obligation shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery in such other currency shall result in the actual receipt in Dollars by the recipient of the full amount due hereunder. If, pursuant to foreign exchange regulations in Colombia at the time of payment, it is not legally possible for the Guarantor to obtain such amount of Dollars, the Guarantor shall notify the Buyer and the Guarantor shall comply with its payment obligation by delivering Colombian Pesos, converted at the Applicable Exchange Rate (as defined below), to the Person designated by the Buyer. As used herein, “Applicable Exchange Rate” means the spot rate of exchange determined by the Buyer as the most favorable rate available to the Buyer to convert the Colombian Peso amounts deposited by the Guarantor into Dollars on the date the relevant payment is due, based on the average of the rates offered by three commercial banks that participate in foreign exchange transactions in the Republic of Colombia.

Section 10. Amendments; Waivers; Etc. Neither this instrument nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Buyer and Guarantor. No delay or failure by Buyer to exercise any remedy against Seller or Guarantor will be construed as a waiver of that right or remedy. No failure on the part of Buyer to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by any applicable law.

Section 11. Severability. In the event that any of the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Guaranteed Obligations, the terms of this Guaranty shall remain fully valid and effective. If anyone or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective.

Section 12. Assignment.

     (a) Guarantor may not assign or delegate this Guaranty or any of Guarantor’s rights, obligations or duties under this Guaranty. Guarantor shall remain liable under the Guaranty, notwithstanding assumption of this Guaranty by a successor or assign, unless and until released in writing from its obligations hereunder by Buyer. Buyer may, at any time and from time to time, assign, in whole or in part, its rights hereunder to any Person to whom Buyer has the right to assign its rights or obligations under and pursuant to the terms of the Share Purchase Agreement, whereupon such assignee shall succeed to all rights of Buyer hereunder.

     (b) Subject to Section 12(a) hereof, all of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereof and their respective permitted successors and assigns.

Section 13. Address for All Notices. All notices and other communications provided for hereunder shall be given and effective in accordance with the notice requirements of the Share Purchase Agreement and if to Guarantor, at the following address:

Preparaciones de Belleza S.A. - Prebel S.A.
c/o Freeman, Haber, Rojas & Stanham LLP
Attention: Mario Rojas, Esq.
Suite 0-305, 520 Brickell Key Drive

Miami, Florida 33131
United States of America

with a copy to:

Ignacio Sanin Bernal
Carrera 37 No. 8-05
El Poblado
Medellin, Antioquia
Colombia

and

Sergio González
Calle 10 No. 58-59
Medellin, Antioquia
Colombia

If to Buyer

Avon International Holdings Company
Attention: Siobain Groom
4th Floor, Scotia Centre
P.O. Box 268 GT, George Town
Grand Cayman, Cayman Islands

with a copy to:

Avon Products, Inc.
Attention: General Counsel
Address: 1345 Avenue of the Americas
New York, New York 10105
United States of America

Section 14. Governing Law. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 15. Dispute Resolution.

     GUARANTOR AGREES THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THIS GUARANTY SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF THE STATE OF NEW YORKw AND GUARANTOR IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURT. IN ANY SUCH ACTION OR PROCEEDING, SERVICE OF PROCESS MAY BE MADE ON ANY PARTY BY SENDING A COPY OF SAID PROCESS TO IT AT THE ADDRESS AND IN THE MANNER SET FORTH IN SECTION 13. GUARANTOR IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY.

Section 16. Entire Agreement. This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings, and agreements between Buyer and Guarantor with respect to the subject matter hereof. Guarantor agrees that there are no conditions to the full effectiveness of this Guaranty.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Guarantor has duly caused this Guaranty to be executed and delivered as of the date first written above.

PREPARACIONES DE BELLEZA S.A. -
PREBEL S.A.

Name:
Title:

STATE OF ___________________

COUNTY OF _________________ ss.:

     On ___________, 2005, before me personally came ___________, to me known, who, being by me duly sworn, did depose and say that he resides at ________________, that he is the ___________ of Preparaciones de Belleza S.A. - Prebel S.A., the company described in and which executed the above instrument, and that he signed his name thereto by authority of the board of directors and the by-laws of said company.

Notary Public

Exhibit E

COMMERCIAL OFFER FOR JEWELRY SUPPLY

dated October [__], 2005

made by

Preparaciones de Belleza S.A. - Prebel S.A.

and ProNova Ltda.

as Offerors

to

AG Promover Ltda.

Medellín, Antioquia, October [_], 2005

AG Promover Ltda.
Calle 10 No. 58-59
Medellín, Antioquia

Re.: Commercial offer for jewelry supply

Dear Messrs,

Sergio González López, of legal age, identified as detailed below my signature, in my capacity as legal representative of Preparaciones de Belleza S.A. - Prebel S.A., a Colombian sociedad anónima, and Julio Cesar Salazar, of legal age, identified as detailed under my signature, in my capacity as legal representative of ProNova Ltda, a Colombian sociedad de responsabilidad limitada, respectively (the “Offerors”), hereby submit to AG Promover Ltda., a Colombian sociedad de responsabilidad limitada (“AG Promover”) (the Offerors and AG Promover may be referred to individually as a “Party” and collectively as the “Parties”) an irrevocable commercial offer, in the terms of the Colombian Commercial Code, Article 845 et seq. for jewelry supply (this “Commercial Offer”).

This Commercial Offer is based on the following premises:

     Offerors are in the business of manufacturing jewelry and accessories for direct distribution and for third parties, and owns and operates a jewelry manufacturing facility in Medellín, Colombia, and have represented to AG Promover that they have expertise and experience in such activity;

     AG Promover is in the business of distributing jewelry and has the right to use a number of trademarks that are proprietary of Avon Products, Inc., in connection with the distribution of such products;

     AG Promover is willing to establish a legal relationship with the Offerors for the supply of jewelry, which will be subsequently distributed by AG Promover and Offerors are willing to accept such engagement;

This Commercial Offer will be valid until October 31, 2005 and, with your acceptance through a purchase order (the “Acceptance”) in the terms of Appendix 3, Offerors and AG Promover will be bound in the terms hereunder.

Bear in mind that capitalized terms, when used in this Commercial Offer and its Acceptance, have the meanings ascribed to them in Appendix 1, unless otherwise defined herein.

ARTICLE I

SUPPLY; PRODUCTS

1.1 Subject matter

     Upon the terms and subject to the conditions set forth in this Commercial Offer and subject to AG Promover’s Acceptance, Offerors agree to supply to AG Promover, as independent contractors, jewelry products (the “Products”), which Offerors will manufacture in accordance with the provisions of this Commercial Offer.

1.2 Specifications and Quality of the Products

     Offerors assume the following obligations in connection with the specifications and quality of the Products that will be supplied to AG Promover:

     (a) The Products will be manufactured with appropriate raw materials, in the quantities and qualities that will be agreed from time to time by the Parties (the “Technical Specifications”).

     (b) The Products must meet the quality standards and requirements agreed from time to time by the Parties (the “Quality Standards”). The fulfillment of such Quality Standards by a given Product will be established through the testing procedures agreed by the Parties.

     (c) The Products will be packed, labeled and made ready for delivery to AG Promover in accordance with the Technical Specifications.

     (d) Offerors will assume any and all costs associated with the manufacturing of the Products, including but not limited to raw materials, use of machinery, labor, quality assurance, warehousing, materials handling and costs associated with the compliance of any Legal Requirement in connection with the manufacturing of the Products.

1.3 Designs

     (a) From the date of Acceptance of this Commercial Offer until the ninth (9th) Campaign of 2006, the designs of the Products will be provided by AG Promover. Starting on the tenth (10th) Campaign of 2006, the designs of the Products will be provided fifty percent (50%) by AG Promover and fifty percent (50%) by Offerors, on the understanding that the Parties will discuss on which designs will be used for manufacturing, but that AG Promover will have the final decision on which designs to manufacture. The designs provided by Offerors will be exclusive for AG Promover.

     (b) Throughout the entire term of the legal relationship deriving from this Commercial Offer and its Acceptance, Offerors may not manufacture, sell or supply for the benefit of third parties, other than companies that are affiliates of Avon Products, Inc., any Product or any jewelry product that is manufactured based on a design provided by AG Promover, or which imitates or is substantially similar to a design provided by AG Promover.

     (c) Throughout the entire term of the legal relationship deriving from this Commercial Offer and its Acceptance, Offerors may not manufacture, sell or supply for the benefit of third parties, other than companies that are affiliates of Avon Products, Inc., any Product or any jewelry product that is manufactured based on a design owned by Offerors, with respect to which AG Promover has any exclusivity obligation as set forth in Section 1.3(a), or which is used for the manufacture of any Products purchased by AG Promover hereunder.

     (d) Throughout the entire term of the legal relationship deriving from this Commercial Offer and its Acceptance, AG Promover may not use any designs provided by the Offerors in connection with the manufacture of jewelry products by any third party.

     (e) Notwithstanding the obligations set forth in Sections 1.3(a), 1.3(b), 1.3(c) and 1.3(d) above, designs provided by AG Promover will be proprietary of AG Promover and designs provided by Offerors will be proprietary of Offerors.

1.4 Delivery of Products

     (a) On the date agreed by the Parties for the delivery of an order of Products, Offerors shall deliver the Products to AG Promover at the Avon Distribution Center or at any other place designated by AG Promover, located in the metropolitan area of Valle de Aburrá. For purposes of delivery, the Parties will establish the number of required lots, as well as mechanisms for urgent delivery.

     (b) The Parties may agree that Offerors hold certain amounts of Products for purposes of inventory build-up for line renewal or maintenance.

     (c) Offerors shall bear all risks of loss or damage of the Products until delivery of such Products at the Avon Distribution Center or at any other place designated by AG Promover. Delivery shall be deemed to have taken place once the boxes of the Products have been unloaded and temporarily or definitively stored at the Avon Distribution Center or at any other place designated by AG Promover.

     (d) Upon delivery of any Products, AG Promover shall inspect them in accordance with the Inspection Procedures. If AG Promover establishes that (A) any Product does not conform with the Technical Specifications or Quality Standards, and/or (B) there are differences between the quantities specified in the delivery documents and the actual quantities of received Products, then AG Promover shall give notice to Offerors of such non-conformity within seven (7) days following delivery of the Products. If no notice of non-conformity is provided within the above mentioned term, the delivered Products shall be deemed accepted by AG Promover as conforming with the Technical Specifications, Quality Standards and in the quantities set forth in the delivery documents.

     (e) Offerors shall have the right to examine the alleged non-conforming Products and to conduct additional counting or testing on them. If the Parties do not reach an agreement as to the conformity or non-conformity of the alleged non-conforming Products, the Parties will settle the dispute in accordance with the dispute resolution mechanisms of this Commercial Offer.

1.5 Permits, Licenses, Etc.

     (a) Offerors represent that they have obtained and will maintain in effect through the term of the legal relationship deriving from this Commercial Offer and its Acceptance, at their sole cost and expense, all Legal Requirements to operate the Facility and supply the Products as required hereunder, including, but not limited to, water discharge permit and waste disposal permit, if applicable.

     (b) Offerors further represent that they will comply, and assume all the costs associated with any and all Legal Requirements applicable to the supply of Products, and operating and maintaining the Facility, including all labor, environmental, health and safety Legal Requirements.

     (c) Should any of the Technical Specifications and/or Quality Standards be or become against a Legal Requirement, Offerors will immediately so notify to AG Promover, for AG Promover to adopt all required measures. Offerors will indemnify AG Promover for all damages originated because of lack of this notice.

1.6 Inspections

     AG Promover shall have the right to inspect the Facility and any warehouse in which Products are stored at any reasonable time to verify that:

     (a) Offerors are complying with the Technical Specifications and the Quality Standards in force at the time;

     (b) Offerors are complying with all applicable laws and regulations, as well as with any other requirements of this Commercial Offer. AG Promover shall have the right to take samples of the raw materials, Products in process and finished Products for inspection. AG Promover’s inspections and observations shall not relieve Offerors from their obligations or excuse them from any performance required hereunder.

1.7 Production Records

     (a) Offerors shall prepare and keep, in a form satisfactory to AG Promover, records relating to the manufacturing of Products, packaging and testing of Products, quality control records, the shipment of Products and non-conforming Products.

     (b) The records to be prepared by Offerors will be agreed by the Parties. AG Promover shall have the right upon twenty four (24) hours advance notice during Offerors regular business hours to examine such records. At any time, up to six (6) years following termination of the legal relationship deriving from this Commercial Offer and its Acceptance, AG Promover will have the right to request and obtain copies of each and every one of the records related to the performance of the legal relationship deriving from this Commercial Offer and its Acceptance (except with respect to those records that, at the relevant moment, have already been delivered to AG Promover).

ARTICLE II

PROJECTIONS AND FORECASTS

2.1 Annual Volume Projections

     During the forty five (45) days following (i) the Acceptance of this Commercial Offer, or (ii) any anniversary such Acceptance, the Parties will agree on the estimated annual volume projections in connection with each of the Products (the “Annual Volume Projections”). Such Annual Volume Projections will not be mandatory for either Party.

     For the first year of the legal relationship deriving from this Commercial Offer and its Acceptance, the Annual Volume Projections must be at least equal to the number of units of Products dispatched during the twelve (12) months before the issuance thereof.

2.2 Rolling Forecast

     During the forty five (45) days following the Acceptance of this Commercial Offer and during the month of January of every year thereafter during the term, AG Promover and Offerors will agree on a rolling six (6) months production forecast which will be updated by AG Promover on a monthly basis.

2.3 Production Plan

     (a) “Production Plan” means the document, whether executed or not, in the form agreed by the Parties, whereby AG Promover commits to purchase from Offerors a given amount of Products, and which will be prepared considering the Rolling Forecast. The Production Plan will contain the quantities of and production dates for Products required.

     (b) The Parties will establish a “Sales Projection” with a frontier of one hundred and five (105) days (five (5) Campaigns), which is the time required for the Offerors to obtain the necessary materials. Changes to this projection will be agreed by the Parties. This Sales Projection will be done on a Product-by-Product basis, and will be updated every Campaign.

     (c) The minimum number of units per piece of a Product will be one thousand (1,000) for the first three (3) Campaigns of the relevant Product.

     (d) AG Promover shall issue a Production Plan every week, which will contain the plan for production of Products for the next three (3) weeks.

     (e) Should Offerors fail to meet the dates contained in a Production Plan with regards to a given Product, Offerors will indemnify AG Promover in an amount equivalent to forty five percent (45%) of the Actual Manufacturing Cost of each unit of a Product, multiplied by the number of units of Products not sold on orders from AG Promover’s customers because of the delay, which amount can be discounted by AG Promover from any amount owed to the Offerors.

2.4 Production Schedule

     (a) “Production Schedule” means the document, whether executed or not, in the form agreed by the Parties, whereby Offerors inform AG Promover the schedule established by Offerors for the production and delivery of the Products contained in any given Production Plan.

     (b) The Production Schedule shall at all times adjust to the Production Plan delivered by AG Promover.

2.5 Changes to Production Plans

     (a) When market trends so require, AG Promover may introduce changes to any given Production Plan provided, however, that the Facility has enough capacity and materials to meet the request.

     (b) If changes to the Production Plan conflict with the applicable lead-time or generate incremental costs, either Party will immediately request the other to adjust the relevant cost, the Production Plan or both.

     (c) The first week of the Production Plans will be frozen (not subject to changes); the second week may have a variation of up to twenty five percent (25%) of the total number of units of Products, prior discussion of the Parties; the third week is subject to any changes by AG Promover.

     (d) Specific materials (chains, crystals and stones) of Products commercialized by AG Promover, which generate an excess inventory for the Offerors based on the Sales Projections described in Section 2.3(b) above must be used in other Products in a maximum term of six (6) months as of the end of the first Campaign of sale of the given Product. In case all such excess inventory is not used, the remaining will be delivered and charged to AG Promover at book value.

2.6 Approved designs and Projected Manufacturing Cost

     At any time during the legal relationship deriving from this Commercial Offer and its Acceptance, the Parties shall have ready the designs for the following ten (10) campaigns, as well as the relevant agreement on the Projected Manufacturing Cost.

ARTICLE III

PRODUCT QUALITY

3.1 Quality Assurance / Quality Control

     (a) Offerors shall implement and maintain in all the processes related to the manufacturing and packing of the Products the good manufacturing practices set forth in Exhibit A (“Good Manufacturing Practices”). Further, Offerors will provide quality assurance as set forth in Exhibit A.

      (b) Offerors will maintain a sample of each Product.

3.2 Change in Technical Specifications or Quality Standards

     AG Promover may introduce at any time through the term of the legal relationship deriving from this Commercial Offer and its Acceptance, any changes to the Technical Specifications or the Quality Standards. In the event such changes increase the costs of the

Products, the Parties will review and adjust the basis for calculation of the Actual Manufacturing Cost. The Parties will agree the period which Offerors have to implement such changes.

3.3 Product Warranty

     (a) Offerors warrant that all manufacturing, packaging, storage and handling of the Products will comply with the Technical Specifications, Quality Standards, as well as with Good Manufacturing Practices.

     (b) Offerors further warrant that all Products will comply with Legal Requirements and will be suitable for use in accordance with their Technical Specifications and Quality Standards through the six (6) months following the date their manufacturing was completed.

3.4 Remedy for Non-conforming Products

     (a) Offerors agree that any Products delivered hereunder which fail to meet the Quality Standards or otherwise fail to comply with the terms and conditions of this Commercial Offer, may be rejected by AG Promover within seven (7) days following the date of delivery. AG Promover’s right to reject non-conforming Products includes, but is not limited to Products which:

           (i) have been produced and packaged during a particular production run if samples from that production run do not conform to the Technical Specifications and Quality Standards;

              (ii) have been damaged during storage or handling while under Offerors’ care;

           (iii) do not fully comply with the Technical Specifications and Quality Standards; or

           (iv) are not in compliance with the other terms and conditions of this Commercial Offer.

     (b) Notwithstanding the above, AG Promover may return to Offerors, at any time (within the shelf life of the Product) all Products not saleable in the ordinary course of business due to quality defects that could not have been detected by AG Promover upon delivery and which are due to Offerors’ negligence during the manufacturing of the Product.

     (c) In the case of Products Rejection for any of the above circumstances, Offerors shall be responsible for, at its cost and expense, picking-up and returning to the Facility all nonconforming Products. AG Promover shall have no obligation to pay to Offerors for any rejected Product; provided, however, that if AG Promover has previously paid Offerors for Products which are later rejected by AG Promover, AG Promover shall be entitled, at its option, to invoice Offerors for, or deduct from Offerors’ invoices, the cost of such rejected or non-conforming Products and any freight, handling or other costs or expenses which may have been paid or incurred by AG Promover.

3.5 Governmental Inspections

     Offerors shall notify AG Promover within two (2) business days after any governmental inspection and the details of such inspection. Offerors shall make available to AG Promover the results of all relevant governmental inspection reports and audits relating to or affecting the Facility, or relating to or affecting equipment, raw materials, Products in process, or finished Products located therein.

ARTICLE IV

PRICE AND FORM OF PAYMENT

4.1 Price

     As exclusive consideration for the supply of the Products, AG Promover shall pay to Offerors, per each Saleable Unit effectively delivered and accepted by AG Promover:

     (a) The Actual Manufacturing Cost agreed by the Parties with respect to such Saleable Unit, and

     (b) A mark-up percentage of thirty percent (30%) on top of the Actual Manufacturing Cost.

      The total amount (a) plus (b) above comprises the “Jewelry Cost”.

4.2 Actual Manufacturing Cost

     (a) The “Actual Manufacturing Cost” is defined as the cost of a Saleable Unit of a Product, packaged and delivered according to the specifications set forth in this Commercial Offer, and is composed of:

              (i) Cost of all raw materials;

              (ii) Direct labor cost; and

              (iii) Overhead.

     (b) The Parties agree that all components of the Actual Manufacturing Cost will be established on a commercially sound manner, and will not exceed the market value at which they could be obtained from an unrelated third party.

     (c) The Parties further agree that AG Promover will at all times have full access, on an open-books basis, to all information possessed by the Offerors related to any of the components of the Actual Manufacturing Cost, including, but not limited to, Offerors’ accounting books and records, names and invoices from suppliers, supply agreements for raw materials, employees salaries and benefits, overhead detailed breakdown, and methods of depreciation.

     (d) The Actual Manufacturing Cost will be calculated by the Offerors and reviewed by AG Promover on a Product-by-Product basis, taking into account the actual cost components described in Section 4.2(a) above.

     (e) The cost of all raw materials must be supported by the relevant invoices from suppliers.

     (f) Direct labor cost will be calculated Product-by-Product and will be comprised of number of man-hours used to manufacture the specific jewelry Product multiplied by the hourly rate that includes employee wages and benefits.

     (g) Overhead consists of routine administrative expenses related with the manufacture of the Products and indirect costs. Overhead rate will be reviewed and agreed between the Parties for a first period that includes the year 2005 and the month of January 2006 and the successive six (6) months’ periods, starting on February 2006.

     (h) The “Projected Manufacturing Cost” will also be calculated by the Offerors and reviewed by AG Promover on a Product-by-Product basis with the same cost components above however will be a best estimate of the future costs of each jewelry Product. The Projected Manufacturing Cost will be provided by Offerors for each design at the time of Campaign planning, according to Section 2.6 above.

4.3 Invoicing and Payment

     (a) Offerors will issue monthly invoices with respect to the Products delivered to AG Promover during the month immediately preceding. The invoice will comply with all applicable Legal Requirements, and must be delivered within the first ten (10) calendar days of each month. AG Promover shall make the Payment within thirty (30) calendar days following the date in which Offerors deliver the Invoice. Payment will be done by wire transfer of immediately available funds to the account informed by Offerors to AG Promover.

     (b) Payments will be made in Pesos and are subject to all withholdings under applicable law.

ARTICLE V

TERM AND TERMINATION

5.1 Term

     The legal relationship deriving from this Commercial Offer and its Acceptance shall be effective for a term of for a term of three (3) years, counted as of the Effective Date, unless sooner terminated by any Party in accordance with the terms hereof. At AG Promover’s option, the legal relationship deriving from this Commercial Offer and its Acceptance will be extended for an additional term of one (1) year, provided that AG Promover gives Offerors an advance written notice of extension with no less than one hundred and eighty (180) days prior to the expiration of the term.

     Termination by any Party of this legal relationship deriving from this Commercial Offer and its Acceptance before the expiration of its term will subject such Party to pay all damages suffered by the other Party in connection with such unlawful termination and, in addition (not in substitution), to the payment of a penalty in an amount equivalent to the aggregate of the last six (6) months of operating profit of AG Promover, provided, however, that in no case shall such penalty exceed the total amount that AG Promover has paid to Offerors for any reason hereunder during the entire term hereof

5.2 Termination

     Notwithstanding any provision of this Commercial Offer to the contrary, and in addition to those other rights set forth herein, either Party may, at any time during the term hereof, terminate the legal relationship deriving from this Commercial Offer and its Acceptance with immediate effect by giving written notice to the defaulting Party, in any of the following cases:

     (a) If a Party materially breaches any obligation or representation hereunder, when such Party has not cured the breach within thirty (30) days after receipt of written notice thereof;

     (b) If a Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Party seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, is submitted to a bankruptcy procedure or any other procedure for the composition of credits; provided, however, that this Section 5.2(b) shall not apply in the event that a proceeding is commenced or a petition is filed in Colombia to commence a proceeding under Law 550 of 1999.

5.3 Cessation of Supply

     Upon termination or expiration of the legal relationship deriving from this Commercial Offer and its Acceptance, Offerors shall immediately cease the supply of Products hereunder, except with respect to any unfilled, valid Production Schedule and any Products in process which AG Promover requests to be completed.

5.4 Return of Designs

     Upon termination or expiration of the legal relationship deriving from this Commercial Offer and its Acceptance, any designs provided by AG Promover used in the manufacture Products will be immediately returned to AG Promover, at the Avon Distribution Center. Delivery of such designs shall take place within two (2) days following the date in which the legal relationship deriving from this Commercial Offer and its Acceptance expires or is terminated.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by Offerors

     Offerors shall defend, indemnify and hold AG Promover harmless from and against any and all claims, demands, losses, damage, liability (including without limitation product and environmental liability), settlement amounts, costs or expenses whatsoever (including reasonable attorney’s fees) arising from or related to any claim, action or proceeding made or brought against AG Promover by a third party as a result of any breach of Offerors’ obligations hereunder. Furthermore, Offerors will hold AG Promover harmless against any labor and/or civil liability lawsuits or claims filed by Offerors’ employees or third parties.

6.2 Indemnification by AG Promover

     AG Promover shall defend, indemnify and hold Offerors harmless from and against any and all claims, demands, loss, damage, liability (including without limitation product and environmental liability), settlement amounts, costs or expenses whatsoever (including reasonable attorney’s fees) arising from or related to any claim, action or proceeding made or brought against Offerors by a third party as a result of any breach of AG Promover’s obligations hereunder.

6.3 Third Party Liability Procedures

     In the event that either Offerors are or AG Promover is seeking indemnification under this ARTICLE VI in respect of, arising out of, or involving a claim made by a person not a Party to the legal relationship deriving from this Offer and its Acceptance, it shall inform Offerors or AG Promover, as applicable, of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit Offerors or AG Promover, as applicable, to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at Offerors’ or AG Promover’ expense, as applicable, shall cooperate as reasonably requested in the defense of the claim. Offerors or AG Promover, as applicable, shall have the right to retain their own counsel, subject to the approval of any such outside counsel by Offerors or AG Promover, as applicable, with the fees and expenses to be paid by Offerors or AG Promover, as applicable, if representation of Offerors or AG Promover, as applicable, by the counsel retained by Offerors or AG Promover, as applicable, would be inappropriate due to actual or potential differing interests between Offerors or AG Promover, as applicable, and any other party represented by such counsel in such proceedings. Offerors or AG Promover, as applicable, may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of Offerors or AG Promover, as applicable, if such settlement or adverse judgment in any way diminishes the rights or interests of Offerors or AG Promover, as applicable.

ARTICLE VII

INDUSTRIAL AND TRADE SECRETS; INTELLECTUAL PROPERTY

7.1 Intellectual Property

     Offerors hereby agree that AG Promover or its affiliates exclusively own all rights, title and interest to all intellectual property owned, used or licensed (as licensor or licensee) in connection with the legal relationship deriving from this Commercial Offer and its Acceptance, including (i) names and all assumed fictional business names, registered and unregistered trademarks, trade dress and packaging, services marks, and trade names, and applications for registration; (ii) all registered and unregistered copyrights in both published works and unpublished works and all applications for registration; (iii) all know-how, trade secrets, confidential or proprietary information, software, technical information, data, process technology, plans, drawings, and blue prints (“Intellectual Property”). Offerors agree that they will not request registration of any of the Intellectual Property, and will not undertake any other actions that may or purport to affect AG Promover or its affiliates’ rights over the Intellectual Property. Any approval or permission granted by AG Promover to use any of the Intellectual Property shall cease on the date of termination of the legal relationship deriving from this Commercial Offer and its Acceptance.

7.2 Work Product

     (a) Offerors understand and agree that the designs provided by AG Promover, including improvements or modifications thereto, whether developed prior to this Commercial Offer or developed by either Party in the course of the legal relationship deriving from this Commercial Offer and its Acceptance (collectively, the “Proprietary Work Product”) constitute proprietary information of AG Promover and are the sole and exclusive property of AG Promover.

     (b) Offerors acknowledge and recognize to AG Promover all rights, title and interest in all Proprietary Work Product developed prior to or during the term of the legal relationship deriving from this Commercial Offer and its Acceptance. Therefore, Offerors agree to assign to AG Promover the sole ownership of all copyrights to works created hereunder and will take all steps necessary to protect such copyrights for AG Promover. Offerors also assign and will require their personnel to assign all new creations, invenstions and other patentable work products conceived or reduced to practice hereunder.

     (c) Offerors agree that nothing in this Commercial Offer shall be construed to grant to Offerors any interest in any Products or designs, specifications or other Proprietary Work Product, or the goodwill of AG Promover or in any trademark, label, design, advertisement, or promotional material used in connection therewith.

7.3 AG Promover’s Confidential Information

     (a) Any and all information concerning the Products, including the Technical Specifications, Quality Standards, and the production, distribution, marketing or sale of the Products, and all Proprietary Work Product (“AG Promover’s Information”), disclosed to Offerors, or to which Offerors have access, is confidential and proprietary information, and shall be maintained in strict confidence by Offerors and not disclosed to any third party.

     (b) Offerors agree that they (i) shall not use or disclose such AG Promover’s Information other than for the production of Products for AG Promover; and (ii) will restrict the disclosure of such AG Promover’s Information within its own organization to those persons who are directly concerned therewith and who have been informed of Offerors’ obligations hereunder.

     (c) AG Promover acknowledges that during the normal business activities of Offerors, the packaging and warehousing of finished goods may be observed by visitors. Close observation, which includes design drawings, Product specifications or promotions, of the jewelry lines will not be allowed by Offerors. The above restrictions do not apply to AG Promover’s personnel or personnel deemed necessary by AG Promover to obtain any permit, license, approvals or certifications, etc., or to comply with a Legal Requirement.

     (d) The above confidentiality obligations shall not apply to information which (a) was known to Offerors prior to disclosure by AG Promover; or (b) is or shall become public information through no fault of Offerors; or (c) is received by Offerors from a third party having no confidentiality obligation regarding AG Promover’s Information.

ARTICLE VIII

FORCE MAJEURE

8.1 Force Majeure Events and Consequences

     The consequences, direct or indirect, of fire, war, flood, strikes, lockouts, or other labor disputes, Orders or any other causes beyond the reasonable control of the Party charged with performance (a “Force Majeure Event”), shall excuse performance to the extent that such performance has been prevented by such occurrence. In the event that a Party is unable to perform any of its obligations as a consequence of a Force Majeure Event, it shall promptly give notice to the other Party of its inability to perform such obligation or obligations. In the event such inability continues for a period of sixty (60) days after notice, the other Party shall have the right to terminate the legal relationship deriving from this Commercial Offer and its Acceptance by giving ten (10) days’ written notice.

ARTICLE IX

GENERAL PROVISIONS

9.1 Independent Contractor

     Offerors are independent contractors to AG Promover. Offerors, their agents, subsidiaries, affiliates and employees are in no way the legal representatives, agents or employees of AG Promover for any purposes whatsoever and they have no right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of or on behalf of AG Promover. Offerors shall not make any statements concerning AG Promover or this Commercial Offer or the legal relationship deriving from its Acceptance, on behalf of AG Promover. The Parties expressly agree that their intention is not to create a commercial agency relationship for the manufacturing of the Products, considering that Offerors will not be promoting any business of AG Promover.

9.2 Expenses

     Except as otherwise expressly provided in this Commercial Offer, each Party to the legal relationship deriving from this Commercial Offer and its Acceptance must bear its respective expenses incurred in connection with the preparation, execution, and performance of this Commercial Offer and the transactions hereby contemplated, including all fees and expenses of its advisors and counsel.

9.3 Notices

     All notices, consents, waivers, and other communications under this Commercial Offer and the legal relationship deriving from its Acceptance must be in writing and are deemed given to a Party when (a) delivered to the appropriate address by hand or by overnight courier service (costs prepaid), (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a Party may designate by notice to the other Party):

If to Offerors:

Preparaciones de Belleza S.A. - Prebel S.A.
Attention: General Manager
Calle 10 No. 58 – 59 First Floor
Medellín, Colombia

ProNova Ltda.
Attention: General Manager
Autopista Sur No.7-35
Medellín, Colombia

with a copy to

Ignacio Sanín Bernal
Carrera 37 No. 8-05
Medellín, Colombia

If to AG Promover:

AG Promover Ltda.
Attention: General Manager
Calle 10 No. 58-59 Second Floor
Medellín, Colombia

9.4 Incorporation of Schedules and Exhibits

     The Schedules and Exhibits identified in this Commercial Offer are incorporated herein by reference and made a part of this Commercial Offer.

9.5 Entire Commercial Offer and Modification

     This Commercial Offer, once accepted by AG Promover, supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Commercial Offer) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. Neither this Commercial Offer not the legal relationship deriving from its Acceptance may be amended, supplemented or otherwise modified except in a written document executed by the Party against whose interest the modification operates.

9.6 Severability

     If a court of competent jurisdiction holds any provision of this Commercial Offer invalid or unenforceable, the other provisions of this Commercial Offer remain in full force and effect. Any provision of this Commercial Offer held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

9.7 Assignments, Successors and No Third Party Rights

     No Party may assign any of its rights or delegate any of its obligations under this Commercial Offer or the legal relationship deriving from its Acceptance without the prior written consent of the other Parties. This Commercial Offer and the legal relationship deriving from its Acceptance applies to, is binding in all respects upon, and inures to the benefit of Offerors’ and AG Promover’s successors and permitted assigns. Nothing expressed or referred to in this Commercial Offer may be construed to give any Person, other than the Parties to the legal relationship deriving from this Commercial Offer and its Acceptance, any legal or equitable right, remedy, or claim under or with respect to this Commercial Offer or the legal relationship deriving from its Acceptance or any provision hereof except such rights as may inure to a successor or permitted assignee pursuant to this Section.

9.8 Waiver

     The rights and remedies of the Parties to the legal relationship deriving from this Commercial Offer and its Acceptance are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under the legal relationship deriving from this Commercial Offer and its Acceptance or any of the documents referred to in this Commercial Offer may operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege may preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Commercial Offer or the legal relationship deriving from its Acceptance or any of the documents referred to in this Commercial Offer can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other Party, (b) no waiver that may be given by a Party may be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party may be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Commercial Offer or the documents referred to herein.

9.9 Governing law

     This Commercial Offer the legal relationship deriving from its Acceptance is governed by and construed under the laws of Colombia without regard to conflicts of laws principles that would require the application of any other law.

9.10 Dispute Resolution

     (a) Direct mechanisms. Any dispute arising from this Commercial Offer the legal relationship deriving from its Acceptance must be escalated to the manufacturing director and general manager of Offerors and AG Promover, respectively, (the “Initial Contacts”). If any dispute cannot be resolved by the Initial Contacts within a maximum of fifteen (15) business days after it has been referred that dispute must be referred to the general managers of Offerors and the Vice-President, Andean Cluster, for AG Promover, respectively, for resolution, or such other representatives as they may nominate from time to time.

     (b) Arbitration. Should the above mechanism fail, the relevant dispute shall be submitted to the decision of an Arbitration Tribunal, which shall be located in Bogotá, Colombia, and shall be governed in accordance with the Rules of the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá). The number of arbitrators that will compose the Tribunal shall be three (3). The arbitrators shall be attorneys at law licensed in Colombia and shall be appointed by mutual consent of the Parties and, in the lack thereof, they shall be appointed by the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá), out of the lists of such institution. The arbitral award shall be issued in accordance with the law.

9.11 Language

     This Commercial Offer has been prepared and delivered in the English language. Although a Spanish language translation of this Commercial Offer has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a Party in a translation shall preclude that Party from subsequently disputing the accuracy of such translation.

9.12 Taxes

     Each Party shall timely and correctly pay, to all tax authorities any and all taxes and other assessments imposed on such Party arising out of or pertaining to this Commercial Offer or the legal relationship deriving from its Acceptance.

*       *       *       *       *

If you are in agreement with the foregoing, please evidence such agreement by executing the Acceptance in the form attached as Appendix 3, and delivering it to the undersigned.

Yours truly,

Preparaciones de Belleza S.A. - Prebel S.A.	ProNova Ltda.

Name: Sergio González López	Name: Julio César Salazar
Title: Legal representative	Title: Legal representative
C.C.	C.C.

APPENDIX 1. CONSTRUCTION, DEFINED TERMS

1.1. Construction

     Any reference in this Commercial Offer to an “Article”, “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Commercial Offer, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Commercial Offer or the legal relationship deriving from its Acceptance. All words used in this Commercial Offer should be construed to be of such gender or number as the circumstances require. The term “include” or “including” indicates examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

1.2. Defined Terms

     The following terms when used in this Commercial Offer, including its preamble and recitals, unless indicates context otherwise, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     “Acceptance” has the meaning ascribed to that term in the heading of this Commercial Offer;

      “Actual Manufacturing Cost” has the meaning ascribed to that term in Section 4.2(a);

     “AG Promover” has the meaning ascribed to that term in the heading of this Commercial Offer;

      “AG Promover’s Information” has the meaning assigned to that term in Section 7.3;

      “Annual Volume Projections” has the meaning assigned to that term in Section 2.1;

     “Avon Distribution Center” means AG Promover’s facility for the distribution of the Products, which is located at Calle 10 No. 58-59, Medellín, Colombia;

     “Campaign”: means a campaign for the sales of the Products and other products by AG Promover, which involves the printing and distributing of brochures, usually nineteen (19) times per year, with Product orders being taken regularly. Each Campaign will normally contain at least eighteen (18) new designs of Saleable Units of the Products set forth in this Commercial Offer;

      “Colombia” means the Republic of Colombia;

     “Commercial Offer” means this Commercial Offer, together with any Exhibits and Schedules hereto;

      “Dollar” and the sign “US$” mean lawful money of the United States of America;

     “Effective Date” means the date on which the first supply of Products hereunder is made by Offerors, which first supply will be evidenced in minutes executed by both Parties;

     “Facility” means the facility where Products are manufactured, which is located at Carrera 59 No. 10-131, Medellín, Colombia, or any other facility for the manufacture of Products which is accepted by AG Promover in writing;

      “Force Majeure Event” has the meaning assigned to that term in Section 8.1;

      “Good Manufacturing Practices” has the meaning assigned to that term in Section 3.1(a);

     “Governmental Authorities” means any (a) nation, department, municipality, district, or other jurisdiction, (b) national, departmental, municipal, district, foreign or other government, (c) governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal), (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature, or (e) official of any of the foregoing;

      “Initial Contacts” has the meaning assigned to that term in Section 9.10(a);

      “Intellectual Property” has the meaning assigned to that term in Section 7.1;

     “Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, notice, approval or Order of any Governmental Authority, and any contract with any Governmental Authority relating to compliance with any of the foregoing;

      “Jewelry Cost” has the meaning ascribed to that term in Section 4.1;

      “Offerors” has the meaning ascribed to that term in the heading of this Commercial Offer;

     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator;

     “Party” and “Parties” has the meaning ascribed to that term in the heading of this Commercial Offer;

      “Pesos” and the sign “COP$” mean lawful currency of Colombia;

      “Production Plan” has the meaning assigned to that term in Section 2.3(a);

      “Production Schedule” has the meaning assigned to that term in Section 2.4;

      “Products” has the meaning assigned to that term in Section 1.1;

      “Projected Manufacturing Cost” has the meaning assigned to that term in Section 4.2(h):

      “Proprietary Work Product” has the meaning assigned to that term in Section 7.2(a);

      “Quality Standards” has the meaning assigned to that term in Section 1.2(b);

     “Saleable Unit” means any unit of a given Product which is saleable individually, and which is displayed for sale individually (e.g. a pair of earrings or a necklace constitute each one Saleable Unit) in a Campaign’s brochure (on the understanding that such individually saleable unit may be also displayed for sale in a Campaign’s brochure as part of a kit);

      “Sales Projection” has the meaning assigned to that term in Section 2.3(b);

      “Technical Specifications” has the meaning assigned to that term in Section 1.2(a).

APPENDIX 2. TABLE OF CONTENTS

ARTICLE I SUPPLY; PRODUCTS		3

1.1	SUBJECT MATTER.	3
1.2	SPECIFICATIONS AND QUALITY OF THE PRODUCTS	3
1.3	DESIGNS	3
1.4	DELIVERY OF PRODUCTS	4
1.5	PERMITS, LICENSES, ETC.	4
1.6	INSPECTIONS.	5
1.7	PRODUCTION RECORDS	5

ARTICLE II PROJECTIONS AND FORECASTS		5

2.1	ANNUAL VOLUME PROJECTIONS	5
2.2	ROLLING FORECAST	6
2.3	PRODUCTION PLAN	6
2.4	PRODUCTION SCHEDULE	6
2.5	CHANGES TO PRODUCTION PLANS	7
2.6	APPROVED DESIGNS AND MANUFACTURING COST	7

ARTICLE III PRODUCT QUALITY		7

3.1	QUALITY ASSURANCE / QUALITY CONTROL	7
3.2	CHANGE IN TECHNICAL SPECIFICATIONS OR QUALITY STANDARDS	7
3.3	PRODUCT WARRANTY	8
3.4	REMEDY FOR NON-CONFORMING PRODUCTS.	8
3.5	GOVERNMENTAL INSPECTIONS.	8

ARTICLE IV PRICE AND FORM OF PAYMENT		9

4.1	PRICE.	9
4.2	MANUFACTURING COST	9
4.3	INVOICING AND PAYMENT	10

ARTICLE V TERM AND TERMINATION		10

5.1	TERM	10
5.2	TERMINATION.	11
5.3	CESSATION OF SUPPLY	11
5.4	RETURN OF DESIGNS	11

ARTICLE VI INDEMNIFICATION		11

6.1	INDEMNIFICATION BY OFFERORS.	11
6.2	INDEMNIFICATION BY AG PROMOVER.	12
6.3	THIRD PARTY LIABILITY PROCEDURES.	12

ARTICLE VII INDUSTRIAL AND TRADE SECRETS; INTELLECTUAL PROPERTY		12

7.1	INTELLECTUAL PROPERTY	12
7.2	WORK PRODUCT.	13
7.3	AG PROMOVER’S CONFIDENTIAL INFORMATION	13

ARTICLE VIII FORCE MAJEURE		14

8.1	FORCE MAJEURE EVENTS AND CONSEQUENCES	14

ARTICLE IX GENERAL PROVISIONS		14

9.1	INDEPENDENT CONTRACTOR	14
9.2	EXPENSES	14
9.3	NOTICES	15
9.4	INCORPORATION OF SCHEDULES AND EXHIBITS	15
9.5	ENTIRE COMMERCIAL OFFER AND MODIFICATION	15
9.6	SEVERABILITY	16
9.7	ASSIGNMENTS, SUCCESSORS AND NO THIRD PARTY RIGHTS	16
9.8	WAIVER.	16
9.9	GOVERNING LAW.	16
9.10	DISPUTE RESOLUTION	16
9.11	LANGUAGE	17
9.12	TAXES	17

APPENDIX 1. CONSTRUCTION, DEFINED TERMS		19

1.1.	CONSTRUCTION	19
1.2.	DEFINED TERMS	19

APPENDIX 2. TABLE OF CONTENTS		22

APPENDIX 3. FORM OF PURCHASE ORDER		24

APPENDIX 3.FORM OF PURCHASE ORDER

[_______] [__], 2005

Preparaciones de Belleza S.A. - Prebel S.A.
ProNova Ltda.
Calle 10 No. 58-59
Medellín, Colombia

Re Purchase Order for jewelry supply

[________________], of age, identified as detailed under my signature, in my capacity as [legal representative/agent] of AG Promover Ltda., a Colombian sociedad de responsabilidad limitada, I submit a purchase order for jewelry supply referred to in the Commercial Offer dated [____] [___], 2005, which terms and conditions I hereby wholly accept.

Sincerely,

[Name]
C.C.

Exhibit F

LICENSE TERMINATION AND SETTLEMENT

dated October [__], 2005

between

Avon Products, Inc.

as Licensor

and

Preparaciones de Belleza S.A. - Prebel S.A.

And

Pro Nova Ltda.

as Licensees

LICENSE TERMINATION AND SETTLEMENT

THIS LICENSE TERMINATION AND SETTLEMENT AGREEMENT (“Termination and Settlement”), dated October [__], 2005, is entered into by and between

(1)	Avon Products Inc., a corporation organized under the laws of the State of New York, United States of America (the “Licensor”) and

(2)	(a) Pro Nova Ltda., a sociedad de responsabilidad limitada, and (b) Preparaciones de Belleza S.A. - Prebel S.A., a sociedad anónima, companies organized under the laws of the Republic of Colombia, (the “Licensees”)

The aforementioned parties will collectively be referred to as the “Parties” and individually the “Party”.

The Parties have entered into this Termination and Settlement, under the terms and conditions set forth in the following clauses.

W I T N E S S E T H:

     WHEREAS, the Parties have entered into an agreement dated as of June 27, 1989, and subsequent Amendments thereto dated May 16, 1996, June 25, 1997, October 25, 1989 and July 2, 2002 (the “License Agreement”);

     WHEREAS, Pursuant to the License Agreement, the Licensees have a right to (a) obtain formulas, manufacturing processes, know-how and technical assistance (the “Technical Information”) of the Licensor in connection with the manufacture, distribution and sale of cosmetic, fragrance, toiletry, jewelry, and beauty products (the “Licensed Products”) developed and/or manufactured by Licensor under the trademark “Avon” and certain other trademarks (the “Trademarks”) and (b) use the Trademarks in Colombia in connection with the manufacture, promotion and distribution of the Licensed Products;

     WHEREAS, the Parties have mutually agreed to terminate the License Agreement and all other commercial relationships related thereto, along with all the rights and obligations thereunder;

     WHEREAS, the Licensees have agreed [with a company being acquired by Licensor] to sell certain assets and transfer certain liabilities related to the direct selling of cosmetics, fragrances, toiletries, fashion apparel and accessories (the “Business”) pursuant to a certain Asset Purchase Agreement (the “Asset Purchase Agreement”) executed as of the date hereof;

     WHEREAS, the Licensees have agreed with a company being acquired by Licensor to manufacture ocosmetics, fragrances, and toiletries, and to supply of jewelry through a certain Third Party Manufacturing Agreement and a certain Jewelry Supply Agreement, respectively, both executed as of the date hereof;

     WHEREAS, the Parties wish to release each other from certain claims, demands or causes of action as described herein;

      NOW, THEREFORE, the Parties agree as follows:

ARTICLE I
ACKNOWLEDGEMENT OF TERMINATION

1.1	The Parties hereby terminate the License Agreement and other commercial relationships related thereto by mutual agreement.

1.2	The Parties hereby acknowledge and accept that the term of the License Agreement, as defined under section 15.1(a) of the License Agreement, is without effect as of the date hereof.

1.3	The Licensees further acknowledge, for all legal purposes, that the termination of the License Agreement was not and may not be considered to be a termination without just cause by any of the parties hereto.

ARTICLE II
EFFECT OF TERMINATION

2.1	As of the date hereof, and except as provided under an agreement executed by the Licensees with Licensor or any affiliate or subsidiary of Licensor whereby Licensees agree to manufacture the Licensed Products, and only pursuant to the terms and conditions of such agreement, the Licensees hereby agree to stop using and to return, where applicable, the following:

(a)	The Trademarks or any mark, tradename, domain name or name similar thereto;

(b)	The fragrances, formulas, and designs of the Licensed Products, bottles and packaging;

(c)	All copyrights, labels, packaging, bottles, advertising, promotional material, stationary, or other material displaying a Trademark;

(d)	All Technical Information; and

(e)	Any and all other confidential information provided under the License Agreement.

2.2	As of the date hereof, the Licensees must cancel as soon as possible any telephone directory or other public listing and immediately remove any sign and cancel any public announcement, insofar as same refers to Licensees’ connection with Licensor.

2.3	As of the date hereof, and for purposes of Chapter XIII of Colombian Law 23 of 1982, the parties hereby expressly declare that this document constitutes a transfer in favor of Licensor of all and any monetary rights over copyrights, labels, packaging, bottles, advertising, promotional material, stationary, or other material displaying a Trademark, prepared, requested, or ordered by the Licensees.

2.4	The Licensees must thereafter refrain from doing anything, whether or not specified above, that would indicate that Licensees are or were authorized distributors of Licensor’s products.

2.5	The Parties hereby agree that Licensor’s right to acquire the inventory products and promotional material deemed resalable by Licensor will be governed by the Asset Purchase Agreement of even date herewith between Licensor and AG Promover Ltda.

2.6	Sections 1, 6.1, 6.2, 7.3, 13.1, 13.3, 14.1, 15.5, 15.6, 15.7, 16, 17.1, 17.4, 19.2, 19.3, 19.4, 19.5, 20, and 21 of the License Agreement will survive the termination of the License Agreement.

Section 3 shall survive exclusively for purposes of determining the amounts to be paid under Article III hereof.

ARTICLE III
ADDITIONAL PAYMENTS

3.1	The Licensees acknowledge and accept that the Licensor is entitled to receive payments under Section 3 of the License Agreement in connection with outstanding royalties due to the Licensor, Licenses will proceed to calculate and pay the royalties for sales made in the third (3rd) quarter of 2005 within the month of October, 2005, and the sales made in the fourth (4th) quarter within the month of November, 2005.

ARTICLE IV
RELEASES BY LICENSEES; INDEMNIFICATION

4.1	The Licensees hereby declare that the benefits they received under the License Agreement constitute adequate and sufficient compensation for the Licensees efforts and activities under the Licence Agreement.

4.2	Therefore, the Licensees hereby acknowledge and accept that they are not and will not be entitled to receive any amount deriving from the termination of the License Agreement and other commercial relationships related thereto, including its execution, performance and termination and irrevocably waive the right to any amount, restitution, consideration, compensation, indemnification, damages, or other amounts from the Licensor as a consequence of the execution, performance or termination of the License Agreement and other commercial relationships related thereto. The waiver includes, but is not limited to, any claim concerning any payments arising out of application of the Article 1324 of the Colombian Commercial Code.

4.3	The Licensees hereby release and forever discharge the Licensor, its affiliated and subsidiary companies, and its shareholders, officers, representatives, agents, directors, employees, successors, and assigns, from any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character known or unknown, that the Licensees may now have, or have ever had, against the Licensor in any way with respect to the License Agreement and other commercial relationships related thereto.

4.4	The Licensees acknowledge that any loss that the Licensees may suffer as a consequence of the termination of the License Agreement will not be deemed to be the Licensor’s fault, and therefore, they release and forever discharge the Licensor, its affiliated and subsidiary companies, for any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character known or unknown, that the Licensees may now have, or have ever had, against the Licensor in any way with respect to the termination of the License Agreement and any other commercial relationship related thereto.

4.5	The Licensees will abstain, directly or indirectly, from initiating any claim, complaint, accusation, lawsuit, legal action, litigation, process, against the Licensor, its affiliated and subsidiary companies, in connection with events that have taken place prior to this Termination and Settlement, regardless of whether or not the Licensees were aware of such events prior to the date hereof.

4.6	The Licensees hereby represent and warrant that they have not sold, assigned, or in any other manner transferred and that in the future they will abstain from selling, assigning or in any other manner transferring any right to sue, claim, complain or demand any right related to the License Agreement or any other commercial relationship related thereto.

4.7	The Licensees will maintain the Licensor free and harmless from any claims or demands by the Licensees’ stockholders, partners, employees, successors, or assignees, directly or indirectly related to the License Agreement and other commercial relationships related thereto and any other agreement or contract between the parties.

ARTICLE V
RELEASES BY LICENSOR

5.1	The Licensor hereby agrees that except as provided hereunder, in particular in sections 2.6, and 3.1, and subject to the compliance of the License Agreement by the Licensees, the Licensor releases and discharges the Licensees, their affiliated and subsidiary companies, and their shareholders, officers, representatives, agents, directors, employees, successors, and assigns, from any and all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character known or unknown, that the Licensor may now have, or have ever had, against the Licensees in any way with respect to the License Agreement and other commercial relationships related thereto.

ARTICLE VI
MUTUAL RELEASES

6.1	The Parties further agree that this Termination and Settlement agreement will have (i) the effect of a settlement contract (contrato de transacción) under the laws of the Republic of Colombia in accordance with articles 2469 through 2487 of its Civil Code, (ii) have the effect of a final judgment (sentencia definitiva), and thus any claim, suit, demand or cause of action of whatsoever nature arising out of the License Agreement and other commercial relationships related thereto is hereby extinguished, irrespective of the forum or jurisdiction where such claims, suits, demands or cause of action may be brought.

ARTICLE VII
MISCELLANEOUS

7.1	Expenses. If the Licensees fail or refuse to comply with any of the requirements of this Termination and Settlement or incur in a breach of the intellectual property rights of Licensor, the Licensees will be liable to, and shall reimburse Licensor for all costs and expenses, including attorney’s fees, incurred by Licensor in connection with any legal action taken to enforce compliance, in the event that a judgment awards Licensor any amounts from Licensee hereunder after the incurrence of such expenses by Licensor.

7.2	Joint and Several Liability. For purposes of this Termination and Settlement, Licensees are jointly and severally liable.

7.3	Notices. All notices, consents, waivers, and other communications under this Termination and Settlement must be in writing and are deemed given to a party when (a) delivered to the appropriate address personally or by overnight courier service (costs prepaid) or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to Licensees:

Prebel S.A.
Attention:General Manager
Address: Calle 10 No. 58 – 59 First Floor
Medellín, Colombia

Pronova Ltda.
General Manager
Autopista Sur No.7-35
Medellín, Colombia

With a copy to:

Ignacio Sanin Bernal
Carrera 37 No. 8-05
El Poblado
Medellin, Colombia

If to Licensor:

Avon Products, Inc.
Attention: General Counsel
Address: 1345 Avenue of the Americas
New York, New York 10105
United States of America

7.4	Further Actions. Upon the request of any party to this License and Termination, the other parties must (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents, and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this License and Termination and the transactions hereby contemplated.

7.5	Governing Law. This Termination and Settlement is to be governed and construed pursuant to the law of Colombia.

7.6	Dispute Resolution. Any dispute arising from this Termination and Settlement must be submitted to the decision of an Arbitration Tribunal, which shall be located in Bogotá, Colombia, and shall be governed in accordance with the Rules of the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá). The number of arbitrators that will compose the Tribunal shall be three (3). The arbitrators shall be attorneys at law licensed in Colombia and shall be appointed by mutual consent of the parties and, in the lack thereof, they shall be appointed by the Arbitration and Conciliation of the Chamber of Commerce of Bogotá (Centro de Conciliación y Arbitraje de la Cámara de Comercio de Bogotá), out of the lists of such institution. The arbitral award shall be issued in accordance with the law.

7.7	Entire Understanding. This Termination and Settlement constitutes the entire understanding of the parties on the subjects covered supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents delivered pursuant to this Termination and Settlement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. The provisions of this

Termination and Settlement are binding upon, and inure to the benefit of the parties’ successors and assigns.

7.8	Amendments. . This Termination and Settlement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification operates.

7.9	Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Termination and Settlement. No provision of this Termination and Settlement will be interpreted for or against any party because that party or its legal representative drafted the provision.

7.10	Severability. If a court of competent jurisdiction holds any provision of this Termination and Settlement invalid or unenforceable, the other provisions of this Termination and Settlement remain in full force and effect. Any provision of this Termination and Settlement held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

7.11	Assignments, Successors and No Third Party Rights. No party may assign any of its rights or delegate any of its obligations under this Termination and Settlement without the prior written consent of the other parties. This Termination and Settlement applies to, is binding in all respects upon, and inures to the benefit of Licensor’s and Licensees’ successors and permitted assigns. Nothing expressed or referred to in this Termination and Settlement may be construed to give any Person, other than the parties to this Termination and Settlement, any legal or equitable right, remedy, or claim under or with respect to this Termination and Settlement or any provision of this Termination and Settlement except such rights as may inure to a successor or permitted assignee pursuant to this Section.

7.12	Waiver. The rights and remedies of the parties to this Termination and Settlement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Termination and Settlement or any of the documents referred to in this Termination and Settlement may operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege may preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Termination and Settlement or any of the documents referred to in this Termination and Settlement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party may be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party may be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Termination and Settlement or the documents referred to in this Termination and Settlement.

7.13	Language. This Termination and Settlement has been prepared and delivered in the English language. Although a Spanish language translation of this Termination and Settlement has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

7.14	Counterparts. This Termination and Settlement may be executed in one or more counterparts.

     The parties have executed and delivered this Termination and Settlement as of the date indicated in the first sentence of this document.

Preparaciones de Belleza S.A. - Prebel S.A.	Pro Nova Ltda.

Name:	Name:
Title:	Title:

Avon Products, Inc.

Name:
Title:

Exhibit G

Officer Non-Compete Agreement

October __, 2005

Avon International Holdings Company
Scotia Center
P.O. Box 268 GT
Grand Cayman, Cayman Islands

Re. Non-Compete Commitment

Ladies and Gentlemen,

I refer to that certain Share Purchase Agreement of even date herewith (the “Share Purchase Agreement”) by and between Sarastro Ltd. LDC and Avon International Holdings Company (“Avon”). Capitalized terms used herein shall have the meanings assigned to them herein or, if not defined herein, then such terms shall have the meanings assigned to them in the Share Purchase Agreement.

I hereby acknowledge and confirm that I have received and reviewed a copy of the Share Purchase Agreement and the Ancillary Documents. I further acknowledge that I have acted as general manager of Preparaciones de Belleza S.A. Prebel S.A. o Pro Nova S.A. and as such I have received information as to how the Business is run. Therefore, I hereby agree that, I will not become a partner, shareholder, member of a joint venture, employee, consultant, agent, representative, director or officer of any Person that carries out any activities or business in Colombia which are competitive with the Business, directly or indirectly, either on my own account or in conjunction with or on behalf of any Person, during the period beginning on Closing Date and a period of (i) thirty-six (36) months in connection with CFT products, and (ii) twenty-four (24) months in connection with non-CFT products, after the date hereof, without first having informed Avon of the details of any potential engagement with such other Person and having given Avon (acting directly or through its subsidiary in Colombia), at least thirty (30) days to make me a competitive offer.

Although a Spanish language translation of this letter has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

Yours truly,

Sergio Gonzalez Lopez

G-1

October __, 2005

Avon International Holdings Company
Scotia Center
P.O. Box 268 GT
Grand Cayman, Cayman Islands

Re. Non-Compete Commitment

Ladies and Gentlemen,

I refer to that certain Share Purchase Agreement of even date herewith (the “Share Purchase Agreement”) by and between Sarastro Ltd. LDC and Avon International Holdings Company (“Avon”). Capitalized terms used herein shall have the meanings assigned to them herein or, if not defined herein, then such terms shall have the meanings assigned to them in the Share Purchase Agreement.

I hereby acknowledge and confirm that I have received and reviewed a copy of the Share Purchase Agreement and the Ancillary Documents. I further acknowledge that I have acted as manager of Preparaciones de Belleza S.A. Prebel S.A. o Pro Nova S.A. and as such I have received information as to how the Business is run. Therefore, I hereby agree that, I will not become a partner, shareholder, member of a joint venture, employee, consultant, agent, representative, director or officer of any Person that carries out any activities or business in Colombia which are competitive with the Business, directly or indirectly, either on my own account or in conjunction with or on behalf of any Person, during the period beginning on Closing Date and a period of (i) thirty-six (36) months in connection with CFT products, and (ii) twenty-four (24) months in connection with non-CFT products, after the date hereof, without first having informed Avon of the details of any potential engagement with such other Person and having given Avon (acting directly or through its subsidiary in Colombia), at least thirty (30) days to make me a competitive offer.

Although a Spanish language translation of this letter has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

Yours truly,

Alvaro Diaz Medina

G-2

Exhibit H-1

COMMERCIAL OFFER FOR TRANSITIONAL SERVICES TO AG PROMOVER LTDA.

dated as of October [__], 2005

to be made by

Preparaciones de Belleza S.A. - Prebel S.A.

As Offeror

to

AG Promover Ltda.

Medellín, Antioquia, October [__], 2005

AG Promover Ltda.
Calle 10 No. 58-59
Medellín, Antioquia
Colombia

Re. Commercial Offer for the Rendering of Services

Dear Sirs,

Sergio González López, of legal age, identified as detailed under my signature, in my capacity as legal representative of Preparaciones de Belleza S.A - Prebel S.A., a Colombian sociedad anónima (the “Offeror”), hereby address to AG Promover Ltda., a Colombian sociedad de responsabilidad limitada (“AG Promover,” and the Offeror and “AG Promover” may be referred to herein individually as a “Party” and they may be collectively referred to herein as the “Parties.”) an irrevocable commercial offer, in the terms of Article 845 et seq. of the Colombian Commercial Code, to render certain services set out below (the “Commercial Offer”).

This Commercial Offer will be valid until October 31, 2005 and, with your acceptance through a purchase order (the “Acceptance”) in the terms of Exhibit 1, Offeror and AG Promover will be bound in the terms hereunder.

This Commercial Offer is made based on the following premises:

     Pursuant to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), AG Promover has acquired the cosmetic, fragrance, toiletry, fashion apparel and accessories direct selling business and some administrative and operative activities related thereto (the “Business”) of that Offeror owned together with Pro Nova Ltda. and with Prebel Ltda.

     The operation and management of the Business was carried out with personnel and resources that were also involved in the operation and management of activities unrelated to the Business (the “Shared Resources”).

     As a result of the sale of the business, the parties have decided that some Shared Resources will remain with Offeror until such time that AG Promover can independently carry out these activities, they will share them.

     In the event AG Promover accepts this Commercial Offer, the Parties shall be bound by the following terms (please bear in mind that capitalized terms, unless otherwise defined in this Commercial Offer, will have the meanings ascribed to them in the Share Purchase Agreement):

ARTICLE I

TRANSITIONAL SERVICES TO BE PROVIDED BY OFFEROR

1.1 Offeror will provide AG Promover the following services (the “Services”):

     (a) The information technology, system, and communication services described in Part (a) of Exhibit 1.

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     (b) The human resources services described in Part (b) of Exhibit 1.

     (c) The financial and accounting services described in Part (c) of Exhibit 1.

     (d) The supply chain services described in Part (d) of Exhibit 1.

     (e) [The legal services described in Part (e) of Exhibit 1.] [AVON TO DEFINE IF LEGAL SERVICES WILL BE RENDERED]

     (f) [The [________] services described in Part (f) of Exhibit 1.] [AVON TO DEFINE IF OTHER SERVICES WILL BE RENDERED]

1.2 Offeror will provide the Services under the terms and conditions set forth in the Exhibit 1, and for the time provided under such Exhibit.

1.3 Any Services in excess to the agreed Services shall be discussed between Offeror and AG Promover, and the rendering of the Services in excess will depend on the availability requirements of Offeror for its staff and/or resources, as applicable.

ARTICLE II

PAYMENT

2.1 Offeror will render the Services at the rates set forth in Exhibit 1.

2.2 If AG Promover does not require any or all of the Services set forth in Exhibit 1, AG Promover will not be required to make payment for those unused Services.

2.3 The Parties will negotiate in good faith if they were to require additional services.

ARTICLE III

TERM

3.1 The term for the Services will be the term provided for each Service under Exhibit 1.

3.2 The term for the Services may be extended by the mutual agreement of the Parties.

ARTICLE IV

INDEPENDENT CONTRACTOR AND OTHERS

4.1 Each of AG Promover and Offeror shall be and remain independent contractors with respect to each other and to performance of the Services, as applicable. Notwithstanding any provision hereof, AG Promover’s employees shall not be deemed to be employees of Offeror, and Offeror’s employees shall not be deemed employees of AG Promover. Each AG Promover and Offeror shall employ and/or contract with and direct (or cause the employment and direction of) all persons performing any of the Services, as applicable, and such persons shall be and remain subject to the control and direction of each AG Promover and Offeror, as applicable, without limitation (even though they might be working on or about the facilities and/or equipment of third parties) and shall not be the employees or subject to the direction and control of the other party, it being the intention

H-1-2

of the Parties hereto that each AG Promover and Offeror shall be and remain independent contractors from each other and that nothing herein contained shall be construed as inconsistent with that status.

4.2 Personnel and labor liability

     (a) Offeror shall provide the necessary competent and qualified personnel for the rendering of the Services. Offeror expressly acknowledges that, in its capacity as employer, it is solely and exclusively responsible for the employment, labor, safety and hygiene, tax, administrative and social security obligations arising from its relations with its employees, workers, technicians and other personnel employed for the rendering of the Services subject to this Commercial Offer or its Acceptance, which personnel shall perform under the exclusive direction of and depend on Offeror, as applicable.

     (b) Offeror’s personnel dedicated to providing the Services may not be changed without the consent of AG Promover, which consent shall not be unreasonably withheld.

     (c) Offeror expressly agrees to the following in connection with the personnel it employs to render the Services:

          (i) To execute written employment agreements with the personnel that will be rendering the Services, if the relationship between such person and Offeror is an employment one and, in such event, to comply with all employment obligations as a true and sole employer of such persons;

          (ii) To maintain the affiliation of all of the employees that will be participating in the Services to the social security system in health, pension and professional risk, and to pay on time and adequately the monthly contributions that are due.

4.3 Appointment of Representative. AG Promover and Offeror shall each appoint, in writing, a representative (each, the “Representatives”). The Parties shall address to the appointed Representatives all matters related to this Commercial Offer or its Acceptance. Each Representative shall be in charge of supervising and directing its respective employees, as well as of instructing them in the manner in which their assignments and work are to be carried out. The Parties shall implement the necessary measures to correct any irregularities, which are pointed out by the other Party’s representative. The parties agree that both Parties shall at all times be entitled to conduct and supervise the performance of the Services during normal business hours and in a manner that does not interfere with the operation of the other Party.

ARTICLE V

INDEMNITY

5.1 Each Party agrees to indemnify, defend and hold harmless the other Party, their affiliates, and their respective officers, agents and employees, against and from any and all loss, damage, cost and expense, including reasonable attorneys' fees, that may be suffered or incurred by such other Party, its affiliates, and their respective officers, agents or employees, or by any person or persons, firm, association or corporation, resulting from injury to or death of person or persons including, without limitation, the employees of such other Party, loss or destruction or conversion of, or damages to third parties, caused by or resulting in any manner from: (i) any negligent or wrongful acts or omissions of either Party or any of their officers, agents or employees in performing or failing to perform any of the Services or duties; (ii) accidents, losses, deaths of either Party’s employees or personnel while performing the Services; (iii) acts from the authority such as seizure, cancellation of sanitary registrations, fines or penalties derived from either Party, or its employees or personnel, or

H-1-3

negligence and/or lack of compliance of the corresponding regulations, authorizations, permits, licenses required from all competent governmental authorities whether national, state or local authorities, or decentralized organizations of such authorities; or (iv) from any criminal claim, lawsuit or proceeding of any nature to which either Party may be subject as result of such Party’s performance of this Commercial Offer or its Acceptance resulting from such Party’s willful misconduct and negligence. Each Party shall provide to the other Party evidence and/or support in order to request to such other Party the indemnification derived from negligent or wrongful acts or omissions caused by such other Party or any of such other Party’s officers, agents or employees in performing or failing to perform any of the Services or duties.

5.2 In the event that either Party is seeking indemnification under this ARTICLE V, such Party must inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, must permit the other Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at such other Party’s expense, as applicable, shall cooperate as reasonably requested in the defense of the claim. Each Party shall have the right to retain its own counsel, subject to the approval of any such outside counsel by such other Party with the fees and expenses to be paid by such other Party if representation of the first Party, by the counsel retained by such other Party, as applicable, would be inappropriate due to actual or potential differing interests between the Parties, and any other party represented by such counsel in such proceedings. Neither Party may settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the other Party, if such settlement or adverse judgment in any way diminishes the rights or interests of the first Party.

ARTICLE VI

DISPUTE RESOLUTION

In the event any difference arising out of or relation to the execution, performance, interpretation compliance and even the termination and subsequent liquidation of the agreement that results from the acceptance of this Commercial Offer, the Parties will enter in the following mechanism of dispute resolution and will abide by the following proceedings:

6.1 In the first place, they will try to reach a direct settlement agreement to resolve their differences for which purpose, either of the parties will communicate to the other one the causes and the reasons for its disagreement so that the other party accepts or rejects that reason and settles the differences or the existence thereof is validated. This stage will take place between the legal representatives of the parties, or the authorized person within a term not longer than ten (10) calendar days counted from the date in which the party expressing its dissent first or objection reports it to the other party through a suitable means and to the address indicated in this Commercial Offer;

6.2 Should this stage fail, either of the parties or both may request the Conciliation and Arbitration Center of the Chamber of Commerce of Bogotá the citation of an arbitration court, integrated by one arbitrator, designated by mutual consent of the Parties. In the event the arbitrator cannot be appointed by mutual consent the Chamber of Commerce of Bogotá shall make the appointment, in accordance with its own methods and procedures. The court to be made up in accordance with the rules herein provided will function in Bogotá, D.C., at the headquarters of the Conciliation and Arbitration Center of the Chamber of Commerce of this city, shall issue a law award and shall submit to the rates established by this institution for fees and expenses.

ARTICLE VII

GENERAL PROVISIONS

H-1-4

7.1 Confidentiality. For a period of two years after the termination of the agreement that results from the acceptance of this Commercial Offer, each Party will treat and hold as such, and will not use for the benefit of itself or others, any confidential information, in whatever form or medium, concerning the operations or affairs of the other Party. If either Party is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, then such Party must notify the other Party promptly in writing of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with this Section 7.1. If, in the absence of a protective order or receipt of a waiver hereunder, the Party is, on the written advice of outside counsel, compelled to disclose any such confidential information to any governmental body or else stand liable for contempt, then such may disclose such confidential information to such governmental body; provided, however, that such Party will use its best efforts to obtain at the request and expense the other Party an order or other assurance that confidential treatment will be awarded to such confidential information by such governmental body.

7.2 Expenses. Except as otherwise expressly provided in this Commercial Offer, each party to the agreement that results from the acceptance of this Commercial Offer must bear its respective that results from the acceptance of this Commercial Offer expenses incurred in connection with the preparation, execution, and performance of the agreement and the transactions hereby contemplated, including all fees and expenses of its advisors and counsel.

7.3 Notices. All notices, consents, waivers, and other communications under the agreement that results from the acceptance of this Commercial Offer must be in writing and are deemed given to a party when (a) delivered to the appropriate address by hand or by overnight courier service (costs prepaid) or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to Preparaciones de Belleza S.A. Prebel S.A.:

Prebel S.A.
Attention:General Manager
Address: Calle 10 No. 58 – 59 First Floor
Medellín, Colombia

If to AG Promover:

AG Promover Ltda.
Attention:General Manager
Address: Calle 10 No. 58_59 Second Floor
Medellín, Colombia

7.4 Severability. If a court of competent jurisdiction holds any provision of this Commercial Offer or its Acceptance invalid or unenforceable, the other provisions of this Commercial Offer or its Acceptance remain in full force and effect. Any provision of this Commercial Offer or its Acceptance held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

7.5 Assignments, Successors and No Third Party Rights. No party may assign any of its rights or delegate any of its obligations under the agreement that results from the acceptance of this Commercial Offer without the prior written consent of the other parties. The agreement that results

H-1-5

from the acceptance of this Commercial Offer applies to, is binding in all respects upon, and inures to the benefit of AG Promover’s and Offeror’s successors and permitted assigns. Nothing expressed or referred to in this Commercial Offer or its Acceptance may be construed to give any Person, other than the parties to this Commercial Offer or its Acceptance, any legal or equitable right, remedy, or claim under or with respect to this Commercial Offer or its Acceptance or any provision of this Commercial Offer or its Acceptance except such rights as may inure to a successor or permitted assignee pursuant to this Section.

7.6 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under the agreement that results from the acceptance of this Commercial Offer or any of the documents referred to in this Commercial Offer may operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege may preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Commercial Offer or its Acceptance or any of the documents referred to in this Commercial Offer or its Acceptance can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party may be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party may be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Commercial Offer or its Acceptance or the documents referred to in this Commercial Offer or its Acceptance.

7.7 Language. This Commercial Offer has been prepared and delivered in the English language. Although a Spanish language translation of this Commercial Offer has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

7.8 Counterparts. This Agreement may be executed in one or more counterparts.

7.9 Incorporation of Schedules and Exhibits. The following are incorporated herein by reference and made a part of the agreement that results from the acceptance of this Commercial Offer:

  Exhibit 1 - Services

  Exhibit 2 - Form of Purchase Order

*      *      *      *      *

If you are in agreement with the foregoing, please evidence such agreement by executing the Acceptance in the form attached as Exhibit 2, and delivering it to the undersigned.

Yours truly,

Preparaciones de Belleza S.A. Prebel S.A.

Name:

H-1-6

Title:

H-1-7

Exhibit H-2

COMMERCIAL OFFER FOR TRANSITIONAL SERVICES TO PREPARACIONES DE
BELLEZA, PREBEL S.A..

dated as of October [__], 2005

to be made by

AG Promover Ltda.

As Offeror

to

Preparaciones de Belleza, Prebel S.A.

Medellín, Antioquia, October [__], 2005

Preparaciones de Belleza PREBEL S.A.
Calle 10 No. 58-59
Medellín, Antioquia
Colombia

Re. Commercial Offer for the Rendering of Services

Dear Sirs,

David Legher, of legal age, identified as detailed under my signature, in my capacity as legal representative of AG Promover Ltda., a Colombian sociedad de responsabilidad limitada (the “Offeror”), hereby address to Preparaciones de Belleza PREBEL S.A., a Colombian sociedad anónima (“Prebel,” and the Offeror and “Prebel” may be referred to herein individually as a “Party” and they may be collectively referred to herein as the “Parties.”) an irrevocable commercial offer, in the terms of Article 845 et seq. of the Colombian Commercial Code, to render certain services set out below (the “Commercial Offer”).

This Commercial Offer will be valid until October 31, 2005 and, with your acceptance through a purchase order (the “Acceptance”) in the terms of Exhibit 1, Offeror and Prebel will be bound in the terms hereunder.

This Commercial Offer is made based on the following premises:

     Pursuant to that certain Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”), Offeror has acquired the cosmetic, fragrance, toiletry, fashion apparel and accessories direct selling business and some administrative and operative activities related thereto (the “Business”) of that Preebl owned together with Pro Nova Ltda. and with Prebel Ltda.

     The operation and management of the Business was carried out with personnel and resources that were also involved in the operation and management of activities unrelated to the Business (the “Shared Resources”).

     As a result of the sale of the business, the parties have decided that some Shared Resources will pass on to Offeror but Offeror will provide to Prebel until such time that Prebel can independently carry out these activities, they will share them.

     In the event Prebel accepts this Commercial Offer, the Parties shall be bound by the following terms (please bear in mind that capitalized terms, unless otherwise defined in this Commercial Offer, will have the meanings ascribed to them in the Share Purchase Agreement):

ARTICLE I
TRANSITIONAL SERVICES TO BE PROVIDED BY OFFEROR

1.1 Offeror will provide Prebel the following services (the “Services”) described in Exhibit 1:

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1.2 Offeror will provide the Services under the terms and conditions set forth in the Exhibit 1, and for the time provided under such Exhibit.

1.3 Any Services in excess to the agreed Services shall be discussed between Offeror and Prebel, and the rendering of the Services in excess will depend on the availability requirements of Offeror for its staff and/or resources, as applicable.

ARTICLE II
PAYMENT

2.1 Offeror will render the Services at the rates set forth in Exhibit 1.

2.2 If Prebel does not require any or all of the Services set forth in Exhibit 1, Prebel will not be required to make payment for those unused Services.

2.3 The Parties will negotiate in good faith if they were to require additional services.

ARTICLE III
TERM

3.1 The term for the Services will be the term provided for each Service under Exhibit 1.

3.2 The term for the Services may be extended by the mutual agreement of the Parties.

ARTICLE IV
 INDEPENDENT CONTRACTOR AND OTHERS

4.1 Each of Prebel and Offeror shall be and remain independent contractors with respect to each other and to performance of the Services, as applicable. Notwithstanding any provision hereof, Prebel’s employees shall not be deemed to be employees of Offeror, and Offeror’s employees shall not be deemed employees of Prebel. Each AG Prebel and Offeror shall employ and/or contract with and direct (or cause the employment and direction of) all persons performing any of the Services, as applicable, and such persons shall be and remain subject to the control and direction of each Prebeland Offeror, as applicable, without limitation (even though they might be working on or about the facilities and/or equipment of third parties) and shall not be the employees or subject to the direction and control of the other party, it being the intention of the Parties hereto that each AG Prebel and Offeror shall be and remain independent contractors from each other and that nothing herein contained shall be construed as inconsistent with that status.

4.2 Personnel and labor liability

     (a) Offeror shall provide the necessary competent and qualified personnel for the rendering of the Services. Offeror expressly acknowledges that, in its capacity as employer, it is solely and exclusively responsible for the employment, labor, safety and hygiene, tax, administrative and social security obligations arising from its relations with its employees, workers, technicians and other personnel employed for the rendering of the Services subject to this Commercial Offer or its Acceptance, which personnel shall perform under the exclusive direction of and depend on Offeror, as applicable.

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     (b) Offeror’s personnel dedicated to providing the Services may not be changed without the consent of Prebel, which consent shall not be unreasonably withheld.

     (c) Offeror expressly agrees to the following in connection with the personnel it employs to render the Services:

     (i) To execute written employment agreements with the personnel that will be rendering the Services, if the relationship between such person and Offeror is an employment one and, in such event, to comply with all employment obligations as a true and sole employer of such persons;

     (ii) To maintain the affiliation of all of the employees that will be participating in the Services to the social security system in health, pension and professional risk, and to pay on time and adequately the monthly contributions that are due.

4.3 Appointment of Representative. Prebel and Offeror shall each appoint, in writing, a representative (each, the “Representatives”). The Parties shall address to the appointed Representatives all matters related to this Commercial Offer or its Acceptance. Each Representative shall be in charge of supervising and directing its respective employees, as well as of instructing them in the manner in which their assignments and work are to be carried out. The Parties shall implement the necessary measures to correct any irregularities, which are pointed out by the other Party’s representative. The parties agree that both Parties shall at all times be entitled to conduct and supervise the performance of the Services during normal business hours and in a manner that does not interfere with the operation of the other Party.

ARTICLE V
INDEMNITY

5.1 Each Party agrees to indemnify, defend and hold harmless the other Party, their affiliates, and their respective officers, agents and employees, against and from any and all loss, damage, cost and expense, including reasonable attorneys' fees, that may be suffered or incurred by such other Party, its affiliates, and their respective officers, agents or employees, or by any person or persons, firm, association or corporation, resulting from injury to or death of person or persons including, without limitation, the employees of such other Party, loss or destruction or conversion of, or damages to third parties, caused by or resulting in any manner from: (i) any negligent or wrongful acts or omissions of either Party or any of their officers, agents or employees in performing or failing to perform any of the Services or duties; (ii) accidents, losses, deaths of either Party’s employees or personnel while performing the Services; (iii) acts from the authority such as seizure, cancellation of sanitary registrations, fines or penalties derived from either Party, or its employees or personnel, or negligence and/or lack of compliance of the corresponding regulations, authorizations, permits, licenses required from all competent governmental authorities whether national, state or local authorities, or decentralized organizations of such authorities; or (iv) from any criminal claim, lawsuit or proceeding of any nature to which either Party may be subject as result of such Party’s performance of this Commercial Offer or its Acceptance resulting from such Party’s willful misconduct and negligence. Each Party shall provide to the other Party evidence and/or support in order to request to such other Party the indemnification derived from negligent or wrongful acts or omissions caused by such other Party or any of such other Party’s officers, agents or employees in performing or failing to perform any of the Services or duties.

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5.2 In the event that either Party is seeking indemnification under this ARTICLE V, such Party must inform the other Party of a claim as soon as reasonably practicable after it receives notice of the claim, must permit the other Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at such other Party’s expense, as applicable, shall cooperate as reasonably requested in the defense of the claim. Each Party shall have the right to retain its own counsel, subject to the approval of any such outside counsel by such other Party with the fees and expenses to be paid by such other Party if representation of the first Party, by the counsel retained by such other Party, as applicable, would be inappropriate due to actual or potential differing interests between the Parties, and any other party represented by such counsel in such proceedings. Neither Party may settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the other Party, if such settlement or adverse judgment in any way diminishes the rights or interests of the first Party.

ARTICLE VI
DISPUTE RESOLUTION

In the event any difference arising out of or relation to the execution, performance, interpretation compliance and even the termination and subsequent liquidation of the agreement that results from the acceptance of this Commercial Offer, the Parties will enter in the following mechanism of dispute resolution and will abide by the following proceedings:

6.1 In the first place, they will try to reach a direct settlement agreement to resolve their differences for which purpose, either of the parties will communicate to the other one the causes and the reasons for its disagreement so that the other party accepts or rejects that reason and settles the differences or the existence thereof is validated. This stage will take place between the legal representatives of the parties, or the authorized person within a term not longer than ten (10) calendar days counted from the date in which the party expressing its dissent first or objection reports it to the other party through a suitable means and to the address indicated in this Commercial Offer;

6.2 Should this stage fail, either of the parties or both may request the Conciliation and Arbitration Center of the Chamber of Commerce of Bogotá the citation of an arbitration court, integrated by one arbitrator, designated by mutual consent of the Parties. In the event the arbitrator cannot be appointed by mutual consent the Chamber of Commerce of Bogotá shall make the appointment, in accordance with its own methods and procedures. The court to be made up in accordance with the rules herein provided will function in Bogotá, D.C., at the headquarters of the Conciliation and Arbitration Center of the Chamber of Commerce of this city, shall issue a law award and shall submit to the rates established by this institution for fees and expenses.

ARTICLE VII
GENERAL PROVISIONS

7.1 Confidentiality. For a period of two years after the termination of the agreement that results from the acceptance of this Commercial Offer, each Party will treat and hold as such, and will not use for the benefit of itself or others, any confidential information, in whatever form or medium, concerning the operations or affairs of the other Party. If either Party is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such confidential information, then such Party must notify the other Party promptly in writing of the request or requirement so that such other Party may seek an appropriate protective order or waive compliance with this Section 7.1. If, in the absence of a protective order or receipt of a waiver hereunder, the Party is, on the written advice of outside counsel, compelled to disclose any such confidential

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information to any governmental body or else stand liable for contempt, then such may disclose such confidential information to such governmental body; provided, however, that such Party will use its best efforts to obtain at the request and expense the other Party an order or other assurance that confidential treatment will be awarded to such confidential information by such governmental body.

7.2 Expenses. Except as otherwise expressly provided in this Commercial Offer, each party to the agreement that results from the acceptance of this Commercial Offer must bear its respective that results from the acceptance of this Commercial Offer expenses incurred in connection with the preparation, execution, and performance of the agreement and the transactions hereby contemplated, including all fees and expenses of its advisors and counsel.

7.3 Notices. All notices, consents, waivers, and other communications under the agreement that results from the acceptance of this Commercial Offer must be in writing and are deemed given to a party when (a) delivered to the appropriate address by hand or by overnight courier service (costs prepaid) or (b) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and marked to the attention of the individual (by name or title) designated below (or to such other address or individual as a party may designate by notice to the other parties):

If to Preparaciones de Belleza, Prebel Ltda.:

Prebel S.A.
 Attention:General Manager
 Address: Calle 10 No. 58 – 59 First Floor
Medellín, Colombia

If to AG Promover:

AG Promover Ltda.
Attention:General Manager
 Address: Calle 10 No. 58_59 Second Floor
Medellín, Colombia

7.4 Severability. If a court of competent jurisdiction holds any provision of this Commercial Offer or its Acceptance invalid or unenforceable, the other provisions of this Commercial Offer or its Acceptance remain in full force and effect. Any provision of this Commercial Offer or its Acceptance held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

7.5 Assignments, Successors and No Third Party Rights. No party may assign any of its rights or delegate any of its obligations under the agreement that results from the acceptance of this Commercial Offer without the prior written consent of the other parties. The agreement that results from the acceptance of this Commercial Offer applies to, is binding in all respects upon, and inures to the benefit of AG Promover’s and Offeror’s successors and permitted assigns. Nothing expressed or referred to in this Commercial Offer or its Acceptance may be construed to give any Person, other than the parties to this Commercial Offer or its Acceptance, any legal or equitable right, remedy, or claim under or with respect to this Commercial Offer or its Acceptance or any provision of this Commercial Offer or its Acceptance except such rights as may inure to a successor or permitted assignee pursuant to this Section.

7.6 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or privilege under the

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agreement that results from the acceptance of this Commercial Offer or any of the documents referred to in this Commercial Offer may operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege may preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Commercial Offer or its Acceptance or any of the documents referred to in this Commercial Offer or its Acceptance can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other party, (b) no waiver that may be given by a party may be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party may be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Commercial Offer or its Acceptance or the documents referred to in this Commercial Offer or its Acceptance.

7.7 Language. This Commercial Offer has been prepared and delivered in the English language. Although a Spanish language translation of this Commercial Offer has been prepared on the date hereof, the English language version shall prevail for all purposes. No acquiescence by a party in a translation shall preclude that party from subsequently disputing the accuracy of such translation.

7.8 Counterparts. This Agreement may be executed in one or more counterparts.

7.9 Incorporation of Schedules and Exhibits. The following are incorporated herein by reference and made a part of the agreement that results from the acceptance of this Commercial Offer:

•	Exhibit 1	-	Services

•	Exhibit 2	-	Form of Purchase Order

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If you are in agreement with the foregoing, please evidence such agreement by executing the Acceptance in the form attached as Exhibit 2, and delivering it to the undersigned.

Yours truly,

Preparaciones de Belleza Prebel S.A.

Name:
Title:

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